  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 10, 1998

                                                REGISTRATION NO. 333-49677
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                ---------------

                              PRE-EFFECTIVE

                                AMENDMENT

                                  NO. 1

                                    TO
                                   FORM S-4

                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                                ---------------
                                 HOLDCO, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
          MAINE                      6719                 APPLIED FOR
     (State or Other          (Primary Standard         (I.R.S. Employer
     Jurisdiction of      Industrial Classification  Identification Number)
     Incorporation or            Code Number)
      Organization)

                                83 EDISON DRIVE
                             AUGUSTA, MAINE 04336
                                (207) 623-3521
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                ---------------

                                DAVID E. MARSH
                                 ANNE M. PARE
                                 HOLDCO, INC.
                                83 EDISON DRIVE
                             AUGUSTA, MAINE 04336
                                (207) 623-3521
        (NAMES, ADDRESSES, INCLUDING ZIP CODES, AND TELEPHONE NUMBERS,
                 INCLUDING AREA CODES, OF AGENTS FOR SERVICE)
                                ---------------

                                WITH COPIES TO:

                        E. ELLSWORTH MCMEEN, III, ESQ.
                    LEBOEUF, LAMB, GREENE & MACRAE, L.L.P.
                             125 WEST 55TH STREET
                           NEW YORK, NEW YORK 10019
                                (212) 424-8000

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: At the effective date of the merger, which shall occur as soon as practicable after this Registration Statement is declared effective and the satisfaction of all conditions precedent to the merger.
  If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

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-------------------------------------------------------------------------------

LOGO
                         CENTRAL MAINE POWER COMPANY
              GENERAL OFFICE: 83 EDISON DRIVE, AUGUSTA, MAINE 04336

                                                                  April  , 1998

TO THE HOLDERS OF COMMON STOCK,
 6% PREFERRED STOCK, AND DIVIDEND
 SERIES PREFERRED STOCK OF
 CENTRAL MAINE POWER COMPANY:

  You are cordially invited to attend the Annual Meeting of Shareholders of Central Maine Power Company ("Central Maine") on Thursday, May 21, 1998 at 10:00 a.m. at the Augusta Civic Center, in Augusta, Maine.

  HOLDERS OF COMMON STOCK AND OF 6% PREFERRED STOCK OF CENTRAL MAINE ("VOTING SHAREHOLDERS") ARE BEING ASKED TO VOTE ON IMPORTANT MATTERS, AS DESCRIBED BELOW. HOLDERS OF DIVIDEND SERIES PREFERRED STOCK OF CENTRAL MAINE, WHILE NOT VOTING ON ANY MATTERS, HAVE BEEN GIVEN NOTICE OF THE ANNUAL MEETING PURSUANT TO MAINE CORPORATE LAW BECAUSE OF THE HOLDING COMPANY MATTER DESCRIBED BELOW.

  Information about the business of the meeting is set forth in the Notice of Meeting and the Proxy Statement and Prospectus on the following pages. This year, Voting Shareholders are asked to elect two Directors and to approve the appointment of independent auditors for Central Maine for the fiscal year ending December 31, 1998.

  In addition, at the Meeting, Voting Shareholders will be asked to approve an Agreement and Plan of Merger, which will result in the formation of a holding company structure for Central Maine. The management and Board of Directors of Central Maine consider this change to be in the best interests of Central Maine and its shareholders. The new structure will help Central Maine respond more effectively and efficiently to competitive and regulatory changes occurring in the electric utility industry and to new business opportunities that may arise from these changes. The proposed structure will separate the new holding company's regulated and unregulated lines of business in a manner consistent with the newly enacted Maine electric utility restructuring law. After the merger transaction, Central Maine will remain in existence as a subsidiary of the new holding company.

  It is important for you and Central Maine that each Voting Shareholder participate in this Annual Meeting. WHETHER OR NOT VOTING SHAREHOLDERS PLAN TO ATTEND, THEY SHOULD SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED SELF-ADDRESSED ENVELOPE. No postage is necessary. Of course, if Voting Shareholders attend the meeting, they will be able to vote their shares in person.

  A copy of portions of Central Maine's Annual Report for 1997, including audited financial statements and Management's Discussion and Analysis of Financial Condition and Results of Operations, is attached as an appendix to this Proxy Statement.

                                     Cordially yours,

                                     /s/ David T. Flanagan

                                     David T. Flanagan
                                     President and Chief Executive Officer

    URGENT. VOTING SHAREHOLDERS SHOULD SIGN, DATE AND RETURN ENCLOSED PROXY
                                 IMMEDIATELY.

LOGO
                          CENTRAL MAINE POWER COMPANY
                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS


                          TO BE HELD ON MAY 21, 1998,
                                 AT 10:00 A.M.

                                                                  April  , 1998

TO THE SHAREHOLDERS OF CENTRAL MAINE POWER COMPANY:

  You are hereby notified of and invited to attend the Annual Meeting of the Shareholders of Central Maine Power Company ("Central Maine"), to be held at the Augusta Civic Center, Augusta, Maine, on May 21, 1998, at 10:00 a.m., Eastern Daylight Time, to hear reports on Central Maine affairs and, in the case of holders of Common Stock and of 6% Preferred Stock of Central Maine ("Voting Shareholders"), to consider and act upon the following matters:

    1. To elect two directors to Class II of Central Maine's Board of Directors for a three-year term;

    2. To approve an Agreement and Plan of Merger, a copy of which is attached as Appendix I to the accompanying Proxy Statement and Prospectus, pursuant to which

      (a) the holders of Central Maine's Common Stock will become holders of the Common Stock of HoldCo, Inc. ("HoldCo"), and HoldCo will become the sole holder of Central Maine's Common Stock, with the result that Central Maine will become a subsidiary of HoldCo; and

      (b) the 6% Preferred Stock and Dividend Series Preferred Stock will remain securities of Central Maine;

    3. To approve the appointment by Central Maine's Board of Directors of Coopers & Lybrand L.L.P., Portland, Maine, as Central Maine's auditors for 1998; and

    4. To consider and act upon any other matters that may properly come before the meeting.

  Holders of Dividend Series Preferred Stock of Central Maine, while not voting on any matters at the Annual Meeting, have been given notice of the meeting pursuant to Section 902 of the Maine Business Corporation Act because of the holding company matter described in paragraph number 2 above.

  The close of business on March 23, 1998 has been fixed as the record date for determination of shareholders entitled to notice of, and Voting Shareholders entitled to vote at, the Annual Meeting or any adjournment thereof.

  CERTAIN SHAREHOLDERS DISSENTING TO THE AGREEMENT AND PLAN OF MERGER ARE ENTITLED, UPON COMPLIANCE WITH SECTION 909 OF THE MAINE BUSINESS CORPORATION ACT, TO BE PAID THE FAIR VALUE OF THEIR SHARES, UNLESS ONE OF THE EXCEPTIONS TO THE RIGHT OF DISSENT SET OUT IN SECTION 908 OF SAID ACT IS APPLICABLE. SPECIFICALLY, HOLDERS OF CENTRAL MAINE COMMON STOCK WILL HAVE THE RIGHT TO SUCH PAYMENT UPON FOLLOWING THE SPECIFIED STATUTORY PROCEDURES. CENTRAL MAINE BELIEVES THAT HOLDERS OF CENTRAL MAINE'S DIVIDEND SERIES PREFERRED STOCK AND 6% PREFERRED STOCK WILL NOT HAVE ANY SUCH RIGHT, BECAUSE ONE OR MORE STATUTORY EXCEPTIONS ARE APPLICABLE. SHOULD ANY HOLDER OF CENTRAL MAINE DIVIDEND SERIES PREFERRED STOCK OR 6% PREFERRED STOCK SEEK TO ASSERT DISSENTERS' RIGHTS, CENTRAL MAINE INTENDS TO CONTEST SUCH ASSERTION. SEE "PROPOSAL NO. 2:

APPROVAL OF AGREEMENT AND PLAN OF MERGER--RIGHTS OF DISSENTING SHAREHOLDERS" IN THE ACCOMPANYING PROXY STATEMENT AND PROSPECTUS. HOWEVER, HOLDERS OF 6% PREFERRED STOCK WILL BE ENTITLED TO BE PAID THE FAIR VALUE OF THEIR SHARES PURSUANT TO SECTION 910 OF THE MAINE BUSINESS CORPORATION ACT. SEE "PROPOSAL NO. 2: APPROVAL OF AGREEMENT AND PLAN OF MERGER--MAINE CONTROL TRANSACTION STATUTE" IN THE ACCOMPANYING PROXY STATEMENT AND PROSPECTUS.

                                     By Order of the Board of Directors

                                     /s/ Anne M. Pare
                                     Anne M. Pare
                                     Corporate Secretary and Clerk

Augusta, Maine
April  , 1998

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                   SUBJECT TO COMPLETION DATED APRIL 8, 1998

                                PROXY STATEMENT

                                       OF

                          CENTRAL MAINE POWER COMPANY

                                  -----------

                                   PROSPECTUS

                                       OF

                                  HOLDCO, INC.

                                  COMMON STOCK

                                  -----------

  This Proxy Statement and Prospectus contains both a Proxy Statement for the Annual Meeting of Shareholders of Central Maine Power Company ("Central Maine"), to be held on May 21, 1998, and a Prospectus relating to the issuance of up to 35,000,000 shares of common stock, par value $5 per share ("HoldCo Common Stock"), of HoldCo, Inc., a Maine corporation ("HoldCo"). The issuance of the HoldCo Common Stock will take place upon consummation of the proposed merger (the "Merger") pursuant to an Agreement and Plan of Merger (the "Merger Agreement") among Central Maine, HoldCo and a Maine corporation to be formed by HoldCo ("MergeCo"), a copy of which is attached hereto as Appendix I. The holders of Common Stock, par value $5.00 per share ("Central Maine Common Stock") and of 6% Preferred Stock, par value $100 per share ("6% Preferred Stock") of Central Maine (collectively, "Voting Shareholders") will be asked to approve the Merger Agreement at the Annual Meeting. At the time of the Merger, HoldCo will be a wholly-owned subsidiary of Central Maine, and MergeCo will be a wholly-owned subsidiary of HoldCo. Pursuant to the Merger Agreement, MergeCo will merge with and into Central Maine and each outstanding share of Central Maine Common Stock will automatically be converted into one share of HoldCo Common Stock. As a result of the Merger, Central Maine will become a subsidiary of HoldCo and the holders of Central Maine Common Stock will become holders of HoldCo Common Stock. The outstanding shares of the 6% Preferred Stock and the Dividend Series Preferred Stock, par value $100 per share, of Central Maine ("Dividend Series Preferred Stock", and, collectively with the 6% Preferred Stock, the "Central Maine Preferred Stock"), will not be changed as a result of the Merger and will continue to be outstanding shares of Central Maine. See "Proposal No. 2: Approval of Agreement and Plan of Merger--Description of HoldCo Capital Stock" for further information concerning the securities offered hereby.

  If the Merger is implemented, it will not be necessary for holders of Central Maine Common Stock to surrender their existing stock certificates for stock certificates of HoldCo. See "Proposal No. 2: Approval of Agreement and Plan of Merger--Exchange of Stock Certificates Not Required."

  The principal executive offices of Central Maine and HoldCo are located at 83 Edison Drive, Augusta, Maine 04336, telephone number (207) 623-3521.

  This Proxy Statement and Prospectus and the accompanying form of proxy, solicited on behalf of the Board of Directors, were first sent to security holders of Central Maine on or about April , 1998.

                                  -----------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES
 AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
  IS A CRIMINAL OFFENSE.

                                  -----------

       The date of this Proxy Statement and Prospectus is April  , 1998.

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT AND PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROXY STATEMENT AND PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR THE SOLICITATION OF AN OFFER TO PURCHASE, ANY OF THE SECURITIES OFFERED BY THIS PROXY STATEMENT AND PROSPECTUS, OR THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION OF AN OFFER OR PROXY SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT AND PROSPECTUS NOR THE ISSUANCE OR SALE OF ANY SECURITIES HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN OR INCORPORATED HEREIN BY REFERENCE SINCE THE DATE HEREOF.

                             AVAILABLE INFORMATION

  HoldCo has filed with the Securities and Exchange Commission (the "SEC") a Registration Statement under the Securities Act of 1933, as amended (the "Securities Act"), covering the shares of HoldCo Common Stock to be issued upon effectiveness of the Merger. This Proxy Statement and Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. Such Registration Statement and the exhibits thereto may be inspected and copied, at prescribed rates, at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the SEC's regional offices at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2551 and 7 World Trade Center, Suite 1300, New York, New York 10048. The SEC also maintains a web site that contains reports, proxy statements and other information regarding registrants that file electronically with the SEC. The address of such site is http://www.sec.gov.

  Central Maine is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information can be inspected and copied, at prescribed rates, at the offices of the SEC specified above. Central Maine Common Stock is listed on the New York Stock Exchange ("NYSE"). Reports, proxy statements and other information concerning Central Maine may be inspected at the offices of the NYSE.

  HoldCo will become subject to the same informational requirements as Central Maine following the Merger described in this Proxy Statement and Prospectus, and will file reports, proxy statements and other information with the SEC in accordance with the Exchange Act. Upon completion of the Merger, HoldCo Common Stock will be listed on the NYSE, and Central Maine Common Stock will be withdrawn from listing on the NYSE and registration under Section 12 of the Exchange Act.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents, which have heretofore been filed by Central Maine with the SEC pursuant to the Exchange Act, are incorporated by reference in this Proxy Statement and Prospectus and shall be deemed to be a part hereof:

    (1) Central Maine's Annual Report on Form 10-K for the year ended December 31, 1997.

    (2) Central Maine's Current Reports on Form 8-K dated January 6, 1998, January 14, 1998 and January 30, 1998.

  All documents filed by Central Maine with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Proxy Statement and Prospectus and prior to the termination of the offering covered by this Proxy Statement and Prospectus shall be incorporated herein by reference and shall be deemed to be a part hereof from the date of filing of such documents (such documents, and the documents enumerated above, being hereinafter referred to as "Incorporated Documents").

  Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Proxy Statement and Prospectus to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement and Prospectus.

  AS DESCRIBED ABOVE, THIS PROXY STATEMENT AND PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS, OTHER THAN EXHIBITS THERETO, ARE AVAILABLE UPON WRITTEN OR TELEPHONE REQUEST DIRECTED TO ANNE M. PARE, ESQ., CORPORATE SECRETARY AND CLERK, CENTRAL MAINE POWER COMPANY, 83 EDISON DRIVE, AUGUSTA, MAINE, 04336, TELEPHONE NUMBER: (207) 623-3521. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY MAY 1, 1998.

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
AVAILABLE INFORMATION.....................................................   2
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE...........................   2
QUESTIONS AND ANSWERS REGARDING THE HOLDING COMPANY STRUCTURE CREATED BY
 THE MERGER...............................................................   6
SUMMARY OF PROXY STATEMENT AND PROSPECTUS.................................   9
GENERAL INFORMATION.......................................................  12
VOTING RIGHTS.............................................................  12
PROPOSAL NO. 1: ELECTION OF DIRECTORS.....................................  13
PROPOSAL NO. 2: APPROVAL OF AGREEMENT AND PLAN OF MERGER..................  14
  General.................................................................  14
  Central Maine...........................................................  15
  Maine Regulatory Background.............................................  16
  Plan of Implementation..................................................  16
  Reasons for the Restructuring...........................................  18
  Certain Considerations..................................................  19
  Merger Agreement........................................................  20
  Amendment or Termination of the Merger Agreement........................  21
  Conditions Precedent to the Merger......................................  21
  Merger Date.............................................................  21
  Rights of Dissenting Shareholders.......................................  22
  Maine Control Transaction Statute.......................................  23
  Transfer of Certain Unregulated Subsidiaries to HoldCo..................  23
  Treatment of Preferred Stock............................................  23
  Treatment of Central Maine Indebtedness.................................  24
  Dividend Policy.........................................................  24
  Directors and Management of HoldCo and Central Maine....................  25
  Description of HoldCo Capital Stock.....................................  25
  Comparison of Shareholder Rights........................................  26
  Stock Exchange Listing..................................................  29
  Transfer Agent and Registrar............................................  29
  Dividend Reinvestment and Common Stock Purchase Plan....................  29
  Common Stock Plans......................................................  29
  Regulation..............................................................  30
  Market Price of Central Maine Common Stock..............................  30
  Exchange of Stock Certificates Not Required.............................  31
  Certain United States Federal Income Tax Considerations.................  31
  Pro Forma Financial Information.........................................  33
  Legal Opinion...........................................................  33
  Experts.................................................................  33
PROPOSAL NO. 3: APPROVAL OF INDEPENDENT PUBLIC ACCOUNTANTS................  33
BOARD COMMITTEES, MEETINGS AND COMPENSATION...............................  33
SECURITY OWNERSHIP........................................................  35
EXECUTIVE COMPENSATION....................................................  37
SUMMARY COMPENSATION TABLE................................................  37
PENSION PLAN TABLES AND EMPLOYMENT ARRANGEMENTS...........................  38

                                                                          PAGE
                                                                          ----
 COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION................   40
 SHAREHOLDER RETURN COMPARISON..........................................   43
 DEADLINE FOR SHAREHOLDER PROPOSALS.....................................   44
 OTHER MATTERS..........................................................   44
 APPENDIX I   FORM OF AGREEMENT AND PLAN OF MERGER
 APPENDIX II  FORM OF AMENDMENT TO ARTICLES OF INCORPORATION OF HOLDCO,
              INC.
 APPENDIX III FORM OF BY-LAWS OF HOLDCO, INC.
 APPENDIX IV  SECTIONS 908, 909 AND 910 OF THE MAINE BUSINESS
              CORPORATION ACT
 APPENDIX V   FINANCIAL INFORMATION

                  QUESTIONS AND ANSWERS REGARDING THE HOLDING
                    COMPANY STRUCTURE CREATED BY THE MERGER

  The following Questions and Answers highlight selected information on Proposal 2 to be brought before the Annual Meeting regarding the approval of the Merger Agreement; they do not necessarily contain all of the information that might be important to every Voting Shareholder. For a more complete discussion of the holding company matter, and the related Merger Agreement, Voting Shareholders should read carefully this entire document and the attached appendices and the documents referred to therein. For example, the Form of Merger Agreement attached to this Proxy Statement and Prospectus as Appendix I provides for the Merger, and the form of the amendment to HoldCo's Articles of Incorporation ("HoldCo Charter") and the form of HoldCo By-Laws ("HoldCo By-Laws") (Appendices II and III) set out, among other things, provisions governing the nature and scope of certain rights of HoldCo's shareholders. See also "Available Information" on page 3 of this Proxy Statement and Prospectus.

WHAT IS BEING PROPOSED?

  The Central Maine Board of Directors (the "Central Maine Board") is proposing the formation of a holding company structure, which is commonly used throughout the utility industry. That structure would be effectuated by the Merger, which is being submitted to the Voting Shareholders for approval. Central Maine and certain of its subsidiaries would become direct subsidiaries of the holding company. Current holders of Central Maine Common Stock would own the common stock of the holding company rather than the common stock of the utility itself. (Please see pages 16-18 of this Proxy Statement and Prospectus.)

  These charts show Central Maine's current structure and the proposed holding company structure:

                               CURRENT STRUCTURE

                   CURRENT COMMON AND PREFERRED SHAREHOLDERS

                                 CENTRAL MAINE

            ------------------------------------------------------

     Electric             Nuclear          Generation        Unregulated
     Utility             Interests          Services         Subsidiaries
   Subsidiaries                            Companies

                              PROPOSED STRUCTURE

                          CURRENT COMMON SHAREHOLDERS

     CURRENT PREFERRED
     SHAREHOLDERS
                                    HOLDCO

                ----------------------------------------------

                                                        Unregulated
     Central Maine                                     Subsidiaries

   ------------------------------------------

  Electric          Nuclear              Generation
  Utility          Interests              Services
Subsidiaries                             Companies

WHY IS A HOLDING COMPANY BEING FORMED?

  The main reason is to enable Central Maine to respond more effectively and efficiently to competitive and regulatory changes occurring in the electric utility industry and to take advantage of existing and new business opportunities that may develop from these changes. The recently enacted Maine utility restructuring law will require Central Maine's utility business to consist primarily of transmission and distribution operations. Central Maine believes that participation in existing and proposed non-utility businesses will provide opportunities to mitigate the limitations inherent in engaging primarily in the transmission and distribution business. The proposed restructuring should enhance the financial separation of Central Maine's utility business from its other businesses, and could provide greater financing flexibility in pursuing non-utility business opportunities. (Please see pages 18-19.) In addition, the holding company structure will facilitate compliance by Central Maine with certain provisions of the new Maine electric utility restructuring law.

HOW WOULD MY OWNERSHIP OF CENTRAL MAINE STOCK BE AFFECTED BY THE NEW
STRUCTURE?

  Owners of Central Maine Common Stock would, upon the closing of the Merger, automatically become owners of HoldCo Common Stock on a one-for-one basis. Central Maine Preferred Stock (including the 6% Preferred Stock and Dividend Series Preferred Stock) would remain securities of Central Maine. It is expected that the HoldCo Common Stock would be traded on the New York Stock Exchange. Central Maine Preferred Stock would continue to be traded as it is traded currently. (Please see pages 20 and 23-24.)

WOULD SHAREHOLDERS HAVE TO TURN IN THEIR CURRENT STOCK CERTIFICATES?

  No. The Central Maine Common Stock certificates would, upon the closing of the Merger, automatically represent the same number of shares of HoldCo Common Stock. IT WOULD NOT BE NECESSARY FOR HOLDERS OF COMMON STOCK TO SURRENDER THEIR STOCK CERTIFICATES. If you wish, after the closing you could exchange your Central Maine certificates for those of HoldCo by requesting that new certificates be issued. (Please see page 31.)

HOW WOULD A HOLDING COMPANY STRUCTURE AFFECT COMMON AND PREFERRED STOCK
DIVIDENDS?

  Instead of the common stock dividend coming from Central Maine, it would come from HoldCo. When the restructuring takes effect, it is expected that the HoldCo Common Stock dividends would be no less than the dividends Central Maine is paying on its common stock at that time. Subsequently, the dividend would depend on the financial performance of HoldCo's subsidiaries, principally Central Maine, and on other factors, as determined by HoldCo's Board of Directors in its discretion. It is expected that HoldCo dividends would be paid on approximately the same dates in each year as Central Maine dividends are paid now. Central Maine Preferred Stock would continue to be securities of Central Maine, and holders of Central Maine Preferred Stock would continue to have priority as to Central Maine dividends. (Please see pages 24-25.)

WOULD THE DIVIDEND REINVESTMENT PLAN REMAIN UNDER A HOLDING COMPANY STRUCTURE?

  Yes. All shares of Central Maine Common Stock held under the Dividend Reinvestment and Common Stock Purchase Plan would be automatically exchanged for shares of HoldCo Common Stock. The Dividend Reinvestment and Common Stock Purchase Plan would be continued with HoldCo Common Stock after the Merger. (Please see page 29.)

WHO WOULD MANAGE THE HOLDING COMPANY AFTER THE HOLDING COMPANY STRUCTURE IS FORMED?

  The Board of Directors and certain of the current principal executive officers of Central Maine would serve as the directors and executive officers of HoldCo upon completion of the restructuring. (Please see page 25.)

HOW WOULD FORMATION OF A HOLDING COMPANY AFFECT PERSONAL FEDERAL INCOME TAXES?

  The proposed restructuring should not affect for federal income tax purposes the position of present Central Maine shareholders who receive HoldCo Common Stock in connection with the proposed Merger. For capital gains purposes, the tax basis and holding period of HoldCo Common Stock would be the same as those for Central Maine Common Stock. (Please see pages 31-32.)

WHAT WOULD THE NEW HOLDING COMPANY BE CALLED?

  We have not yet chosen a name for the holding company. It is temporarily being called "HoldCo, Inc." When the name is chosen by Central Maine and HoldCo, no further shareholder action will be required.

HOW SOON WOULD THE HOLDING COMPANY STRUCTURE BE FORMED, IF IT IS APPROVED BY THE VOTING SHAREHOLDERS?

  Management intends to form the holding company structure as soon as possible after the Annual Meeting. However, receipt of approval or waiver of jurisdiction from regulatory agencies (the Maine Public Utilities Commission, the Connecticut Department of Public Utility Control, the Securities and Exchange Commission, the Federal Energy Regulatory Commission, and the Nuclear Regulatory Commission) could have an effect on the timing. (Please see page 21.)

  THE FURTHER PROVISIONS OF THIS PROXY STATEMENT AND PROSPECTUS PRESENT A THOROUGH AND DETAILED DISCUSSION OF CENTRAL MAINE'S PROPOSAL TO FORM A HOLDING COMPANY STRUCTURE, AND OF THE RELATED MERGER AGREEMENT.

                   SUMMARY OF PROXY STATEMENT AND PROSPECTUS

  The following summary of the matters to be voted on at the Annual Meeting is qualified in its entirety by reference to the more detailed information set forth elsewhere in this document, including the attached appendices and the documents incorporated herein by reference.

                                PROPOSAL NO. 1

                             ELECTION OF DIRECTORS

  Two persons have been nominated for election as Class II directors of Central Maine. If the proposed Merger and related holding company structure described below are approved and implemented, the directors of Central Maine also will become, and be ratified as, directors of HoldCo. See "Proposal No. 2: Approval of Agreement and Plan of Merger--Directors and Management of HoldCo and Central Maine."

                                PROPOSAL NO. 2

                   APPROVAL OF AGREEMENT AND PLAN OF MERGER

  THE CENTRAL MAINE BOARD RECOMMENDS THAT THE VOTING SHAREHOLDERS VOTE FOR APPROVAL OF THE MERGER AGREEMENT TO FORM A HOLDING COMPANY.

PROPOSED MERGER

  The Central Maine Board has authorized and approved the Merger Agreement, subject, among other things, to approval by the Voting Shareholders, as part of a restructuring of the corporate organization of Central Maine and its subsidiaries. The Merger will result in Central Maine becoming a separate subsidiary of a holding company, HoldCo, with the present holders of Central Maine Common Stock becoming holders of HoldCo Common Stock. The name HoldCo, Inc. is being used temporarily and will change prior to, or as part of, the formation of a holding company structure for Central Maine.

  In connection with the formation of a holding company structure, it is contemplated that Central Maine will transfer its ownership interests in all or certain of its unregulated subsidiaries to HoldCo, so that they will become direct subsidiaries of HoldCo. (The proposed Merger and related changes to the corporate structure of Central Maine and its subsidiaries are generally referred to in this Proxy Statement and Prospectus as the "restructuring.")

REASONS FOR THE RESTRUCTURING

  The Central Maine Board considers the proposed restructuring to be in the best interests of Central Maine and its shareholders. Central Maine believes that a holding company structure will provide long-term advantages through increased organizational, managerial and financial flexibility that will better position Central Maine to operate in a changing business and regulatory environment by allowing it to take advantage of emerging non-utility business opportunities that are related to Central Maine's core business, while maintaining the principal business focus on its core transmission and distribution business. In addition, the clearer separation of Central Maine's core utility business from non-utility enterprises achieved by making HoldCo, rather than Central Maine, the parent of some or all of Central Maine's non-utility subsidiaries will better segregate the operations, risks and costs associated with the non-utility businesses from those involved in providing utility services, and will afford greater financial flexibility in pursuing non-utility business opportunities. See "Proposal No. 2: Approval of Agreement and Plan of Merger--Reasons for the Restructuring."

ACCOMPLISHING THE RESTRUCTURING

  The restructuring will be effected through a reverse triangular merger, which is widely used in corporate restructurings. The outstanding shares of Central Maine Common Stock will be converted into new shares of HoldCo Common Stock on a share-for-share basis, and Central Maine will become a subsidiary of HoldCo. The Central Maine Preferred Stock and debt securities of Central Maine will remain outstanding at the Central Maine level. See "Proposal No. 2:
Approval of Agreement and Plan of Merger--Treatment of Preferred Stock" and "--Treatment of Central Maine Indebtedness."

  As part of the restructuring, it is contemplated that Central Maine will transfer its ownership interests in certain of its unregulated subsidiaries to HoldCo. See "Proposal No. 2: Approval of Agreement and Plan of Merger-- Transfer of Certain Unregulated Subsidiaries to HoldCo."

  If approval by the Voting Shareholders is received, it is contemplated that the Merger will become effective as soon as practicable following receipt of all required regulatory approvals in respect of the Merger and related restructuring, including approval by the Maine Public Utilities Commission (the "MPUC"). An application for such approval by the MPUC was filed by Central Maine on December 8, 1997.

NO EXCHANGE OF CERTIFICATES

  Upon completion of the Merger, it will NOT be necessary to exchange certificates representing Central Maine Common Stock for certificates representing HoldCo Common Stock. Rather, certificates for Central Maine Common Stock will, upon the closing, automatically be deemed to represent certificates for the same number of shares of HoldCo Common Stock.

STOCK EXCHANGE LISTING

  Application is being made to list HoldCo Common Stock on the New York Stock Exchange ("NYSE").

REGULATORY APPROVALS

  Central Maine must obtain certain authorizations from the MPUC, the Securities and Exchange Commission (the "SEC"), the Federal Energy Regulatory Commission (the "FERC"), and the Nuclear Regulatory Commission (the "NRC") and authorization or waiver of jurisdiction from the Connecticut Department of Public Utility Control (the "CDPUC") to implement various aspects of the restructuring. See "Proposal No. 2: Approval of Agreement and Plan of Merger-- Conditions Precedent to the Merger."

DIVIDEND POLICY

  When the restructuring takes effect, it is expected that the initial dividend level on HoldCo Common Stock will be no less than the dividend level on Central Maine Common Stock at that time. It also is expected that HoldCo will pay dividends on approximately the same dates as that now followed by Central Maine. Future dividend payments will depend primarily on the earnings of HoldCo's subsidiaries, principally Central Maine, any dividend restrictions of HoldCo and its subsidiaries, including Central Maine, other financial considerations, and other factors as determined by HoldCo's Board of Directors in its discretion. See "Proposal No. 2: Approval of Agreement and Plan of Merger--Dividend Policy."

FEDERAL INCOME TAX CONSEQUENCES

  The proposed restructuring should not affect for federal income tax purposes the position of present Central Maine shareholders who receive HoldCo Common Stock in connection with the proposed merger. See "Proposal No. 2: Approval of Agreement and Plan of Merger--Certain United States Federal Income Tax Considerations."

SHAREHOLDER VOTE

  Only holders of record at the close of business on March 23, 1998 (the "Record Date") of shares of Central Maine Common Stock and Central Maine Preferred Stock will be entitled to receive notice of the Annual Meeting with respect to approval of the Merger Agreement to effect the restructuring. Only holders of record on the Record Date of Central Maine Common Stock and 6% Preferred Stock will be entitled to vote with respect to approval of the Merger Agreement.

  Approval of the Merger Agreement by the Voting Shareholders will require the favorable vote of:

    1. A majority of the outstanding shares of Central Maine Common Stock entitled to vote at the meeting; and

    2. A majority of the outstanding shares of Central Maine Common Stock and 6% Preferred Stock of Central Maine entitled to vote at the meeting, voting together, with each share of Central Maine Common Stock having one-tenth of one vote and each share of 6% Preferred Stock having one vote.

  Central Maine's directors and executive officers and their affiliates own less than one percent (1%) of the voting securities of Central Maine. After the restructuring, they will continue to own less than one percent (1%) of the voting securities of HoldCo.

RIGHTS OF DISSENTING SHAREHOLDERS

  Holders of Central Maine Common Stock dissenting to the Merger who comply with the statutory requirements are entitled to receive payment of the fair value of their shares if the Merger is completed. Central Maine believes that holders of all classes and series of Central Maine Preferred Stock do not have any such dissenters' rights. See "Proposal No. 2: Approval of Agreement and Plan of Merger--Rights of Dissenting Shareholders." Following consummation of the Merger, however, holders of 6% Preferred Stock of Central Maine may be entitled to be paid the fair value of their shares pursuant to Section 910 of the Maine Business Corporation Act. See "Proposal No. 2: Approval of Agreement and Plan of Merger--Maine Control Transaction Statute."

                                PROPOSAL NO. 3

           APPROVAL OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

  THE BOARD OF DIRECTORS RECOMMENDS THAT THE VOTING SHAREHOLDERS VOTE TO APPROVE THE APPOINTMENT OF COOPERS & LYBRAND L.L.P. AS CENTRAL MAINE'S AUDITORS FOR 1998.

  The Central Maine Board has appointed Coopers & Lybrand L.L.P. as the independent public accountants to examine the financial statements of Central Maine for the year 1998. If the proposed Merger and related holding company structure described below are approved and implemented, Coopers & Lybrand L.L.P. also will become, and be approved as, HoldCo's independent auditors for 1998.

                              GENERAL INFORMATION

  This Proxy Statement and Prospectus is furnished in connection with the solicitation of proxies by the Central Maine Board for the Annual Meeting of the Shareholders of Central Maine, to be held on May 21, 1998, at 10:00 a.m. at the Augusta Civic Center, Augusta, Maine. It is being mailed to the shareholders on or about April , 1998.

  Portions of the Annual Report of Central Maine for the year ended December 31, 1997, including audited financial statements and Management's Discussion and Analysis of Financial Condition and Results of Operations, are attached as Appendix V.

                                 VOTING RIGHTS

  Only holders of record of shares of Central Maine Common Stock and 6% Preferred Stock at the close of business on the Record Date, being March 23, 1998, are entitled to vote at the meeting. The total number of shares entitled to vote at the meeting will be 32,442,752 shares of Central Maine Common Stock and 5,713 shares of 6% Preferred Stock. Holders of Central Maine Common Stock are entitled to one-tenth vote per share and holders of 6% Preferred Stock are entitled to one vote per share regarding all matters that are expected to be acted upon at the meeting. Accordingly, the holders of Central Maine Common Stock are entitled to 3,244,275 votes, and the holders of 6% Preferred Stock are entitled to 5,713 votes on each proposal at the meeting.

  A majority of the total votes entitled to be cast at the meeting by the holders of Central Maine Common Stock and 6% Preferred Stock on Proposals 1 and 3 will constitute a quorum with respect to action to be taken on Proposals 1 and 3. A majority of the total votes entitled to be cast by the holders of Central Maine Common Stock, voting as a class, and by the holders of Central Maine Common Stock and 6% Preferred Stock, voting together as a class, will constitute a quorum with respect to action to be taken by such holders or class, respectively, on Proposal 2. Abstentions, votes withheld from nominees for director, and broker non-votes will be counted for the purpose of determining whether a quorum is present for voting on those Proposals.

  PROPOSAL NO. 1. With respect to the election of directors, nominees who receive the greatest number of votes cast by the holders of Central Maine Common Stock and 6% Preferred Stock, voting as a single class, will be elected, even though any such nominee may not receive a majority of the votes cast. Votes withheld from nominees for director will be counted in determining the total number of votes cast on the matter and will have the same effect as a vote against the matter.

  PROPOSAL NO. 2. An affirmative vote of the holders of a majority of all the outstanding shares of Central Maine Common Stock and 6% Preferred Stock, voting as a single class, and an affirmative vote of the holders of a majority of all the outstanding shares of Central Maine Common Stock, voting as a single class, are required for approval of Proposal 2. Abstentions and broker non-votes with respect to Proposal 2 will count as votes against that matter.

  PROPOSAL NO. 3. An affirmative vote of a majority of the votes cast at the meeting by the holders of Central Maine Common Stock and 6% Preferred Stock, voting as a single class, is required for approval of Proposal 3. Abstentions with respect to Proposal 3 will be counted in determining the total number of votes cast on the matter, but will have no effect on that matter. Broker non-votes will not be included in determining the total number of votes cast on Proposal 3 and will have no effect on the matter.

  Under the By-Laws of Central Maine, the election of directors at the Annual Meeting shall at the option of any Voting Shareholder be by cumulative voting. Accordingly, in connection with Proposal 1, each Voting Shareholder shall be entitled to as many votes as pertain to the shares of stock owned by that Voting Shareholder multiplied by the number of directors to be elected, and may cast all such votes for a single director or may distribute them between the two directors to be voted for, as that Voting Shareholder may see fit. If any Voting Shareholder either gives written notice to the President of Central Maine before the time fixed for the meeting of his or her intention to vote cumulatively or states his or her intention to vote cumulatively at the meeting before the voting for directors commences, all Voting Shareholders shall be entitled to cumulate their votes. Any Voting Shareholder who wishes to vote cumulatively but who will not be present at the meeting should give written notice to the President of Central Maine of such intention before the meeting and should clearly indicate in writing on the accompanying proxy the director or directors for whom he or she wishes to vote and the number of votes he or she wishes to distribute to each such director. If no written indication is made on the proxy, the votes will be evenly distributed between both nominees. If any Voting Shareholder has indicated his or her intention to vote cumulatively (either by written notice or by a statement made at the meeting), each Voting Shareholder present at the meeting who has not given his or her proxy or has revoked his or her proxy in the manner described in the following paragraph may vote cumulatively at the meeting by means of a written ballot distributed at the meeting.

  Voting Shareholders may vote at the meeting either in person or by duly authorized proxy. The giving of a proxy by a Voting Shareholder will not affect the Voting Shareholder's right to vote his or her shares if he or she attends the meeting and wishes to vote in person. A proxy may be revoked or withdrawn by the person giving it, at any time prior to the voting thereof, at the registration desk for the meeting or by advising the Secretary of Central Maine. In addition, the proper execution of a new proxy will operate to revoke a prior proxy. All shares represented by effective proxies on the enclosed form, received by Central Maine, will be voted at the meeting or any adjourned session thereof, all in accordance with the terms of such proxies.

                                PROPOSAL NO. 1

                             ELECTION OF DIRECTORS

  It is intended that the persons named in the accompanying proxy will vote to elect the first two persons listed below to serve as Class II directors for a three-year term expiring at the Annual Meeting of the Shareholders in the year 2001. However, if voting is cumulative, such persons may cumulate the total number of votes to which the shareholder executing the proxy is entitled in favor of one or both of the nominees in the manner that such persons shall in their discretion determine, unless other instructions are given in the proxy by the shareholder executing it. Nominees named in the accompanying proxy who receive the greatest number of votes cast by the holders of Central Maine's Common Stock and 6% Preferred Stock, voting as a single class, will be elected, even though any such nominee may not receive a majority of the votes cast. The remaining eight persons listed below as Class III and Class I directors will continue in office for terms which expire at the 1999 and 2000 Annual Meeting of the Shareholders, respectively, or, in each case, until their respective successors are duly elected and qualified. Should any person named below as a Class II director be unable or unwilling to serve as a director, persons acting under the proxy intend to vote for such other person as management may recommend, or the Central Maine Board may exercise its exclusive power to fix the number of directors at fewer than ten.

  At its meeting on February 20, 1997, the Central Maine Board fixed the number of directors at eleven effective March 21, 1997. On March 20, 1997, Charles E. Monty, a Class II director since 1977, retired from service on the Central Maine Board upon reaching age 70. Effective December 20, 1997, E. James Dufour, also a Class II director, retired from the Central Maine Board after 26 years of service. The Central Maine Board subsequently fixed the number of directors at ten.

  After consideration, the Central Maine Board has determined that it should not establish specific term limits for directors of Central Maine. In light of the regulatory and market changes affecting Central Maine's business during the transition to competition that are expected to continue influencing the conduct of Central Maine's business, the Central Maine Board believes that Central Maine will benefit from the contributions of directors who have gained knowledge and insight about Central Maine and its business through their continued service on the Board. The Central Maine Board believes that its existing policies requiring retirement from service as a director at age 70 and the performance evaluation of directors at the completion of each term of office provide appropriate means of gaining fresh ideas and perspectives and of addressing any performance issues.

  Set forth below is information about each nominee and continuing director. Each person listed has been serving as a director of Central Maine. In addition, David T. Flanagan is President and Chief Executive Officer of Central Maine, David M. Jagger serves as Chairman of the Central Maine Board, and Charles H. Abbott serves as Vice Chairman of the Central Maine Board.

                           PRINCIPAL OCCUPATIONS AND BUSINESS EXPERIENCE    FIRST
        NAME AND                 DURING PAST FIVE YEARS AND CURRENT        BECAME A
          AGE                    DIRECTORSHIPS OF PUBLIC COMPANIES         DIRECTOR
        --------           ---------------------------------------------   --------
CLASS II:
Duane D. Fitzgerald       Chairman of the Board, Bath Iron Works           1996
 (58)...................   Corporation (Shipbuilding) (from March 1,
                           1996); Corporate Vice President, General
                           Dynamics Corporation (September 1995 to March
                           1, 1996); President and Chief Executive
                           Officer, Bath Iron Works Corporation (September
                           1991 to March 1, 1996); Director, UAL
                           Corporation, John J. Nissen Baking Co., Blue
                           Cross and Blue Shield of Maine
David M. Jagger (56)....  President and Treasurer, Jagger Brothers, Inc.   1988
                           (Textiles); Chairman of the Board of Central
                           Maine
CLASS III:
Charleen M. Chase (49)..  Executive Director, Community Concepts, Inc.     1985
                           (Community action agency)
David T. Flanagan (50)..  President and Chief Executive Officer of Central 1994
                           Maine, from January 1, 1994; Executive Vice
                           President (July 1991 through December 1993);
                           Chairman of the Board of Directors, Maine
                           Yankee Atomic Power Company (a)
Robert H. Gardiner (53).  President, Maine Public Broadcasting Corporation 1992
                           (Public television)
Peter J. Moynihan (54)..  Senior Vice President and Chief Investment       1995
                           Officer, UNUM Corporation (Insurance)
CLASS I:
Charles H. Abbott (62)..  Chairman, Skelton, Taintor & Abbott, P.A.        1988
                           (Attorneys); Vice Chairman of the Board of
                           Central Maine
William J. Ryan (54)....  Chairman, President and Chief Executive Officer, 1996
                           Peoples Heritage Financial Group, Inc.;
                           Director, Blue Cross and Blue Shield of Maine,
                           John J. Nissen Baking Co., Student Loan
                           Association of New England
Lyndel J. Wishcamper      President, Wishcamper Properties, Inc. (Real     1996
 (55)...................   estate)
Kathryn M. Weare (49)...  Owner and Manager, The Cliff House (Resort and   1992
                           conference center)

--------
(a) Central Maine owns 38 percent of the outstanding voting stock of Maine Yankee Atomic Power Company.

                                PROPOSAL NO. 2

                   APPROVAL OF AGREEMENT AND PLAN OF MERGER

GENERAL

  The Central Maine Board and management believe that the formation of a holding company structure pursuant to the Merger Agreement will be in the best interests of Central Maine and its shareholders. The restructuring will result in Central Maine becoming a separate subsidiary of the new parent holding company, HoldCo, with holders of Central Maine Common Stock becoming holders of HoldCo Common Stock. As part of the restructuring, it is contemplated that Central Maine will transfer its ownership interests in certain of its unregulated subsidiaries to HoldCo, so that they will become direct subsidiaries of HoldCo.

  The holding company structure is a well-established form of organization for companies conducting multiple lines of business, particularly entities engaging in both regulated and unregulated activities. It is increasingly prevalent in the utility industry. The holding company structure is intended to provide increased organizational, managerial and financial flexibility in order to better position Central Maine to operate in the changing electric utility industry.

  THE CENTRAL MAINE BOARD RECOMMENDS APPROVAL OF THE MERGER AGREEMENT FOR FORMATION OF THE HOLDING COMPANY, AND URGES EACH VOTING SHAREHOLDER TO VOTE FOR THE MERGER AGREEMENT.

CENTRAL MAINE

  Central Maine, a Maine corporation organized in 1905, is an investor-owned electric utility engaged primarily in the business of generating, purchasing, transmitting, distributing and selling electric energy for the benefit of retail customers in southern and central Maine and wholesale customers, principally other utilities. Its principal executive offices are located at 83 Edison Drive, Augusta, Maine 04336.

  Central Maine serves approximately 528,000 customers in its 11,000 square-mile service area in southern and central Maine. Central Maine's service area contains the bulk of Maine's industrial centers and includes about 77 percent of the total population of the State. Central Maine's industrial and commercial customers include major producers of pulp and paper products, producers of chemicals, plastics, electronic components, processed food and footwear, and shipbuilders.

  Central Maine currently has three subsidiaries that are considered public utility companies: Maine Electric Power Company, Inc. ("MEPCo"), Aroostook Valley Electric Company ("AVEC"), and NORVARCO. MEPCo, AVEC and NORVARCO are referred to herein as the "Electric Utility Subsidiaries."

  Central Maine has direct or indirect ownership interests in five nuclear generating facilities in New England. Central Maine owns a 38 percent common stock interest in Maine Yankee Atomic Power Company ("Maine Yankee"), which owns the Maine Yankee plant, a nuclear generating plant in Wiscasset, Maine that has been permanently shut down since August 6, 1997; a 9.5 percent common stock interest in Yankee Atomic Electric Company, which has permanently shut down its plant located in Rowe, Massachusetts; a 6 percent common stock interest in Connecticut Yankee Atomic Power Company, which has permanently shut down its plant in Haddam, Connecticut; and a 4 percent common stock interest in Vermont Yankee Nuclear Power Corporation, which owns a plant in Vernon, Vermont. In addition, pursuant to a joint ownership agreement, Central Maine has a 2.5 percent direct ownership interest in the Millstone 3 nuclear unit in Waterford, Connecticut, which has been off-line for regulatory reasons since March 31, 1996. These interests are referred to herein as the "Nuclear Interests."

  Central Maine has interests in certain other subsidiaries or companies that operate or participate in businesses associated with the generation of electricity: Kennebec Hydro Resources, Inc. ("Kennebec Hydro"), Kennebec Water Power Company ("Kennebec Water") and the Gulf Island Pond Oxygenation Project ("GIPOP"). Kennebec Hydro, Kennebec Water and GIPOP are referred to herein as the "Generation Services Companies."

  Central Maine owns interests in several other subsidiaries: MaineCom Services ("MaineCom"), CMP International Consultants ("CMPI"), Central Securities Corporation ("Central"), Cumberland Securities Corporation ("Cumberland"), TeleSmart, and The Union Water-Power Company ("Union Water"). Central Maine has applied to the MPUC for authorization to form a new company ("Maine Natural Gas Company") pursuant to an agreement with New York State Electric & Gas Corporation. A new natural gas development subsidiary of HoldCo ("GasCo") whose creation must also be approved by the MPUC would hold an interest in

Maine Natural Gas Company. In addition, Central Maine has requested authorization from the MPUC to form an energy marketing affiliate, consistent with the provisions of the law restructuring the electric utility industry in Maine. MaineCom, CMPI, Central, Cumberland, TeleSmart and Union Water, along with GasCo, are referred to herein as Central Maine's "unregulated subsidiaries."

  On April 28, 1997, Central Maine announced a plan to seek proposals for the purchase of its generating assets and, as part of an auction process, received final bids on December 10, 1997. On January 6, 1998, Central Maine announced that it had reached agreement to sell all of its hydro, fossil and biomass generating assets, including its interests in certain of the Generation Services Companies and in AVEC, with a combined generating capacity of 1,185 megawatts, to an affiliate of Florida-based FPL Group, the winning bidder in the auction process. The hydropower assets to be included in the sale represent approximately 373 megawatts of generating capacity. Central Maine's interest in the fossil-fueled generating assets included in the sale is 781 megawatts. The sole biomass plant is the 31-megawatt unit in Fort Fairfield, Maine, owned by AVEC.

  In addition, as part of its agreement with FPL Group, Central Maine entered into energy buy-back agreements to assist in fulfilling its obligation to supply its customers with power until March 1, 2000, the date when retail consumers in Maine will be able to choose their electricity provider. Central Maine's interests in the power entitlements from approximately 50 purchased-power agreements with non-utility generators representing approximately 488 megawatts and its Nuclear Interests are not included in the sale.

  The sale is subject to various closing conditions, including the approval of state and federal regulatory agencies.

MAINE REGULATORY BACKGROUND

  On May 29, 1997, the Governor of Maine signed into law a bill enacted by the Maine Legislature that will restructure the electric utility industry in Maine by March 1, 2000. The principal restructuring provisions of the legislation provide for customers to have direct retail access to generation services and for deregulation of competitive electricity providers, beginning March 1, 2000, with transmission and distribution companies continuing to be regulated by the MPUC. By that date, investor-owned utilities are required to divest all generation assets and generation-related business activities, with two major exceptions: (1) non-utility generator contracts with qualifying facilities and contracts with demand-side management or conservation providers, brokers or hosts, and (2) ownership interests in nuclear power facilities. The bill also requires investor-owned utilities, after February 29, 2000, to sell their rights to the capacity and energy from the purchased-power contracts that had not previously been divested pursuant to the legislation, with certain minor exceptions. As noted, Central Maine has entered into an agreement to divest certain of its generation assets (See "Central Maine" above).

PLAN OF IMPLEMENTATION

  To carry out the restructuring, Central Maine has formed a new Maine corporation, HoldCo, Inc. The name of the holding company has not yet been determined and, for purposes of this Proxy Statement and Prospectus, it is referred to as HoldCo (which name is subject to change at the discretion of the Central Maine Board and without further action by the shareholders prior to or as part of the restructuring). Shortly before the restructuring is effected, HoldCo will form a new Maine corporation ("MergeCo"). MergeCo will be a transitory corporation, formed solely to effectuate the Merger, and will cease to exist upon the Merger. Prior to the Merger, Central Maine will own all the outstanding stock of HoldCo and HoldCo will own all the outstanding stock of MergeCo. HoldCo currently does not have, and, prior to the Merger, MergeCo will not have, any business or properties of its own, other than a nominal capitalization.

  The Merger Agreement provides that, subject to certain conditions including approval by the Voting Shareholders, Central Maine will become a subsidiary of HoldCo through the merger of MergeCo with and into Central Maine. In the Merger, each share of Central Maine Common Stock will be converted into one share of

HoldCo Common Stock. (See "Exchange of Stock Certificates Not Required" below.) A copy of the form of Merger Agreement is attached to this Proxy Statement and Prospectus as Appendix I, and is incorporated herein by reference.

  In connection with the restructuring, Central Maine has requested authorization from the MPUC to transfer to HoldCo its ownership interests in the following unregulated subsidiaries: MaineCom, CMPI, Central, Cumberland, TeleSmart and Union Water. To the extent that new businesses are acquired or commenced that are not subject to regulation by the MPUC, such businesses will be held by HoldCo or be operated by unregulated subsidiaries of HoldCo. It is contemplated that after the restructuring, non-utility businesses in the Central Maine system will be conducted by subsidiaries of HoldCo rather than Central Maine. If the proposed restructuring is consummated, it is intended that advances to and other investments in non-utility businesses will be made by HoldCo rather than Central Maine and that the proceeds of financings by Central Maine will be used entirely in the conduct of its electric utility business. (See "Transfer of Certain Unregulated Subsidiaries" below.)

  After the restructuring, the holders of Central Maine Common Stock will own all of the outstanding HoldCo Common Stock, and HoldCo will own all of the outstanding Central Maine Common Stock. It also is anticipated that after the restructuring, HoldCo will own directly all of the outstanding stock of all or certain of Central Maine's unregulated subsidiaries, and any other transferred assets, which, together with HoldCo's ownership of all Central Maine Common Stock, are expected to constitute all or substantially all of HoldCo's business and properties.

  The following diagrams illustrate the present corporate structure of Central Maine and its subsidiaries and the intended organization upon the completion of the restructuring.

                               CURRENT STRUCTURE

                   CURRENT COMMON AND PREFERRED SHAREHOLDERS

                                 CENTRAL MAINE

            ------------------------------------------------------

     Electric             Nuclear          Generation        Unregulated
     Utility             Interests          Services         Subsidiaries
   Subsidiaries                            Companies

                              PROPOSED STRUCTURE

                          CURRENT COMMON SHAREHOLDERS

     CURRENT PREFERRED
     SHAREHOLDERS
                                    HOLDCO

                ----------------------------------------------

      Central Maine
                                                        Unregulated
                                                       Subsidiaries

   ------------------------------------------

  Electric          Nuclear              Generation
  Utility          Interests              Services
Subsidiaries                             Companies

  The proposed restructuring should not affect for federal income tax purposes the position of present shareholders of Central Maine who receive HoldCo Common Stock in connection with the proposed merger. (See "Certain United States Federal Income Tax Considerations" below.)

  After the Merger, the outstanding shares of Central Maine Preferred Stock will continue to be outstanding shares of Central Maine. Debt securities and other indebtedness of Central Maine will continue to be obligations of Central Maine, and, in the case of Central Maine's mortgage bonds so long as they remain outstanding, will continue to be secured by a first mortgage lien on all or a substantial portion of the properties of Central Maine, as provided in the governing mortgage indenture. (See "Treatment of Preferred Stock" and "Treatment of Central Maine Indebtedness" below.)

REASONS FOR THE RESTRUCTURING

  Over the past several years, the electric utility industry has been affected by regulatory and market changes resulting from adoption of the Energy Policy Act of 1992; decisions of the FERC, including Orders 888 and 889 issued in April 1996 mandating open access to transmission services; and in Maine in particular, enactment of the new electric utility restructuring law, which will limit Central Maine primarily to the transmission and distribution of electricity, and require the creation of a separate entity to market energy and capacity to retail consumers. In addition, expanding energy options for consumers, due in part to the deregulation of the natural gas industry, have also created competitive challenges for electric utilities. The novel challenges and related opportunities presented by the new environment, as well as earnings pressure in Central Maine's core business, have caused Central Maine to assess comprehensively its business strategies, its direction and focus, and its structure for continuing to provide regulated utility service in the most efficient and competitive fashion for Maine customers. At the same time, Central Maine seeks to attain greater organizational, managerial and financial flexibility to adapt to and take advantage of the changing utility business and emerging business opportunities that are non-utility in nature.

  As a result of this assessment, Central Maine has identified a strategy of increasing its long-term growth potential through investment in related businesses combined with continued efforts to enhance efficiencies and economies in its core business for the benefit of its shareholders and Maine consumers. The move to a competitive energy industry, together with the revolution in energy and telecommunications-related technologies, have created significant new opportunities for energy and telecommunications service providers to participate in non-utility business ventures that are related to but separate from traditional regulated businesses. Although Central Maine contemplates that such non-utility investments will be a relatively small component of the entire system, pursuit of these business opportunities may play an important role in facilitating Central Maine's ability to continue to enhance shareholder value. Central Maine believes that diversified earnings from existing non-utility businesses and proposed new business activities can help to mitigate the limitations inherent in engaging primarily in the transmission and distribution business. To respond timely and effectively to these business challenges and opportunities, the Central Maine Board has concluded that it should reorganize the structure of Central Maine's business. The holding company structure is a well-established form of organization for companies conducting multiple lines of business, particularly for entities engaging in both regulated and unregulated activities. Several electric and gas companies have been organized as holding companies for many years, and other utilities have recently changed their organization to a holding company structure.

  Because HoldCo will not be a regulated utility, it should generally be able to pursue non-utility businesses without the delays and costs that are inherent in the regulatory process. For example, within any limits structured by the MPUC applying to non-utility businesses, HoldCo will be able to enter into certain new non-utility businesses without obtaining the prior approval of the MPUC. Any securities issued by HoldCo and by its non-utility subsidiaries will not be subject to the jurisdiction of state utility regulators or the FERC.

  The holding company structure will also help Central Maine comply with certain provisions of the new Maine restructuring law. As of March 1, 2000, Central Maine, as a transmission and distribution utility, will be prohibited from selling electric energy to retail customers. Any retail sales of electricity must be done through a separate corporate affiliate of Central Maine that is licensed by the MPUC for that purpose. The new restructuring statute contains numerous specific standards of conduct governing the conduct of a transmission and distribution utility and its affiliated electricity provider and requires the MPUC to adopt rules to implement the standards. Because of numerous constraints imposed by the standards of conduct on dealings between a transmission and distribution utility and its marketing affiliate, Central Maine determined that a holding company form of organization in which the holding company, rather than Central Maine, is the parent company of the marketing affiliate was required to facilitate compliance with the standards.

  By more clearly separating utility operations from non-utility enterprises, the new corporate structure will afford greater financial flexibility that will permit the use of financing techniques that are more directly suited to the requirements, characteristics and risks of particular non-utility operations. The ability to access different capital markets quickly with a broad range of financial instruments and maturities will generally allow a financing to be tailored to the type of investment being made. Financial flexibility is necessary to ensure that alternative financing strategies are available to HoldCo and its non-utility subsidiaries, since different types of investments and their attendant ownership structures, cash flows, tax considerations and risks require different financing techniques to optimize the economic benefit of the investments.

  By clearly separating Central Maine's electric utility business from the non-utility businesses of other HoldCo subsidiaries, the holding company structure will provide better insulation for regulated operations from the performance of unregulated businesses. This structure mitigates the potential impact on Central Maine of the risks of non-utility businesses. The holding company structure will also facilitate the analysis and valuation of the holding company's individual lines of business by the investment community.

CERTAIN CONSIDERATIONS

  The Central Maine Board believes that the formation of a holding company is in the best interests of the shareholders of Central Maine. Nevertheless, as in the case of any company, the future performance of HoldCo Common Stock cannot be guaranteed.

  For a period of time following the formation of a holding company, the funds required by HoldCo to enable it to pay dividends on shares of HoldCo Common Stock are expected to be derived predominantly from the dividends paid to HoldCo by Central Maine. Accordingly, the ability of HoldCo to pay dividends to its shareholders, as a practical matter, will be governed by the ability of Central Maine to pay dividends on its common stock held by HoldCo. The ability of Central Maine to pay dividends on its common stock will continue to be subject, in addition to its earnings and the availability of other funds, to the preferential dividend rights of the holders of Central Maine Preferred Stock. Furthermore, Central Maine could issue additional preferred stock in the future to meet its capital requirements. Such additional preferred stock will also have preferential dividend rights. The Board of Directors of Central Maine has made no determination that the restructuring will affect the dividend policy of Central Maine.

  The unregulated subsidiaries intended to be transferred to HoldCo in connection with the restructuring may encounter competitive and other factors not previously experienced by Central Maine and may have different, and perhaps greater, investment risks than those involved in the regulated utility business of Central Maine. There can be no assurance that such businesses will be successful or, if unsuccessful, that they will not have a direct or indirect adverse effect on HoldCo or on amounts available to investors in HoldCo or such subsidiaries. Any losses incurred by such businesses will not be recoverable in the utility rates of Central Maine.

  The business activities of the unregulated subsidiaries intended to be transferred to HoldCo in connection with the restructuring, and the assets employed in connection therewith, will not be available to the holders of Central Maine Preferred Stock as a source of cash for the payment of dividends or other amounts. Central Maine Preferred Stock will continue to have priority over the shares of Central Maine Common Stock as to the payment of dividends and upon any liquidation, and will be on a parity with, or be otherwise protected with respect to the issuance of, any additional preferred stock at the Central Maine level.

  HoldCo may obtain funds for its operating and capital expenses and for investment in the unregulated subsidiaries from a number of sources, including dividends HoldCo receives on its Central Maine Common Stock, borrowings, the issuance of debt or equity securities by HoldCo and any dividends it may in the future receive from any earnings of the unregulated subsidiaries, although there can be no assurance that the unregulated subsidiaries will have any earnings, or pay any dividends to HoldCo, in the foreseeable future.

MERGER AGREEMENT

  After the conditions to effectiveness of the Merger Agreement are satisfied, the Merger will become effective. Pursuant to the Merger Agreement, the following events will occur upon the effectiveness of the Merger:

    1. MergeCo will merge into Central Maine, with Central Maine being the surviving corporation. On the filing of the Articles of Merger with the Maine Secretary of State or on a later date specified in the Articles of Merger (the "Merger Date"), MergeCo will cease to exist.

    2. On the Merger Date, each outstanding share of Central Maine Common Stock (excluding shares held by shareholders who have a right to dissent and who have dissented in compliance with the requirements of Maine corporate law) will be converted by operation of law into one share of HoldCo Common Stock. Holders of Central Maine Common Stock before the Merger will automatically become holders of HoldCo Common Stock, holding the same number of shares, and will cease to be owners of Central Maine Common Stock.

    3. Also on the Merger Date, the outstanding shares of MergeCo common stock (that is, shares issued to HoldCo at the time MergeCo was formed) will, as a result of the merger of MergeCo into Central Maine with Central Maine as the surviving corporation, be converted by operation of law into a number of shares of Central Maine Common Stock equal to the number of shares of Central Maine Common Stock outstanding immediately prior to the share conversion described in the preceding paragraph 2.

    4. Each share of HoldCo Common Stock issued to Central Maine when HoldCo was formed will be cancelled.

  As a result of the merger of MergeCo into Central Maine, Central Maine will become a subsidiary of HoldCo, with HoldCo owning all shares of Central Maine Common Stock that were outstanding.

AMENDMENT OR TERMINATION OF THE MERGER AGREEMENT

  By mutual consent of their respective Boards of Directors, Central Maine, HoldCo, and MergeCo may abandon the Merger or amend, modify or supplement the terms of the Merger Agreement in such manner as may be agreed upon by them in writing at any time before or after approval of the restructuring by the Voting Shareholders of Central Maine. However, no such amendment, modification or supplement shall, if agreed to after such approval by the Voting Shareholders of Central Maine, change any of the principal terms of the Merger Agreement.

  The Merger Agreement provides that it may be terminated, and the Merger abandoned, at any time, whether before or after approval of the Merger Agreement by the Voting Shareholders of Central Maine, by action of the Central Maine Board if such Board determines that the completion of the restructuring would for any reason be inadvisable or not in the best interests of Central Maine or its shareholders. None of the parties to the Merger Agreement, nor any officer or director thereof, will have any liability to any person, including, without limitation, any shareholder of Central Maine, in the event of such termination and abandonment.

  In making such determination, the Central Maine Board would consider, among other things, the number of shareholders of Central Maine seeking to exercise statutory dissenters' rights under applicable Maine law (described below under "Rights of Dissenting Shareholders"). The Central Maine Board also may terminate and abandon the restructuring if Central Maine has not received, within an acceptable period of time after shareholder approval, the approval of the MPUC and other regulatory agencies on terms that are satisfactory to Central Maine. Central Maine is unable to predict under what other circumstances, if any, the restructuring might be terminated and abandoned.

CONDITIONS PRECEDENT TO THE MERGER

  The Merger Agreement provides that consummation of the Merger is subject to approval of the principal terms of the Merger Agreement by the Voting Shareholders of Central Maine, as is more fully set forth above under "Voting Rights", and the shareholders of HoldCo and MergeCo, and to the approval by the NYSE of HoldCo Common Stock for listing upon official notice of issuance. If the Voting Shareholders of Central Maine approve the Merger, Central Maine then will cause the shares of HoldCo and MergeCo to be voted in favor of the Merger.

  The Merger Agreement provides that completion of the Merger is subject to receipt by Central Maine of all approvals of, and authorizations by, any governmental or public authorities deemed necessary and advisable by the Central Maine Board (which approvals and authorizations must be, at the time of the Merger, in full force and effect, not revoked, and sufficient to authorize the Merger). The proposed Merger and restructuring will not require approval of any state utility regulatory commission except the MPUC and the CDPUC, whose approval or waiver may be required due to Central Maine's ownership interest in the Millstone No. 3 nuclear unit. Additionally, under the Pubic Utility Holding Company Act of 1935, as amended (the "Holding Company Act"), the SEC must approve the acquisition by HoldCo of Central Maine Common Stock as effected by the Merger. Approvals must also be obtained from the FERC and the NRC.

  Finally, the Merger is conditioned upon receipt of a ruling from the Internal Revenue Service or an opinion of tax counsel regarding certain tax consequences of the Merger.

MERGER DATE

  The Merger Agreement provides that the Merger Date will occur upon the filing of the Articles of Merger with the Secretary of State of the State of Maine, or on such later date not more than 60 days after such filing, as may be specified in the Articles of Merger. Management anticipates that the Merger Date will occur, and the other steps in the restructuring plan will be completed, as soon as practical after the required approvals of the

Voting Shareholders and regulatory agencies and listing authorization for HoldCo Common Stock have been received.

RIGHTS OF DISSENTING SHAREHOLDERS

  Certain shareholders of Central Maine dissenting to the proposed Merger Agreement and related restructuring are entitled to payment of the fair value of their shares. With respect to each such shareholder, Sections 908 and 909 of the Maine Business Corporation Act provide that, upon compliance with certain statutory requirements, including (a) the filing of a written objection to the Merger Agreement prior to the Voting Shareholders' vote on the Merger Agreement, (b) not voting such shareholder's shares in favor of the Merger Agreement, and (c) within 15 days after the date on which the Voting Shareholders' vote on the Merger Agreement is taken, filing a written demand for payment of the fair value of such shares, such shareholder will be entitled to payment of such fair value if the Merger and restructuring are consummated.

  Holders of Central Maine Common Stock will have the right to such payment upon following the specified statutory procedures. Central Maine believes that holders of Central Maine Preferred Stock will not have any such right, because one or more statutory exceptions are applicable. Should any holder of Central Maine Preferred Stock seek to assert dissenters' rights, Central Maine intends to contest such assertion. (For a discussion of certain rights of the holders of 6% Preferred Stock, see "Maine Control Transaction Statute" below.)

  A shareholder of Central Maine attempting to obtain payment of fair value may object with respect to fewer than all of his shares. A vote against the Merger Agreement does not satisfy the statutory requirement. Any objecting shareholder failing to make a written demand within the 15-day period will be bound by the Merger and restructuring and will have no dissenters' rights. Written objections and written demands for payment should be sent by certified or registered mail addressed to Anne M. Pare, Corporate Secretary and Clerk, Central Maine Power Company, 83 Edison Drive, Augusta, Maine 04336, or delivered in person to Central Maine's principal place of business at the same address, to the attention of Anne M. Pare, Corporate Secretary and Clerk.

  Any shareholder making such objection and demand shall thereafter be entitled only to payment as provided in Section 909 and will not be entitled to vote, or to receive future dividends, or to exercise any other rights of a shareholder, with respect to the shares as to which he is objecting. No demand may be withdrawn without the consent of Central Maine. At the time of filing his demand for payment or within 20 days thereafter, each shareholder demanding payment is required to submit to Central Maine the certificates representing the shares as to which he is objecting for notation thereon that such demand has been made. Failure to do so shall, at the option of Central Maine, terminate the shareholder's rights under Section 909 unless a court otherwise directs.

  Within 10 days after the Merger Date, Central Maine will give written notice thereof to each dissenting shareholder who has made written demand in accordance with Section 909, and will offer to pay for the shares as to which the shareholder has objected at a specified price deemed by Central Maine to be the fair value thereof. If, within 30 days after the Merger Date, Central Maine and such shareholder agree on the fair value, payment will be made within 90 days after the Merger Date. If, within such 30-day period, one or more dissenting shareholders and Central Maine do not so agree, then Central Maine, within 30 days after receipt of a written demand from a dissenting shareholder given within 60 days after the Merger Date, will, or at Central Maine's election at any time within such 60-day period may, bring an action in the Superior Court in Kennebec County, Maine, to determine the fair value. The fair value shall be determined as of the day prior to the vote approving the Merger Agreement and related restructuring, excluding any appreciation or depreciation of the shares in anticipation thereof. If Central Maine fails to institute such a proceeding, any dissenting shareholder may do so.

  Upon payment by Central Maine of the fair value of a dissenting shareholder's shares as to which the shareholder has objected, the shareholder shall surrender the certificates representing such shares and shall cease to have any interest in such shares.

  The foregoing discussion is qualified in its entirety by reference to Sections 908 and 909 of the Maine Business Corporation Act, copies of which are attached hereto as Appendix IV.

MAINE CONTROL TRANSACTION STATUTE

  Under Section 910 of the Maine Business Corporation Act, holders of Central Maine's 6% Preferred Stock will be entitled to payment of the fair value of their shares. Section 910 provides that holders of voting stock of a corporation with voting stock listed on a national securities exchange are entitled to demand such payment upon occurrence of a "control transaction," which is generally defined as a transaction resulting in an individual, firm, corporation or other entity (or group thereof) acquiring voting power over at least 25% of the voting stock of such corporation. Because HoldCo will acquire over 25% of Central Maine Common Stock in the Merger, the Merger will be a control transaction. Pursuant to Section 910, notice will be provided to holders of the 6% Preferred Stock, within 15 days after the Merger Date, that the Merger has occurred and that they are entitled to demand fair value for their shares of 6% Preferred Stock. Such holders then have 30 days after provision of such notice to make such demand. Holders of Central Maine Common Stock will not have any right to fair value under Section 910, because such holders will automatically become holders of HoldCo Common Stock, and cease to be holders of Central Maine Common Stock, upon the Merger.

  The foregoing discussion is qualified in its entirety by reference to
Section 910 of the Maine Business Corporation Act, a copy of which is attached hereto as Appendix IV.

TRANSFER OF CERTAIN UNREGULATED SUBSIDIARIES TO HOLDCO

  As part of the restructuring, it is contemplated that Central Maine will transfer directly to HoldCo its ownership interests in all or certain of Central Maine's unregulated subsidiaries or other companies. As a result of the proposed transfer, such interests no longer would be owned by Central Maine.

  The transfer of the unregulated interests to HoldCo may be conditioned upon obtaining certain consents and other approvals, the specific terms and conditions of which Central Maine cannot predict. It is possible that, based on future events, the Central Maine Board may determine that it is not in the best interests of Central Maine or its shareholders to transfer some or all of these interests to HoldCo in connection with the proposed restructuring. Provided the necessary regulatory and other approvals are obtained, the Central Maine Board may decide to proceed with the remaining elements of the restructuring plan without transferring some or all of these interests to HoldCo.

TREATMENT OF PREFERRED STOCK

  The proposed Merger and restructuring will not result in any change in the terms of the outstanding Central Maine Preferred Stock, which will remain outstanding at the Central Maine level and will not be converted into, or otherwise become, a security of HoldCo. The decision to have Central Maine Preferred Stock continue as a security of Central Maine is based, among other things, upon a desire to avoid changing the nature of the investment represented by such stock--namely, an investment in a senior security of a regulated utility--as well as the desire of Central Maine not to limit its ability to issue preferred stock in the future to help meet its capital requirements.

  Central Maine Preferred Stock will continue to rank senior to Central Maine Common Stock (which, after the Merger, will be held by HoldCo) as to dividends and as to the distribution of assets of Central Maine in the event of any liquidation of Central Maine.

  Separation from Central Maine of the assets and any earnings of certain of Central Maine's unregulated interests will decrease the assets and earnings of Central Maine to the extent that Central Maine's unregulated subsidiaries contribute to Central Maine's earnings, and will result in such interests no longer being of potential benefit to holders of Central Maine Preferred Stock (that is, the assets and any earnings of these interests will not be available to pay dividends or other amounts with respect to such Preferred Stock). However, the utility operations of Central Maine presently constitute, and are expected to continue to constitute for the foreseeable future, the predominant part of Central Maine's consolidated assets and earnings. Accordingly, although Central Maine is unable to predict the ultimate outcome of regulatory and other industry changes, it is believed that this transaction will not materially affect the holders of Central Maine Preferred Stock or the investment ratings of such stock. (See "Transfer of Certain Unregulated Subsidiaries to HoldCo" above.)

  Following the Merger, Central Maine will, to the extent that an exemption therefrom is unavailable, continue to be subject to the informational and other requirements under the Exchange Act and to hold annual shareholder meetings. However, after the Merger, Central Maine may decide not to solicit proxies from holders of the 6% Preferred Stock in connection with the election of directors and in connection with other matters requiring the approval of shareholders but not requiring a class vote of holders of the 6% Preferred Stock, since the shares of Central Maine Common Stock owned by HoldCo will have sufficient voting power to take action without the vote of Central Maine 6% Preferred Stock.

TREATMENT OF CENTRAL MAINE INDEBTEDNESS

  The Merger and restructuring will not affect the terms of Central Maine's indebtedness outstanding immediately prior to the Merger. The indebtedness of Central Maine will be neither assumed nor guaranteed by HoldCo in connection with the Merger. The decision to have the indebtedness of Central Maine continue as obligations of Central Maine is based upon a desire not to alter, or potentially alter, the nature of the investment represented by such indebtedness--namely, a debt obligation of a regulated utility.

  Separation from Central Maine of the assets and any earnings of certain of its unregulated interests will decrease the assets and earnings of Central Maine to the extent that Central Maine's unregulated subsidiaries contribute to Central Maine's earnings, and will result in such interests no longer being of potential benefit to holders of Central Maine's debt securities (that is, the assets and any earnings of these interests will not be available to pay interest or principal with respect to such securities). As noted above, Central Maine's utility operations presently constitute, and are expected to continue to constitute for the foreseeable future, the predominant part of Central Maine's consolidated assets and earnings. Accordingly, although Central Maine is unable to predict the ultimate outcome of regulatory and other industry changes, it is believed that this transaction will not materially affect the holders of Central Maine debt securities or the respective investment ratings of these securities. (See "Transfer of Certain Unregulated Subsidiaries to HoldCo" above.)

DIVIDEND POLICY

  It is anticipated that the quarterly dividends on HoldCo Common Stock will commence at a rate no less than that being paid on Central Maine Common Stock at the time of the Merger, and will be paid on approximately the same dates in each year as dividends on Central Maine Common Stock have been paid. The rate and timing of dividends of HoldCo in the future will depend primarily on the earnings of HoldCo's subsidiaries, principally Central Maine; the dividend restrictions of HoldCo and its subsidiaries, including Central Maine; other financial considerations; and other factors affecting HoldCo, as determined by the Board of Directors of HoldCo in its discretion. The quarterly dividend most recently declared by the Central Maine Board was $0.225 per share of Central Maine Common Stock payable on April 30, 1998, to holders of record on April 10, 1998.

  Initially, the funds required by HoldCo to function as a holding company and to enable it to pay dividends on HoldCo Common Stock following the Merger are expected to be derived primarily from dividends paid by Central Maine on Central Maine Common Stock. It is anticipated that such cash dividends paid by Central Maine to HoldCo will be sufficient, together with any amounts provided by other subsidiaries of HoldCo, to enable HoldCo to pay cash dividends on HoldCo Common Stock. However, the dividend policy of Central Maine will continue to be established by the Central Maine Board, and the amount of dividends declared and paid by Central Maine will be subject to the availability of earnings and other funds, and the needs of the utility business, as determined by such Board. In addition, the ability of Central Maine to pay dividends on Central Maine Common

Stock to HoldCo will be subject to the prior dividend rights of Central Maine Preferred Stock, to restrictions contained in the Articles of Incorporation of Central Maine (the "Central Maine Charter") and in loan and other agreements to which Central Maine is or may become a party, to other factors affecting Central Maine, and to any applicable provisions of Maine law.

  Payment of dividends on Central Maine Preferred Stock is anticipated to continue at the specified rates without interruption or change; however, the payment of these dividends also is dependent upon the earnings and financial condition of Central Maine, upon other factors affecting Central Maine, and any applicable provisions of Maine law.

DIRECTORS AND MANAGEMENT OF HOLDCO AND CENTRAL MAINE

  The directors of Central Maine will become the directors of HoldCo upon the completion of the Merger. (See "Proposal No. 1: Election of Directors" above.) In approving the Merger Agreement, Voting Shareholders of Central Maine will be considered to have ratified the election of these persons as directors of HoldCo. Subsequent to the Merger, the composition of the Board of Directors of HoldCo and Central Maine may change over time.

  It is anticipated that the following persons will hold, at least initially, the offices of HoldCo indicated below:

   NAME                                                 OFFICE
   ----                                                 ------
   David T. Flanagan................. President and Chief Executive Officer
   Arthur W. Adelberg................ Executive Vice President
   David E. Marsh.................... Chief Financial Officer
   F. Michael McClain................ Vice President, Corporate Development
   Anne M. Pare...................... Corporate Counsel, Secretary and Treasurer

  HoldCo and Central Maine expect, from time to time, to render to the other certain services and to make available the use of certain facilities and equipment. The corporation receiving such services or using such facilities and equipment will reimburse the other corporation for the fully allocated cost or fair market value thereof, as appropriate. The agreements and arrangements between HoldCo and Central Maine for the provision of such services and the use of such facilities and equipment are subject to review and approval by the MPUC. (See "Regulation" below.)

DESCRIPTION OF HOLDCO CAPITAL STOCK

  The following description of HoldCo's capital stock is qualified in its entirety by reference to the HoldCo Charter containing the provisions describing HoldCo's capital stock attached hereto as Appendix II.

 General

  The authorized capital stock of HoldCo, as of the Merger Date, will consist of 80,000,000 shares of HoldCo Common Stock, par value $5.00 per share and 5,000,000 shares of preferred stock, par value $100.00 per share.

 HoldCo Preferred Stock

  Although the HoldCo Charter authorizes the issuance of preferred stock, HoldCo has no present plans to issue any preferred stock and there will not be any HoldCo preferred stock outstanding at the Merger Date. The HoldCo Charter authorizes the HoldCo Board of Directors to divide any preferred stock issued by HoldCo into series and, within the limitations set forth in the HoldCo Charter or prescribed by law, to fix and determine the relative rights and preferences of the shares of any series so established. Such rights and preferences include the maximum number of shares in a series, preferences as to dividends and upon liquidation, dividend rate or rates, redemption prices and terms, sinking fund provisions, if any, conversion rights, voting rights and any other rights or preferences as to which the Maine Business Corporation Act permits variations between different series of preferred stock.

 HoldCo Common Stock

  Voting: Each holder of HoldCo Common Stock will be entitled to one vote per share on each matter, other than the election of directors, submitted to a vote at a meeting of shareholders, subject to the rights, if any, of holders of any preferred stock of HoldCo to vote on a matter as a class or series. With respect to the election of directors, each holder of HoldCo Common Stock shall be entitled to as many votes as pertain to his or her shares of HoldCo Common Stock multiplied by the number of directors to be elected and may cast all such votes for a single director or may distribute them among the number of directors to be voted for in any amount.

  Dividends: The holders of HoldCo Common Stock will be entitled to receive such dividends as the HoldCo Board may from time to time declare, subject to any rights of holders of any preferred stock of HoldCo. HoldCo's ability to pay dividends will depend primarily upon the ability of its subsidiaries to pay dividends or otherwise transfer funds to it. Financing arrangements, charter provisions and regulatory requirements may impose restrictions on the ability of HoldCo's subsidiaries to transfer funds to HoldCo in the form of cash dividends. Such charter provisions include the provisions in the Central Maine Charter which limit dividends on Central Maine Common Stock by certain formulas and which also preclude the payment of dividends on Central Maine Common Stock if there are any arrearages in payment of dividends on any Dividend Series Preferred Stock of Central Maine.

  Liquidation: In the event of any liquidation, dissolution or winding up of HoldCo, the holders of HoldCo Common Stock will be entitled to receive the net balance of any remaining assets of HoldCo, subject to any rights of HoldCo creditors and holders of any preferred stock of HoldCo.

  Preemptive Rights: Holders of HoldCo Common Stock and preferred stock will not be entitled, as a matter of right, to subscribe for or purchase or receive any new or additional issue of capital stock of HoldCo or securities convertible into capital stock of HoldCo.

  For a description of certain provisions relating to the HoldCo capital stock that may have the effect of inhibiting or delaying a change of control transaction involving HoldCo, see "Comparison of Shareholder Rights" below.

COMPARISON OF SHAREHOLDER RIGHTS

  In the Merger, the holders of outstanding shares of Central Maine Common Stock will receive shares of HoldCo Common Stock. Both HoldCo and Central Maine are corporations formed in accordance with the laws of the State of Maine, and the rights of shareholders of both corporations will be governed by the provisions of the laws of the State of Maine. Following is a summary of the material provisions of the HoldCo Charter and Bylaws of HoldCo (the "HoldCo By-Laws") to be in effect on the Merger Date in comparison to the provisions of the Central Maine Charter and the Bylaws of Central Maine (the "Central Maine By-Laws"). This summary should be read in the context of, and is qualified in its entirety by reference to, (i) the forms of HoldCo Charter and HoldCo By-Laws, copies of which are attached hereto as Appendices II and III, respectively, and (ii) the laws of the state of Maine. In addition, it should be noted that HoldCo's ownership of 100% of the Central Maine Common Stock after the consummation of the Merger will permit HoldCo to cast all of the votes of Central Maine Common Stock with respect to any amendment of the Central Maine Charter and Bylaws, except in cases where such amendment must also be approved by holders of Central Maine Preferred Stock under Maine law or by the terms of the Central Maine Charter or By-Laws.

  Except as noted below, the HoldCo Charter and By-Laws are substantially the same as the current Central Maine Charter and Central Maine By-Laws, except that they do not include certain provisions that are unnecessary or that specifically concern Central Maine Preferred Stock. Shareholders should be aware that certain provisions in the HoldCo Charter and By-Laws may have the effect of discouraging certain persons from acquiring large blocks of capital stock of HoldCo, and the effect of inhibiting or delaying a change of control of HoldCo. In particular, the HoldCo Charter contains fair price provisions intended to reduce the possibility of unequal or unfair treatment of shareholders in takeover situations. In addition, other potential takeover protection provisions in the HoldCo Charter and By-Laws that are not restatements of existing Maine law include: (i) the division of the HoldCo Board of Directors into three classes of directors with the term of only one class expiring each year and, subject to Maine law, permitting the removal of directors only for cause upon the affirmative vote of the holders of at least 80% of the capital stock entitled to vote thereon, (ii) authorization for the HoldCo Board of Directors to authorize the issuance of preferred stock in series and to fix the rights and preferences of the series, (iii) advance notice procedures with respect to nominations of candidates for election to the HoldCo Board of Directors or proposals for business to be brought before a meeting other than those adopted or recommended by the HoldCo Board of Directors and (iv) provisions permitting amendment of certain provisions contained in (X) the HoldCo Charter only by the vote of the holders of at least 80% of shares entitled to vote and (Y) the HoldCo By-Laws only by the vote of the holders of at least two-thirds of the shares entitled to vote. All of these provisions, except the advance notice provisions described in (iii) above, are substantially similar to the existing provisions in Central Maine's Charter and By-Laws. With respect to removal of directors, current Maine law generally permits shareholders to remove directors, with or without cause, upon the affirmative vote of the holders of at least two-thirds of the shares entitled to vote for directors.

  Finally, it should be noted that the Maine Business Corporation Act contains provisions (a) relating to business combinations with significant shareholders, (b) limiting the personal liability of directors and (c) specifically permitting directors to consider interests in addition to those of shareholders in discharging their duties. The operation of those provisions could have the effect of discouraging or delaying change-of-control transactions.

 Number of Directors

  The Maine Business Corporation Act allows the number of persons constituting the board of directors of a corporation to be fixed by the bylaws or the articles of incorporation, or permits the bylaws or articles of incorporation to provide that the number of directors may vary within a specified range, the exact number to be determined by the board of directors. The Central Maine By-Laws provide for a Board of Directors that may vary between nine (9) and eighteen (18) members, inclusive, with the exact number to be determined by the Central Maine Board. Currently the number of directors of Central Maine is ten (10).

  The HoldCo Charter retains the same range for the number of directors (no fewer than nine (9) nor more than eighteen (18)), with the exact number to be determined by the HoldCo Board of Directors; provided that on the Merger Date the number of directors shall be equal to the number of directors on the Board of Directors of Central Maine immediately prior to the Merger Date. In addition, on the Merger Date, it is intended that the membership of the HoldCo Board of Directors will be substantially similar to that of the Central Maine Board.

 Voting Rights and Capitalization

  As noted under "Description of HoldCo Capital Stock" above, HoldCo Common Stock will be entitled to one vote per share on each matter, other than the election of directors by cumulative voting, submitted to a vote of shareholders. The Central Maine Common Stock is entitled to 1/10th of a vote per share on each matter, other than the election of directors by cumulative voting, submitted to a vote of shareholders. Both the HoldCo By-Laws and the Central Maine By-Laws permit cumulative voting by shareholders for the election of directors. Under cumulative voting, each share of stock entitled to vote in an election of directors has such number of votes as is equal to the number of directors to be elected. A shareholder then may cast all of his or her votes for a single candidate or may allocate them in any amount among as many candidates as the shareholder may choose.

  The HoldCo Charter authorizes the HoldCo Board of Directors to determine the voting rights, if any, of any series of preferred stock issued by HoldCo. The Central Maine Charter provides that the 6% Preferred Stock issued by Central Maine votes with Central Maine Common Stock on all matters, with one vote per outstanding share, and allows the Board of Directors of Central Maine to determine the voting rights, if any, of each series of Dividend Series Preferred Stock issued by Central Maine.

  The HoldCo Charter authorizes HoldCo to issue up to 80,000,000 shares of common stock, the same amount as is currently authorized for Central Maine, and up to 5,000,000 shares of preferred stock, approximately twice the amount currently authorized for Central Maine.

 Fair Price Provisions

  The HoldCo Charter contains "fair price" provisions that are substantially similar to those which are contained in the Central Maine Charter. The "fair price" provisions included in the HoldCo Charter are intended to reduce the possibility of unfair treatment of shareholders in takeover situations. In addition, the HoldCo Charter provides that, when discharging their duties to the corporation, the HoldCo Board of Directors shall give due consideration to all factors they may consider relevant to their decision, including the effects of the proposed transaction on HoldCo's or its subsidiaries' employees, customers, suppliers, and other affected persons and entities and on the communities and geographic areas in which HoldCo or its subsidiaries provide service or are located. That provision is substantially similar to that contained in the Maine Business Corporation Act. The Central Maine Charter provides that the Central Maine Board may consider similar factors in evaluating an offer of another party to purchase or exchange any securities or property for any outstanding equity securities of Central Maine or any of its subsidiaries or other companies in which Central Maine has an interest; merge or consolidate with Central Maine or any other such company or purchase or acquire all or substantially all of the properties and assets of Central Maine or any other such company.

 Removal of Directors

  Both the HoldCo Charter and the Central Maine Charter provide that, subject to any controlling provision of Maine law, a member of such company's Board of Directors may be removed at any time by the shareholders of such company only for cause and upon the affirmative vote of the holders of at least 80% of all shares entitled to vote thereon. Vacancies on the Board of Directors of either company may be filled only by the vote of a majority of directors then in office unless the Maine Business Corporation Act confers such power on the shareholders, in which case such vacancy may be filled by the vote thereon at a special meeting called for the purpose of filling such vacancy. Current Maine law generally permits shareholders to remove directors, with or without cause, upon the affirmative vote of the holders of at least two-thirds of the shares entitled to vote for directors.

 Shareholder Proposals, Nomination of Directors by Shareholders

  The HoldCo Charter provides that in order for a shareholder to properly bring a proposal before the HoldCo annual meeting, such proposal must be received by HoldCo not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year's annual meeting. If the date of such annual meeting is advanced by more than 30 days or delayed by more than 60 days, or in the case of HoldCo's first annual meeting after the Merger Date, notice by the shareholder to be timely must be received not earlier than the ninetieth day prior to such annual meeting and not later than the close of business on the later of (i) the sixtieth day prior to such annual meeting or
(ii) the tenth day following the date on which notice of the date of the annual meeting was given. This requirement is in addition to, and does not otherwise affect, the provisions of the Exchange Act that will govern the submission of proposals by shareholders for inclusion in HoldCo's proxy statement. The Central Maine Charter and Central Maine By-Laws do not contain similar provisions. The HoldCo Charter also requires that shareholder nominations of candidates for election to the Board of Directors of HoldCo be in writing and be received not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year's annual meeting. If the date of such annual meeting is advanced by more than 30 days or delayed by more than 60 days, or in the case of HoldCo's first annual meeting after the Merger Date, the nomination must be received not later than the close of business on the later of (i) the sixtieth day prior to such annual meeting or (ii) the tenth day following the date on which notice of the date of the annual meeting was given. The Central Maine Charter and Central Maine By-Laws do not contain similar provisions.

 Indemnification and Liability Provisions

  The HoldCo By-Laws contain provisions regarding the indemnification of directors, officers, and other agents of HoldCo that are substantially similar to provisions contained in the Central Maine By-Laws. In addition, the HoldCo Charter contains a provision on the limitation of personal liability of HoldCo directors that repeats in substance the pertinent provision in the Maine Business Corporation Act.

 Amendment of Articles and Bylaws

  Both the HoldCo Charter and Central Maine Charter may be amended by the vote of the holders of at least a majority of the shares entitled to be cast for such amendment, except (i) for the amendment of the provisions relating to the Board of Directors and the fair price provisions, which require the vote of the holders of at least 80% of the shares entitled to vote thereon and (ii) with respect to the HoldCo Charter, for the advance notice, amendment and limitation of director liability provisions, which also require the vote of the holders of at least 80% of the shares entitled to vote thereon.

  Similarly, the HoldCo By-Laws and Central Maine By-Laws may be amended by a vote of the majority of directors then in office or the holders of at least a majority of shares entitled to be cast for such amendment, except that any amendment to the quorum, cumulative voting and amendment provisions require the vote of the holders of at least two-thirds of the shares entitled to vote thereon and may not be amended by the directors. The Central Maine By-Laws also require a vote of two-thirds of the directors then in office to amend the provisions of the Central Maine By-Laws relating to the qualification, number, classification and term of Directors, the filling of vacancies and the resignation and removal of Directors from office; the HoldCo By-Laws do not contain comparable provisions relating to any such amendments.

STOCK EXCHANGE LISTING

  HoldCo intends to apply to list HoldCo Common Stock on the NYSE. It is expected that such listing will occur on, or soon after, the effective date of the Merger. At the time of the listing of HoldCo Common Stock, Central Maine Common Stock will be delisted from trading on the NYSE (since all outstanding shares will be held by HoldCo). In the absence of such listing on the NYSE, the Central Maine Board might elect not to consummate the restructuring (including the Merger).

TRANSFER AGENT AND REGISTRAR

  Bank Boston, N.A., the Transfer Agent and Registrar for Central Maine Common Stock, will serve in the same capacities for the HoldCo Common Stock.

DIVIDEND REINVESTMENT AND COMMON STOCK PURCHASE PLAN

  On the Merger Date, HoldCo will assume Central Maine's existing Dividend Reinvestment and Common Stock Purchase Plan as in effect immediately prior to the Merger. Shares of Central Maine Common Stock held in the plan will automatically become a like number of shares of HoldCo Common Stock, and shares of HoldCo Common Stock will be subject to purchase under the Dividend Reinvestment and Common Stock Purchase Plan on and after the Merger Date.

COMMON STOCK PLANS

  On the Merger Date, shares of Central Maine Common Stock held under Central Maine's 1987 Executive Incentive Plan and Long-Term Incentive Plan will automatically become a like number of shares of HoldCo Common Stock, and shares of HoldCo Common Stock will be subject to grant and delivery under such plans on and after the Merger Date.

  By approving the Merger Agreement, the Voting Shareholders of Central Maine will be deemed to have approved the actions to be taken in connection with the 1987 Executive Incentive Plan and Long-Term Incentive

Plan, including any amendments to the 1987 Executive Incentive Plan and Long-Term Incentive Plan necessary to accomplish those actions.

REGULATION

  Central Maine is subject to regulation by the MPUC as to retail rates, accounting, service, territory served and issuance of securities, and in other respects. Central Maine is also subject to the jurisdiction of (i) the FERC under the Federal Power Act over certain of the electric utility facilities and operations, wholesale rates and accounting practices of Central Maine, and in certain other respects, and (ii) the NRC under the Atomic Energy Act with respect to its 2.5 percent ownership interest in the Millstone No. 3 nuclear unit in Waterford, Connecticut. Central Maine is presently exempt from all provisions of the Holding Company Act, except provisions thereof relating to the acquisition of securities of other public utility companies. Central Maine is subject to public utility regulation for some purposes in Connecticut with respect to its interest in the Millstone No. 3 nuclear unit.

  Central Maine will continue to be subject to regulation as a public utility after the Merger Date.

  HoldCo is not a public utility. Under existing law, HoldCo will not, solely by virtue of the Merger and restructuring, become a public utility in any jurisdiction where Central Maine is subject to regulation, and so long as HoldCo does not become a public utility, it will not, under existing law, be subject to such jurisdiction. However, subsequent to the Merger and restructuring, certain types of transactions between various members of the system consisting of HoldCo and its subsidiaries will be subject to the jurisdiction of the MPUC under provisions of Maine law governing transactions between public utilities and affiliated interests, and reorganizations of public utilities.

  Central Maine believes that, upon consummation of the Merger and restructuring each of HoldCo and Central Maine will qualify for an exemption from all provisions of the Holding Company Act, except those provisions relating to the acquisition of securities of public utility companies since HoldCo and Central Maine and each of their respective utility subsidiaries from which they derive any material part of their respective utility income will be organized in the State of Maine and predominantly intrastate in character, and will carry on their utility business within the State of Maine. The joint application filed on March 4, 1998, by Central Maine and HoldCo with the SEC under the Holding Company Act which requests that the SEC issue an order authorizing consummation of the Merger thereunder also requests that the SEC issue an order exempting both Central Maine and HoldCo from all provisions of the Holding Company Act except Sections 9(a)(2) and 10 thereof pursuant to
Section 3(a)(1). The Holding Company Act may limit the ability of HoldCo to acquire additional utility assets or securities.

  In June 1995, the SEC Division of Investment Management issued a report recommending significant revisions to, or limited repeal of, the Holding Company Act. HoldCo and Central Maine, however, cannot predict whether Congress will take any such action. Pending such action, the SEC indicated that it would revise its rules and interpretations to modernize and simplify holding company regulation. At this time, however, HoldCo and Central Maine cannot predict the likelihood, timing or impact of such actions.

MARKET PRICE OF CENTRAL MAINE COMMON STOCK

  On April 3, 1998, the high and low sales prices for Central Maine Common Stock on the NYSE were $17 5/8 and $17 7/16, respectively.

EXCHANGE OF STOCK CERTIFICATES NOT REQUIRED

  Upon completion of the Merger, it will not be necessary for holders of Central Maine Common Stock to exchange their existing stock certificates for stock certificates of HoldCo. Holders of Central Maine Common Stock automatically will become holders of HoldCo Common Stock on a share-for-share basis, and the present stock certificates for Central Maine Common Stock automatically will represent shares of HoldCo Common

Stock. After the restructuring, as presently outstanding stock certificates are presented for registration of transfer, new certificates bearing the name of HoldCo, Inc. (or such other name as may be substituted for, or otherwise replace, the name of HoldCo, Inc.) will be issued. Furthermore, new certificates of HoldCo will be issued in exchange for old certificates of Central Maine upon the request of any shareholder.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

  The following general discussion summarizes the material United States federal income tax consequences of the Merger and is based upon the Internal Revenue Code of 1986, as amended (the "Code"), the applicable Treasury Department regulations thereunder, judicial authority and current administrative rulings and practice, all as in effect as of the date hereof. Future legislation, regulations, administrative rulings or court decisions could significantly change such authorities either prospectively or retroactively. The following discussion does not address the consequences of the Merger under state, local or foreign law nor does the discussion address all aspects of United States federal income taxation that may be important to a shareholder in light of such shareholder's particular circumstances or to a shareholder subject to special rules including, without limitation, S corporations, financial institutions, insurance companies, tax-exempt entities, dealers in securities, taxpayers subject to alternative minimum tax, persons who acquired Central Maine stock pursuant to the exercise of an employee option (or otherwise as compensation), persons holding Central Maine stock as part of a hedging or conversion transaction or a straddle or any other derivative security. This discussion assumes that Central Maine shareholders hold their respective shares of Central Maine stock as capital assets within the meaning of Section 1221 of the Code.

  The following discussion is limited to the United States federal income tax consequences relevant to a holder of Central Maine stock that is a citizen or resident of the United States, or any state thereof, or a corporation or other entity created or organized under the laws of the United States, or any political subdivision thereof, or an estate the income of which is subject to United States federal income tax regardless of its source or a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust.

  No ruling from the Internal Revenue Service (the "IRS") concerning the United States federal income tax consequences of the Merger will be requested. It is a condition to the Merger Agreement that Central Maine receive an opinion from LeBoeuf, Lamb, Greene & MacRae, L.L.P. that the Merger qualifies, for United States federal income tax purposes, as a tax-free transaction under
Section 351 of the Code. The opinion will be based upon (i) certain assumptions set forth therein and (ii) representations by the managements of Central Maine and HoldCo. The opinion referred to above neither binds nor precludes the IRS from adopting a contrary position and no assurance can be given that contrary positions will not be successfully asserted by the IRS or adopted by a court if the issues are litigated.

  THE FOLLOWING IS A SUMMARY OF CERTAIN MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER, WITHOUT REFERENCE TO THE PARTICULAR FACTS AND CIRCUMSTANCES OF ANY PARTICULAR SHAREHOLDER. IN ADDITION, THIS DISCUSSION DOES NOT ADDRESS ANY NON-INCOME TAX OR ANY FOREIGN, STATE OR LOCAL TAX CONSEQUENCES OF THE MERGER. THIS DISCUSSION DOES NOT ADDRESS THE TAX CONSEQUENCES OF ANY TRANSACTION OTHER THAN THE MERGER. ACCORDINGLY, EACH SHAREHOLDER IS STRONGLY URGED TO CONSULT WITH SUCH SHAREHOLDER'S TAX ADVISOR TO DETERMINE THE PARTICULAR UNITED STATES FEDERAL, STATE, LOCAL OR FOREIGN INCOME OR OTHER TAX CONSEQUENCES OF THE MERGER TO SUCH SHAREHOLDER.

  Exchange of Central Maine Common Stock for HoldCo Common Stock No gain or loss will be recognized for United States federal income tax purposes in connection with the exchange of Central Maine Common Stock for HoldCo Common Stock (except with respect to holders exercising dissenters' rights who may recognize dividend income or gain or loss). (See "Central Maine Shareholders who Exercise Dissenters' Rights or Rights under Section 910 of the Maine Business Corporation Act" below for a more complete discussion.) The tax basis of the shares of HoldCo Common Stock received in the Merger will equal the tax basis of the Central Maine Common Stock surrendered in the Merger, and the holding period of the shares of HoldCo Common Stock will include the holding period of the Central Maine Common Stock.

  Holders of Central Maine Preferred Stock Holders of Central Maine Preferred Stock will not recognize gain or loss for United States federal income tax purposes with respect to such shares as a result of the Merger (except with respect to holders exercising rights under Section 910 of the Maine Business Corporation Act who may recognize dividend income or gain or loss). (See "Central Maine Shareholders who Exercise Dissenters' Rights or Rights under
Section 910 of the Maine Business Corporation Act" below for a more complete discussion.)

  Central Maine Shareholders who Exercise Dissenters' Rights or Rights under
Section 910 of the Maine Business Corporation Act Cash received by a shareholder exercising dissenters' rights or rights under Section 910 of the Maine Business Corporation Act will generally be treated for United States federal income tax purposes as a dividend to the extent of Central Maine's current or accumulated earnings and profits, unless the payment (i) results in a "complete termination" of the shareholder's direct or indirect stock interest in Central Maine under Section 302(b)(3) of the Code, (ii) is "substantially disproportionate" with respect to the shareholder under Section 302(b)(2) of the Code or (iii) is "not essentially equivalent to a dividend" with respect to the shareholder under Section 302(b)(1) of the Code. Any amounts received by a holder of Central Maine 6% Preferred Stock attributable to a declared accrued unpaid dividend will be treated as a payment of such dividend and is not part of the amount paid in redemption of such preferred stock under Section 302 of the Code. Shareholders should consult their tax advisors to determine if any cash received in connection with their exercise of dissenters' rights or rights under Section 910 of the Maine Business Corporation Act will be characterized as a dividend under Section 302 of the Code.

  If any cash received pursuant to the exercise of dissenters' rights or rights under Section 910 of the Marine Business Corporation Act is not treated as a distribution taxable as a dividend, a shareholder exercising dissenters' rights or rights under Section 910 of the Maine Business Corporation Act would recognize taxable gain or loss equal to the difference between the amount of cash received not characterized as a dividend and the shareholder's adjusted tax basis in such holder's Central Maine stock.

  Central Maine and HoldCo For United States federal income tax purposes, no gain or loss will be recognized by Central Maine or HoldCo.

  Capital Gain or Loss Gain or loss recognized as a result of exercising dissenters' rights or rights under Section 910 of the Maine Business Corporation Act will be capital gain or loss and in the case of a non-corporate holder will be mid-term or long-term capital gain if the holding period for the Central Maine stock is more than one year or eighteen months, respectively.

  Backup Withholding A shareholder of Central Maine stock may be subject to backup withholding at the rate of 31% with respect to "reportable payments," which may include payments of cash as a result of exercising dissenters' rights or rights under Section 910 of the Maine Business Corporation Act. The payor will be required to deduct and withhold the prescribed amounts unless such shareholder (i) is a corporation or comes within other exempt categories and, when required, demonstrates this fact or (ii) provides a correct taxpayer identification number, certifies as to no loss to exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A shareholder of Central Maine stock who does not provide HoldCo with his or her correct taxpayer identification number may be subject to penalties imposed by the IRS. Amounts paid as backup withholding do not constitute an additional tax and will be credited against the shareholder's United States federal income tax liabilities, so long as the required information is provided to the IRS.

PRO FORMA FINANCIAL INFORMATION

  No consolidated financial statements of HoldCo are presented herein since HoldCo presently has no assets other than nominal capitalization and no liabilities, and any pro forma consolidated financial statements of HoldCo would reflect no change from the financial statements of Central Maine prior to implementation of the Merger.

LEGAL OPINION

  LeBoeuf, Lamb, Greene & MacRae, L.L.P. (a limited liability partnership including professional corporations), and Anne M. Pare, Esq., as counsel for Central Maine and HoldCo, have rendered opinions to the effect that the HoldCo Common Stock offered in this Proxy Statement and Prospectus will be validly issued, fully paid and nonassessable.

EXPERTS

  The consolidated financial statements of Central Maine and subsidiaries included in this Proxy Statement and Prospectus, and the schedule included in Central Maine's Annual Report on Form 10-K for 1997, have been audited by Coopers & Lybrand L.L.P., independent public accountants, as indicated in their reports with respect thereto, and are included and incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

                                PROPOSAL NO. 3

                  APPROVAL OF INDEPENDENT PUBLIC ACCOUNTANTS

  At its regular meeting held on February 19, 1998, the Board of Directors of Central Maine acted to appoint Coopers & Lybrand L.L.P., Portland, Maine, as auditors for Central Maine for 1998. At the Annual Meeting it is the intention of the persons named in the proxy enclosed herewith to vote in favor of the approval of such action by the Board of Directors. Representatives of Coopers & Lybrand L.L.P. will attend the meeting and, if they so desire, may make a statement; they will also respond to appropriate questions.

  The appointment of Coopers & Lybrand L.L.P. by the Board of Directors is based on the recommendation of the Audit Committee, which historically has reviewed both the audit scope and the estimated audit fees and related services for the coming year. The Audit Committee considered the appointment of auditors for Central Maine for 1998 at its meeting held on February 17, 1998. The affirmative vote of a majority of the votes cast by the holders of Central Maine Common Stock and 6% Preferred Stock, voting as a single class, is sought for approval of the appointment.

  If the proposed Merger and related holding company structure described above are approved and implemented, Coopers & Lybrand L.L.P. will also become, and be approved as, HoldCo's independent public accountants for the year 1998.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL NO. 3.

                  BOARD COMMITTEES, MEETINGS AND COMPENSATION

CERTAIN COMMITTEES OF THE CENTRAL MAINE BOARD

  The Board's Audit Committee, which has as its members Kathryn M. Weare (Chair), Duane D. Fitzgerald and Lyndel J. Wishcamper, held four meetings in 1997. The Audit Committee recommends to the Central Maine Board the independent accountants to be selected by Central Maine and reviews the plan and scope of the audit as well as the results and costs of the audit. The Committee also reviews with the independent accountants and management Central Maine's internal accounting procedures and controls, and the adequacy of the accounting services provided by Central Maine's personnel.

  The Governance Committee, now composed of David M. Jagger (Chair), Charles
H. Abbott, Robert H. Gardiner and William J. Ryan, has among its concerns the selection, performance and evaluation of directors. The Committee will consider for nomination to the Board individuals whose names have been submitted by shareholders in writing. Supporting information should accompany any submission. In addition, the Central Maine Board has established a committee composed of shareholders and non-employee directors to provide an additional means of receiving names of persons for consideration by the Governance Committee for nomination to the Central Maine Board. The Governance Committee also oversees Central Maine's long-range corporate planning and succession planning, and evaluates the performance of the President and Chief Executive Officer. The Governance Committee held three meetings in 1997.

  The Compensation and Benefits Committee, whose members are Charles H. Abbott (Chair), Duane D. Fitzgerald and Peter J. Moynihan, held seven meetings in 1997. This committee reviews and makes recommendations to the Board concerning compensation and benefit programs for executive officers and compensation for directors of Central Maine. The Compensation and Benefits Committee also administers Central Maine's 1987 Executive Incentive Plan and its Long-Term Incentive Plan.

MEETINGS OF THE CENTRAL MAINE BOARD

  The Central Maine Board held 13 meetings (including regularly scheduled and special meetings) in 1997. Each director listed above attended more than 75 percent of the aggregate of the total number of Central Maine Board meetings and the total number of meetings of all committees on which that director served that were held during periods he or she served as a director.

COMPENSATION OF DIRECTORS

  In accordance with the established guidelines for the Central Maine Board, the Chairman of the Board receives an annual retainer of $25,200, the Vice Chairman of the Board receives an annual retainer of $10,300, and each director (other than the Chairman or Vice Chairman) who is the Chair of a committee of the Board and not an executive officer of Central Maine receives an annual retainer of $8,400. Each other director who is not an executive officer of Central Maine (an "outside director") receives an annual retainer of $6,800. All retainers are payable quarterly. In addition to ordinary travel expenses, all outside directors receive $600 for each meeting of the Central Maine Board attended, and all outside directors serving on a committee of the Central Maine Board receive $300 for each committee meeting attended on a day on which they have also attended a meeting of the full Central Maine Board or another committee and $600 for any other committee meeting attended. A fee of $150 is paid to outside directors for participating in a meeting of the Central Maine Board or one of its committees by telephone if, in the opinion of the person presiding at the meeting, substantial action is taken or matters of importance are resolved.

  In March 1988, the Central Maine Board established a voluntary deferred compensation plan for outside directors. Under the plan, a director may elect to have all or a specified portion, in increments of 25 percent, of his or her retainer (but not meeting fees) for the calendar year following the election and subsequent calendar years credited quarterly to a deferred compensation account, maintained at the election of the director either as a cash account or an account in units based on the value of the Central Maine Common Stock ("Compensation Units"). The number of Compensation Units credited to a director's account is equal to the number of shares of Central Maine Common Stock that could have been purchased as of the middle of a calendar quarter with the amount of the retainer deferred for that quarter. Central Maine matches Compensation Units in a director's account representing deferred retainers with one-half the number of Compensation Units in the account. Whenever dividends are paid on Central Maine Common Stock, each account maintained in Compensation Units is credited with additional Compensation Units equal to the number of shares that could have been purchased if a cash dividend had been paid on the Compensation Units in the account.

  Effective January 1, 1998, the Central Maine Board terminated the retirement plan for outside directors that had been effective since September 1991. With the assistance of an independent compensation consultant, the Central Maine Board has adopted amendments to its deferred compensation plan that aligns the interests of the directors more closely with the interests of shareholders by tying Central Maine Board compensation to the value of Central Maine Common Stock. Accrued benefits under the former retirement plan have been converted for all current directors to Compensation Units under the deferred compensation plan. In addition, at the beginning of each year, each director will receive a fixed grant of 500 Compensation Units. Dividend equivalents will be added to Compensation Units on dividend payment dates for Common Stock. There is no company match for Compensation Units other than those representing deferred retainers.

  All deferred compensation is paid solely in cash following retirement from the Central Maine Board. The value of the Compensation Units in a director's account at the time a payment is made will be equal to the market value of the same number of shares of Central Maine Common Stock on the payment date. The number of Compensation Units in the accounts of directors under the deferred compensation plan as of February 28, 1998 is shown in the table that appears under the caption "SECURITY OWNERSHIP."

                              SECURITY OWNERSHIP

  The following table lists the number of shares of the Central Maine Common Stock beneficially owned as of April 1, 1998 by each director of Central Maine and each of the executive officers of Central Maine named in the Summary Compensation Table contained in this Proxy Statement. The total number of such shares beneficially owned as of April 1, 1998 by all directors and executive officers of Central Maine as a group is also listed. Shares listed as beneficially owned include shares as to which the directors and executive officers have or share the power to vote or the power to dispose.

  The table also lists the number of Compensation Units as of February 28, 1998 in the accounts of the outside directors under the deferred compensation plan described above. The value of the Compensation Units at the time they are paid out will be equal to the market value of the same number of shares of Central Maine Common Stock on the payment date, but the deferred amounts will be paid only in cash. Compensation Units will not be distributed in the form of Central Maine Common Stock.

                                  SHARES BENEFICIALLY
 DIRECTORS AND NAMED EXECUTIVE           OWNED             COMPENSATION UNITS
            OFFICERS             (AS OF APRIL 1, 1998) (AS OF FEBRUARY 28 , 1998)
 -----------------------------   --------------------- --------------------------
 Charles H. Abbott.............          3,243                   15,731
 Charleen M. Chase.............          1,317                    9,247
 Duane D. Fitzgerald...........            500                    3,209
 David T. Flanagan.............         12,269                      --
 Robert H. Gardiner............          1,000                    8,703
 David M. Jagger...............          1,000                   18,176
 Peter J. Moynihan.............          1,277                    4,439
 William J. Ryan...............          1,000                    1,243
 Kathryn M. Weare..............          1,187                    7,941
 Lyndel J. Wishcamper..........          2,514                    3,263
 Arthur W. Adelberg............          5,220                      --
 David E. Marsh................          6,414                      --
 Gerald C. Poulin..............          7,024                      --
 Sara J. Burns.................          4,131                      --
 All directors and executive
  officers as a group (includ-
  ing persons listed above)....         59,215                   71,952

  The number of shares of Central Maine Common Stock beneficially owned as of March 23, 1998 by each of the directors and named executive officers, and the aggregate number of such shares beneficially owned as of that date by all directors and executive officers as a group, constituted less than one percent of the total shares of that class then outstanding. As of March 23, 1998, Mr. Abbott's spouse held sole voting and investment power over 800 shares of the total number of shares listed for Mr. Abbott, and all shares listed for Ms. Chase were held jointly. Of the shares listed for Mr. Poulin, 201 shares were held jointly as of that date. The total number of shares held jointly for all directors and executive officers as a group as of March 23, 1998 was 1,518 shares. No director or officer owned as of March 23, 1998 any shares of 6% Preferred Stock or Dividend Series Preferred Stock.

  The following table sets forth the name and address of each shareholder believed to be the beneficial owner of 5% or more of the outstanding shares of Central Maine Common Stock, the number of shares beneficially owned by each such shareholder and the percentage of shares so owned as of March 23, 1998.(1)

                                                    SHARES OF COMMON
                                                         STOCK        PERCENTAGE
                NAME AND ADDRESS                   BENEFICIALLY OWNED  OF CLASS
                ----------------                   ------------------ ----------
FMR Corp.........................................      3,234,200(2)    9.97%(2)
82 Devonshire Street
Boston, MA 02109
Goldman, Sachs & Co. and The Goldman Sachs Group,
 L.P.............................................      1,817,500(3)     5.6%(3)
85 Broad Street
New York, NY 10004

--------
(1) Christine M. Nyhan, trustee, 1825 Spindrift Lane, La Jolla, California 92037, owned of record 1,675 shares of 6% Preferred Stock. Shares held by Christine M. Nyhan, trustee, represent approximately .05 percent of the combined voting power of Central Maine Common Stock and 6% Preferred Stock and approximately 29.31 percent of the voting power of the 6% Preferred Stock.
(2) Based solely on a Schedule 13G dated February 14, 1998, this amount represents beneficial ownership of (a) 2,833,500 shares of Central Maine Common Stock by Fidelity Management & Research Company, an investment adviser, and (b) 400,700 shares of Central Maine Common Stock by Fidelity Management Trust Company, a bank. In its Schedule 13G, FMR Corp. indicated that it or its affiliates had sole power to dispose of all of these shares and sole power to vote 351,100 of these shares.
(3) Based solely on a Schedule 13G dated February 14, 1998, Goldman, Sachs & Co. and The Goldman Sachs Group, L.P. share the power to vote and dispose of 1,817,500 shares of Central Maine Common Stock.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  The directors and officers of Central Maine filed in a timely manner their reports on Forms 3, 4 and 5 as required under Section 16(a) of the Exchange Act.

                            EXECUTIVE COMPENSATION

  The following Summary Compensation Table presents information on compensation to David T. Flanagan, President and Chief Executive Officer, and to other executive officers of Central Maine for 1995, 1996 and 1997.

                          SUMMARY COMPENSATION TABLE

                                                        LONG-TERM
                                 ANNUAL COMPENSATION   COMPENSATION
                               ----------------------- ------------
       NAME                                             RESTRICTED
        AND                                               STOCK      ALL OTHER
     PRINCIPAL                                           AWARD(S)   COMPENSATION
     POSITION             YEAR SALARY ($) BONUS ($)(1)  ($)(1)(2)      ($)(3)
     ---------            ---- ---------- ------------ ------------ ------------
David T. Flanagan.......  1997 315,000.00  218,531.25   97,125.00     2,603.26
 President and Chief Ex-
 ecutive Officer          1996 265,000.08   62,606.27       0         5,017.97
                          1995 240,000.00   76,000.00       0         4,989.60
Arthur W. Adelberg......  1997 189,818.09   79,125.00   35,166.67     5,036.82
 Executive Vice Presi-
 dent                     1996 166,334.32   28,262.51       0         4,768.44
                          1995 157,816.72   40,781.67       0         4,741.36
David E. Marsh..........  1997 189,818.09   79,125.00   35,166.67     4,386.53
 Chief Financial Officer  1996 166,123.59   25,768.75       0         4,833.91
                          1995 157,816.72   40,781.67       0         4,800.91
Gerald C. Poulin........  1997 158,200.08   61,935.30   27,526.80     3,571.41
 Chief Operating Offi-
 cer,                     1996 137,294.23   23,362.25       0         4,511.31
 Energy Services          1995 127,366.72   27,736.27       0         3,821.00
Sara J. Burns...........  1997 139,000.00  56,250.00    25,000.00     2,601.01
 Chief Operating Offi-
 cer,
 Distribution Services
 (4)

--------
  (1) For 1997, amounts are awards under the 1987 Executive Incentive Plan.

  (2) At December 31, 1997, the number of shares and value of the aggregate restricted stock holdings of each of the named executive officers were as follows: Mr. Flanagan, 9,406 shares and $143,441; Mr. Adelberg, 3,639 shares and $55,944; Mr. Marsh, 3,639 shares and $55,944; Mr. Poulin, 3,012 shares and $45,933; and for Ms. Burns, 1,413 shares and $21,548. The aggregate restricted stock holdings listed for the named executive officers include contingent grants of performance restricted shares of Central Maine Common Stock under Central Maine's Long-Term Incentive Plan ("LTIP") for the 3-year performance period beginning January 1, 1995, for Messrs. Flanagan, Adelberg, Marsh and Poulin. Aggregate restricted stock holdings for Ms. Burns are awards under the Executive Incentive Plan ("EIP") that are restricted for 3 years after the award. Vesting of the LTIP shares is subject to attaining a threshold level of performance. For the 3-year performance period beginning January 1, 1995, the specified level of performance was not attained. As a result, the performance restricted shares contingently granted for that performance period plus additional performance restricted shares resulting from the reinvestment of dividends through January 1998 were forfeited on March 19, 1998.

  The number of LTIP shares forfeited and their value as of the forfeiture date were as follows:

                                            NUMBER OF     VALUE AS OF FORFEITURE
      NAME                               SHARES FORFEITED DATE (MARCH 19, 1998)
      ----                               ---------------- ----------------------
      David T. Flanagan.................      9,531              $165,601
      Arthur W. Adelberg................      3,688                64,079
      David E. Marsh....................      3,688                64,079
      Gerald C. Poulin..................      3,052                53,028

  Dividends on the performance restricted shares under the LTIP were earned at the same rate as dividends on the unrestricted Central Maine Common Stock and were reinvested in additional performance restricted shares during the performance period until the forfeiture. Dividends on shares of restricted stock granted under the EIP are earned at the same rate as dividends on the unrestricted Central Maine Common Stock and are paid either during the 3-year restriction period applicable to these shares or at the end of the restriction period.

  (3) For 1997, amounts of All Other Compensation include (i) matching contributions by Central Maine to the Employee Savings and Investment Plan for Non-Union Employees (401(k) Plan) in the amount of $2,075 for Mr. Flanagan, $4,780.03 for Mr. Adelberg, $4,075.49 for Mr. Marsh, $3,182.83 for Mr. Poulin, and $2,601.01 for Ms. Burns; and (ii) the value of term life insurance premiums paid under universal life insurance policies in the amount of $582.26 for Mr. Flanagan, $256.79 for Mr. Adelberg, $311.04 for Mr. Marsh, and $388.58 for Mr. Poulin. Central Maine has purchased universal life insurance policies for Mr. Flanagan, Mr. Adelberg, Mr. Marsh and Mr. Poulin, who have no immediate right to receive the cash surrender value of the policies and may never have any right to receive the cash surrender value. The respective interests of these four executive officers in the cash surrender value of the policies will vest only if certain conditions are first satisfied. If an executive officer's interest in the cash surrender value vests, the retirement benefits payable to the executive officer by Central Maine under its Supplemental Executive Retirement Plan (the "SERP"), a defined benefit retirement income plan, will be reduced dollar for dollar by the amount of the cash surrender value of the policy at the time it vests. The premium paid on each of these policies is designed to produce a cash surrender value which is equal to, but which may be less than, the benefits payable under the SERP.

  (4) Effective May 1, 1997.

                PENSION PLAN TABLES AND EMPLOYMENT ARRANGEMENTS

BASIC PENSION PLAN

  Central Maine makes payments to the Retirement Income Plan for Non-Union Employees (the "Basic Pension Plan") for full-time non-union employees of Central Maine, including the executive officers. Estimated annual retirement benefits payable by Central Maine under the Basic Pension Plan, assuming retirement on December 31, 1997 at age 65, for average salary levels and credited years of service specified in the following Basic Pension Plan Table are as set forth in the Table.

                                                   YEARS OF SERVICE
                                       ----------------------------------------
      AVERAGE ANNUAL SALARY FOR
     5 HIGHEST CONSECUTIVE YEARS
         PRECEDING RETIREMENT            15      20      25      30       35
     ---------------------------       ------- ------- ------- ------- --------
$150,000.............................. $34,799 $46,399 $57,999 $69,598 $ 72,198
 175,000..............................  41,174  54,899  68,624  82,348   85,573
 200,000..............................  47,549  63,399  79,248  95,098   98,948
 225,000..............................  47,549  63,399  79,248  95,098  112,323
 250,000..............................  47,549  63,399  79,248  95,098  112,323
 275,000..............................  47,549  63,399  79,248  95,098  112,323
 300,000..............................  47,549  63,399  79,248  95,098  112,323
 325,000..............................  47,549  63,399  79,248  95,098  112,323
 350,000..............................  47,549  63,399  79,248  95,098  112,323
 375,000..............................  47,549  63,399  79,248  95,098  112,323
 400,000..............................  47,549  63,399  79,248  95,098  112,323

  For Ms. Burns, an executive officer named in the Summary Compensation Table, compensation covered by the Basic Pension Plan consists of base salary shown in the Salary column of that Table. Because the amount of compensation that could be taken into account in determining retirement benefits under the Basic Pension Plan was limited by federal tax law to $160,000 in 1997, the 1997 covered compensation under the Basic Pension Plan for Messrs. Flanagan, Adelberg, Marsh and Poulin was limited to that amount of their respective base salaries. Messrs. Flanagan, Adelberg, Marsh and Poulin and Ms. Burns have been credited with 12, 11, 23, 26 and 11 years of service, respectively. Benefits listed in the Basic Pension Plan Table are payable as a single life annuity and reflect an offset for estimated Social Security benefits payable upon attainment of age 65.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

  Central Maine maintains a Supplemental Executive Retirement Plan (the "SERP") that provides supplemental retirement income to selected executive officers of Central Maine. Estimated annual retirement benefits payable by Central Maine under the SERP, assuming retirement on December 31, 1997 at age 65, for average compensation levels and credited years of service specified in the following SERP Table are as set forth in the Table.

                                                  YEARS OF SERVICE
                                    --------------------------------------------
          AVERAGE ANNUAL
           COMPENSATION
        FOR 3 HIGHEST YEARS            15       20       25       30       35
        -------------------         -------- -------- -------- -------- --------
$150,000........................... $ 23,701 $ 31,601 $ 39,501 $ 47,402 $ 64,302
 175,000...........................   27,076   36,101   45,126   54,152   73,677
 200,000...........................   30,451   40,601   50,752   60,902   83,052
 225,000...........................   40,201   53,601   67,002   80,402   92,427
 250,000...........................   49,951   66,601   83,252   99,902  115,177
 275,000...........................   59,701   79,601   99,502  119,402  137,927
 300,000...........................   69,451   92,601  115,752  138,902  160,677
 325,000...........................   79,201  105,601  132,002  158,402  183,427
 350,000...........................   88,951  118,601  148,252  177,902  206,177
 375,000...........................   98,701  131,601  164,502  197,402  228,927
 400,000...........................  108,451  144,601  180,752  216,902  251,677

  For Messrs. Flanagan, Adelberg, Marsh and Poulin, compensation covered by the SERP consists of base salary shown in the Salary column of the Summary Compensation Table, and incentive awards received under Central Maine's 1987 Executive Incentive Plan, including amounts shown in the Bonus and Restricted Stock Awards columns of that Table. Messrs. Flanagan, Adelberg, Marsh and Poulin and Ms. Burns have been credited with 12, 11, 23, 26 and 11 years of service, respectively. Years of credited service up to 25 years are taken into account in computing retirement benefits under the SERP. Benefits listed in the SERP Table reflect the deduction of benefits payable under the Basic Pension Plan upon attainment of age 65, as shown in the Basic Pension Plan Table. SERP benefits will be further reduced, dollar for dollar, by the amount of the cash surrender value of universal life insurance policies, which have been purchased for these four executive officers, at such time as their respective interests in the cash surrender value may vest. Ms. Burns does not participate in the SERP.

  Under an employment agreement with Central Maine, which is described below, Mr. Flanagan is entitled to an incremental retirement benefit, beginning at age 55, that, when added to benefits payable to him under the Basic Pension Plan and the SERP, provides an aggregate annual retirement benefit of 65 percent of base salary earned during the 12 months preceding termination of his employment for reasons other than death or cause plus the three-year average of incentive compensation earned under the 1987 Executive Incentive Plan, not to exceed $200,000 per year.

  Separate employment agreements between Central Maine and Messrs. Adelberg, Marsh and Poulin, respectively, provide certain retirement benefits for these executive officers in the event of involuntary termination without cause or constructive discharge. These provisions are described below.

EMPLOYMENT AND TERMINATION OF EMPLOYMENT ARRANGEMENTS

  Effective June 1, 1997, Central Maine entered into an employment agreement with Ms. Burns and, effective January 1, 1998, separate employment agreements with Messrs. Adelberg, Flanagan, Marsh and Poulin. The agreements are intended to encourage these executive officers to continue their employment so that Central Maine will have the continuing benefit of their services during a period of transition in its business due to regulatory and competitive market changes and in the event of a change of control of Central Maine.

  The agreements provide for a specified minimum base salary and for participation in benefit plans in accordance with the provisions of those plans. In addition, the agreements for Messrs. Flanagan, Adelberg, Marsh and Poulin provide for certain retirement benefits. As described above, Mr. Flanagan is entitled to a retirement benefit not exceeding $200,000 per year, beginning at age 55, including amounts payable under the Basic Pension Plan and the SERP. Central Maine is required to maintain a policy of insurance on Mr. Flanagan's life, providing that premium payments do not exceed a specified amount, with proceeds payable to Mr. Flanagan's spouse in the event of his death prior to any payment of retirement benefits under the agreement. The agreement requires that retirement benefits payable to Mr. Flanagan thereunder be funded through a rabbi trust over a five-year period in the event of a change of control.

  Other than benefits payable under the Basic Pension Plan and the SERP, retirement benefits for Messrs. Adelberg, Marsh and Poulin under their respective agreements are payable only in the event of involuntary termination of employment without cause or certain events constituting a constructive discharge. The retirement benefit for Mr. Adelberg is equal to 2.6 percent of his average base salary over a three-year period times his years of service, payable on the later of age 55 or a date associated with certain termination events. Under the existing agreement, the retirement benefit payable to Mr. Marsh is equal to 50 percent of the average of three years of base salary beginning on a date relating to specified termination events. Mr. Marsh is also entitled to retiree medical benefits equal to those available under Central Maine's retiree medical benefits plan. Mr. Poulin is entitled, under the agreement with Central Maine, to receive certain age and service credit under the Basic Pension Plan and the SERP and to a 25 percent enhancement of his pension benefit under the Basic Pension Plan, with no discounts relating to age and years of service. In addition, he is entitled to certain retiree medical benefits.

  The agreements also provide for severance benefits for certain terminations of employment. If, within 36 months following a change of control of Central Maine, the executive officer's employment is terminated without cause or the executive officer is constructively discharged, he or she will be entitled to
(1) a lump sum amount equal to 2.99 times base salary and, in some cases, certain incentive compensation; (2) the continuation of coverage available under Central Maine's group medical and other group benefit plans for a specified period; and (3) limited outplacement services. In the event of a termination without cause or constructive discharge when no change of control has occurred, the executive officer will be entitled to receive severance benefits equal to one times annual base salary.

  The agreements for Messrs. Adelberg, Marsh and Poulin continue in effect until December 31, 1999, and for Mr. Flanagan until December 31, 2002, and are automatically extended for one year on each December 31 unless either Central Maine or the executive officer gives prior notice of an intention not to extend his agreement. These agreements provide for one final three-year extension after a change of control. The agreement for Ms. Burns continues in effect until May 31, 2000 and provides for a payment equal to one-half of her base salary provided she remains employed by Central Maine until the earlier of (a) a change of control, or (b) May 31, 2000.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  OVERVIEW. The objectives of the Compensation and Benefits Committee of the Board of Directors of Central Maine (the "Committee") in administering Central Maine's executive compensation programs are to assure that total compensation opportunities are competitive with those available in the utility industry and general industry and contain significant pay-for-performance elements to align more closely the interests of Central Maine's executive officers and its shareholders by supporting and increasing shareholder value.

  The Committee believes that the three existing components of total direct compensation for Central Maine's executive officers, namely, base salary, annual incentives and long-term incentives, are appropriate means of achieving these objectives. For 1997, the Committee redesigned these items with the assistance of an independent compensation consultant to be more highly leveraged for performance and shareholder value enhancement and to be more competitive in a changing business environment.

  To achieve its objectives, the Committee determined that the elements of direct compensation needed to be realigned with an expanded competitive market. This market includes electric utilities in the EEI 100 Index used in the performance graph below and companies from general industry that are selected from a published survey compiled by the Committee's independent compensation consultant based on business diversity and complexity, competitive similarities, revenue size and geography. This expanded market will better enable Central Maine to attract and retain executive talent that is essential in aggressively managing Central Maine's changing business requirements in an increasingly competitive climate resulting from federal and state regulatory and legislative initiatives that have opened the generation and transmission markets to competition, including a recently enacted Maine law restructuring the electric utility industry in Maine, and that will result in further competition in Central Maine's business.

  Total compensation opportunities provided by base salary and annual and long-term incentives have been redesigned to reflect median compensation levels for positions with comparable responsibilities in the targeted blended market. The median represents a fifty/fifty blend of the median pay of electric utilities and companies from general industry. The mix of these compensation elements is performance leveraged to support and enhance shareholder value by tying earnings opportunities to performance results.

  BASE SALARY. Base salaries of the executive officers are measured against median base salary levels for positions with comparable functional responsibilities in the identified market, adjusted to take into account individual abilities and skills in light of the business challenges requiring those attributes. After reviewing market information provided by its compensation consultant showing that base salary levels for the executive officers as a group were on average approximately 25 percent below market, in late 1996 the Committee adjusted the base salaries of the executive officers other than Mr. Flanagan an average 13 percent to bring the salaries of these officers within range of but lower than the market for their positions. No further adjustments were made in 1997.

  After conducting a separate evaluation of the compensation and benefits of the President and Chief Executive Officer in 1997, the Committee adjusted Mr. Flanagan's base salary by approximately 19 percent to narrow the substantial gap between his salary and the median market salary for his position to 80 percent of the blended utility and general industry market.

  ANNUAL INCENTIVES. In 1997, Central Maine's annual incentive compensation program for its executive officers, including the President and Chief Executive Officer, reflected two important strategic objectives of Central Maine relating to the restructuring of the electric utility industry in Maine, including the ability to recover strandable costs, and the reduction of Central Maine's financial exposure to uncertainties surrounding operation of the Maine Yankee nuclear plant, which were weighted at 40 percent and 30 percent, respectively. The incentive compensation program for 1997 also included customer satisfaction goals, revenue targets and a goal to reduce purchased power costs, each of which was weighted at 10 percent. In addition, the Committee adopted individual performance goals which were key components of corporate strategy.

  The Committee determined that a substantial percentage of the objectives under these company performance goals were attained in 1997. The Committee applied this level of performance and a criterion utilizing the performance of Central Maine's stock during the year to determine the overall award pool for participants in the annual incentive compensation program. The Committee determined the overall award pool to be 1.66 times target levels of incentive compensation for this group.

  The Committee believes that management's efforts with respect to the favorable agreement reached for the sale of Central Maine's generating assets, the provisions of the new Maine electric utility restructuring law recognizing the right to recover stranded costs, and the reduction of Central Maine's risks associated with Maine Yankee have combined to affect positively Central Maine's stock price and to reposition Central Maine more favorably for the future. As a result, the Committee supported awards above target levels of short-term incentive compensation.

  The Committee determined that Mr. Flanagan had exceeded target performance under his individual goals and awarded him 1.85 times his target short-term incentive compensation of one-half of base salary. Awards to the other executive officers, who met their individual goals at varying levels, ranged from 1.2 to 2.1 times their target incentive compensation. Target incentive awards for this group are 25 percent to 30 percent base salary, depending on position.

  LONG-TERM INCENTIVE COMPENSATION. The Long-Term Incentive Plan ("LTIP"), in which Mr. Flanagan and other named executive officers participate, is intended to focus attention more sharply on a performance objective that is designed to increase value to shareholders over the longer term. Under the LTIP, contingent grants of performance restricted shares of Central Maine Common Stock have been made at the beginning of three-year performance periods. These shares, as well as additional shares resulting from the reinvestment of dividends, have remained completely at risk and subject to forfeiture to the extent performance results have not been achieved. At the end of the performance period, the number of shares payable is based on the ranking of the three-year average of Central Maine's total shareholder return (stock price plus dividends) against the three-year average of the total shareholder return of other utilities in the EEI 100 Index against which Central Maine's performance is measured in the performance graph.

  Although the market value of Central Maine Common Stock increased during the three-year performance period ending December 31, 1997, which resulted in Central Maine ranking 22nd out of 97 indexed utilities for 1997, the threshold level of performance with respect to the ranking of Central Maine's 3-year average total shareholder return was not attained. As a result, the shares contingently granted for that period plus shares accrued through dividend reinvestment were forfeited. Mr. Flanagan forfeited 9,531 shares, and the other named executive officers forfeited lesser amounts.

  OTHER POLICIES. Effective January 1, 1997, Central Maine's executive officers and other members of management will be required to increase their holdings of stock so that within four years, the President and Chief Executive Officer owns stock with a value no less than three times his base salary, with lesser multiples of base salary required for other executive officers and members of management.

  A provision of federal tax law denies a tax deduction to any publicly-held company for compensation paid to any named executive officer that exceeds one million dollars in a taxable year, except for certain performance-based compensation. The Committee has not adopted a policy with respect to these compensation limits because it is anticipated that compensation paid to Central Maine's executive officers will be less than one million dollars.

                                          Compensation and Benefits Committee

                                          Charles H. Abbott (Chair)
                                          Duane D. Fitzgerald
                                          Peter J. Moynihan

                         SHAREHOLDER RETURN COMPARISON

  The graph below compares the cumulative total shareholder return on the Common Stock of the Company with the cumulative total return on the S&P 500 Index and the Edison Electric Institute Index of 100 investor-owned electric utilities ("EEI 100 Index") at December 31 for each of the last five fiscal years (assuming the investment of $100 in the Company's Common Stock, the S&P 500 Index and the EEI 100 Index on December 31, 1992, and the reinvestment of all dividends).






                                  LINE GRAPH

                                                           DECEMBER 31
                                                  -----------------------------
                                                  1992 1993 1994 1995 1996 1997
                                                  ---- ---- ---- ---- ---- ----
Central Maine Power Company...................... $100 $ 68 $ 66 $ 75 $ 65 $ 91
S&P 500 Index.................................... $100 $110 $112 $153 $189 $252
EEI 100 Index.................................... $100 $111 $ 98 $129 $130 $166

                      DEADLINE FOR SHAREHOLDER PROPOSALS

  Proposals of shareholders intended to be presented at the 1999 Annual Meeting of the Shareholders must be received on or before December 8, 1998, for inclusion in the proxy materials relating to that meeting. Any such proposals should be sent to Anne M. Pare, Corporate Secretary and Clerk, Central Maine Power Company, 83 Edison Drive, Augusta, Maine 04336.

                                 OTHER MATTERS

  The accompanying proxy is solicited by and on behalf of the Board of Directors of Central Maine Power Company for use at the Annual Meeting of the Shareholders to be held on May 21, 1998 or any adjournments thereof. The cost of solicitation will be paid by Central Maine. No solicitation is to be made by specially engaged employees or other paid solicitors except that Corporate Investor Communications, Inc. will solicit Voting Shareholders of record and broker nominees on behalf of Central Maine, for which it will receive a fee of approximately $5,000, plus reasonable expenses. Banks, brokerage firms and other custodians, nominees and fiduciaries will be reimbursed by Central Maine for reasonable expenses incurred in sending proxy materials to beneficial owners of Central Maine's Common Stock and 6% Preferred Stock. In addition, directors, officers or employees of Central Maine may solicit proxies by telephone or in person, the costs of which will be nominal.

  The Board of Directors of Central Maine does not know of any matter, other than the matters set forth in this Proxy Statement, to be acted upon at this Annual Meeting. However, if any other matter shall be properly brought before the meeting, the proxies will be voted in respect thereof in accordance with the judgment of the person or persons voting the proxies.

                                          By Order of the Board of Directors

                                          /s/ David T. Flanagan

                                          David T. Flanagan
                                          President and Chief Executive
                                           Officer

Augusta, Maine
April  , 1998

   Again, we call the attention of holders of Central Maine Common Stock and 6% Preferred Stock to the enclosed Proxy. We would appreciate it very much if they would VOTE, DATE, SIGN and RETURN IT PROMPTLY, regardless of whether they plan to attend the meeting.

                                  APPENDIX I

                     FORM OF AGREEMENT AND PLAN OF MERGER

  THIS AGREEMENT AND PLAN OF MERGER ("Agreement") is made as of    , 1998, by
and among CENTRAL MAINE POWER COMPANY, a Maine corporation ("Central Maine"), CMP MERGER CO., a Maine corporation ("MergeCo"), and HOLDCO, INC., a Maine corporation ("HoldCo").

  WHEREAS, Central Maine has authorized capital consisting of (i) 80,000,000 shares of Common Stock, with a par value of $5 per share ("Central Maine Common Stock"), of which 32,442,752 shares are issued and outstanding as of the date hereof; (ii) 2,000,000 shares of Preferred Stock, with a par value of $25 per share ("Central Maine $25 Preferred Stock"), no shares of which are issued and outstanding as of the date hereof; (iii) 5,713 shares of 6% Preferred Stock, with a par value of $100 per share ("Central Maine 6% Preferred Stock"), all of which shares are issued and outstanding as of the date hereof; and (iv) 2,300,000 shares of Dividend Series Preferred Stock, with a par value of $100 per share ("Central Maine Dividend Series Preferred Stock"), of which 1,115,275 shares are issued and outstanding as of the date hereof; the number of shares of outstanding Central Maine Common Stock being subject to increase to the extent shares may be issued pursuant to Central Maine's Dividend Reinvestment and Common Stock Purchase Plan prior to the Merger Date (as defined below), and the number of shares of outstanding Central Maine Dividend Series Preferred Stock being subject to decrease to the extent shares are redeemed or purchased and retired by Central Maine prior to said Merger Date; and

  WHEREAS, MergeCo has authorized capital consisting of 1,000 shares of Common Stock, with a par value of $5 per share ("MergeCo Common Stock"), of which 100 shares are issued and outstanding and are owned beneficially and of record by HoldCo; and

  WHEREAS, HoldCo has authorized capital consisting of 80,000,000 shares of Common Stock, with a par value of $5 per share ("HoldCo Common Stock"), of which 100 shares are issued and outstanding and are owned beneficially and of record by Central Maine; and

  WHEREAS, the Boards of Directors of the respective parties hereto deem it advisable to merge MergeCo with and into Central Maine (the "Merger") in accordance with the Maine Business Corporation Act ("Maine BCA"), this Agreement and the Articles of Merger attached hereto as Exhibit A (the "Articles"), for the purpose and with the effect of establishing HoldCo as the parent corporation of Central Maine in a transaction intended to qualify for tax-free treatment;

  NOW, THEREFORE, in consideration of the premises and agreements contained herein, the parties agree that (i) MergeCo shall be merged with and into Central Maine, said action constituting the "Merger", (ii) Central Maine shall be the corporation surviving the Merger, and (iii) the terms and conditions of the Merger, the means of carrying it into effect and the manner of converting and exchanging shares of capital stock shall be as follows:

                                   ARTICLE 1

                                  THE MERGER

  1.1 Plan of Merger. This Agreement shall constitute a plan of merger between Central Maine and MergeCo (Central Maine and MergeCo being sometimes referred to herein as the "Participating Corporations") in accordance with Section 901 of the Maine BCA.

  1.2 Articles of Merger. Subject to and in accordance with the provisions of this Agreement, the Articles shall be executed by the Participating Corporations and delivered to the Secretary of State of the State of Maine for filing, as provided in Section 903 of the Maine BCA.

  1.3 Merger Date. The Merger shall become effective upon the filing of the Articles with the Secretary of State of the State of Maine or on such later date not more than 60 days after such filing as may be specified in the Articles (such effective date being herein called the "Merger Date"). On the Merger Date, the separate existence of MergeCo shall cease and MergeCo shall be merged with and into Central Maine, which shall continue its corporate existence as the surviving corporation (Central Maine, as the surviving corporation, being sometimes referred to herein as the "Surviving Corporation"). Central Maine, as the Surviving Corporation, shall succeed, without other transfer, to all the rights and property of MergeCo and shall be subject to all the debts and liabilities of MergeCo in the same manner as if Central Maine had itself incurred them. All rights of creditors and all liens upon the property of each of Central Maine and MergeCo shall be preserved unimpaired.

  1.4 Appropriate Actions. Prior to, at and after the Merger Date, HoldCo, Central Maine and MergeCo, respectively, shall take all such actions as may be necessary or appropriate in order to effectuate the Merger. In this connection, HoldCo shall issue the shares of HoldCo Common Stock for which outstanding shares of Central Maine Common Stock will be exchanged and surrendered on a share-for-share basis to the extent provided in Article 2 of this Agreement. In case at any time after the Merger Date any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full title to all properties, assets, privileges, rights, immunities and franchises of either of the Participating Corporations, the officers and directors of each of the Participating Corporations as of the Merger Date shall take all such further action.

                                   ARTICLE 2

                  TERMS OF CONVERSION AND EXCHANGE OF SHARES

  On the Merger Date:

  2.1 Central Maine Common Shares. Each share of Central Maine Common Stock issued and outstanding immediately prior to the Merger shall be automatically changed and converted into and exchanged for one share of HoldCo Common Stock, which shall thereupon be issued and fully-paid and non-assessable; provided, however, that such conversion and exchange shall not affect shares of holders, if any, who perfect their rights as dissenting shareholders under Sections 908 and 909 of the Maine BCA.

  2.2 Central Maine Preferred Shares. Shares of Central Maine $25 Preferred Stock, Central Maine 6% Preferred Stock and Central Maine Dividend Series Preferred Stock issued and outstanding immediately prior to the Merger shall not be converted or otherwise affected by the Merger, except that holders of Central Maine 6% Preferred Stock will be entitled to be paid the fair value of their shares in accordance with Section 610 of the Maine BCA. Each such share shall continue to be (i) issued and outstanding and (ii) a fully-paid and non-assessable share of Central Maine $25 Preferred Stock, Central Maine 6% Preferred Stock or Central Maine Dividend Series Preferred Stock, as the case may be, of the Surviving Corporation.

  2.3 MergeCo Shares. The shares of MergeCo Common Stock issued and outstanding immediately prior to the Merger shall be automatically changed and converted into a number of shares of common stock, par value $5.00 per share, of the Surviving Corporation (which shall thereupon be issued and fully-paid and non-assessable), equal to the number of shares of Central Maine Common Stock as are issued and outstanding immediately prior to the Merger Date.

  2.4 HoldCo Shares. Each share of HoldCo Common Stock issued and outstanding and held by Central Maine immediately prior to the Merger shall be cancelled.

  2.5 Central Maine Stock Options. Each outstanding option to purchase shares of Central Maine Common Stock will be assumed by HoldCo. Each such option will be exercisable in accordance with its existing terms for the same number of shares of HoldCo Common Stock as the number of shares of Central Maine Common Stock subject to such option.

                                   ARTICLE 3

                     ARTICLES OF INCORPORATION AND BYLAWS

  3.1 Central Maine's Articles of Incorporation. From and after the Merger Date, and until thereafter amended as provided by law, the Articles of Incorporation of Central Maine as in effect immediately prior to the Merger shall be and continue to be the Articles of Incorporation of the Surviving Corporation.

  3.2 Central Maine's Bylaws. From and after the Merger Date, and until thereafter amended as provided by law, the Bylaws of Central Maine as in effect immediately prior to the Merger shall be and continue to be the Bylaws of the Surviving Corporation.

                                   ARTICLE 4

                            DIRECTORS AND OFFICERS

  4.1 Central Maine's Directors and Officers. The persons who are directors and officers of Central Maine immediately prior to the Merger shall continue as directors and officers, respectively, of the Surviving Corporation and shall continue to hold office as provided in the Bylaws of the Surviving Corporation. If, at or following the Merger Date, a vacancy shall exist in the Board of Directors or in the position of any officer of the Surviving Corporation, such vacancy may be filled in the manner provided in the Bylaws of the Surviving Corporation.

                                   ARTICLE 5

                              STOCK CERTIFICATES

  5.1 Pre-Merger Central Maine Common Stock. Following the Merger Date, each holder of an outstanding certificate or certificates that, prior to the Merger Date, represented shares of Central Maine Common Stock may, but shall not be required to, surrender the same to HoldCo for cancellation or registration of transfer, and each such holder or transferee will be entitled to receive in exchange a certificate or certificates representing the same number of shares of HoldCo Common Stock as the shares of Central Maine Common Stock previously represented by the stock certificate(s) surrendered.

  5.2 Outstanding Certificates. Until surrendered or presented for registration of transfer in accordance with Section 5.1 above, each outstanding certificate that, prior to the Merger Date, represented Central Maine Common Stock shall be deemed and treated for all corporate purposes to represent the ownership of the same number of shares of HoldCo Common Stock as though such surrender and exchange had taken place.

  5.3 Post-Merger Rights of Holders. Following the Merger Date, the holders of certificates representing Central Maine Common Stock outstanding immediately prior to the Merger Date shall cease to have any rights with respect to stock of the Surviving Corporation and their sole rights shall be with respect to the HoldCo Common Stock into and for which their shares of Central Maine Common Stock shall have been converted and exchanged in the Merger, subject to the rights of any dissenting shareholders under Section 909 of the Maine BCA.

                                   ARTICLE 6

                           CONDITIONS TO THE MERGER

  Completion of the Merger is subject to the satisfaction of the following conditions:

  6.1 Shareholder Approval. The principal terms of this Agreement and the transactions provided for herein shall have been approved by holders of capital stock of each of the Participating Corporations as and to the extent required by their respective Articles of Incorporation and the Maine BCA.

  6.2 HoldCo Common Stock Listed. The HoldCo Common Stock to be issued and to be reserved for issuance pursuant to the Merger shall have been approved for listing, upon official notice of issuance, by the New York Stock Exchange.

  6.3 Tax Ruling or Opinion. There shall have been obtained a ruling or rulings of the Internal Revenue Service, or an opinion of tax counsel, in form and substance satisfactory to the Board of Directors of Central Maine and its counsel, with respect to certain tax consequences of the Merger and related matters.

  6.4 Regulatory Approvals. All authorizations by and approvals of any governmental or public authority or agency deemed necessary or advisable by the Board of Directors of Central Maine in connection with the Merger and other related transactions shall have been obtained, shall be in full force and effect, shall not have been revoked and shall be legally sufficient to authorize the transactions contemplated by this Agreement.

                                   ARTICLE 7

                           AMENDMENT AND TERMINATION

  7.1 Amendment. The parties to this Agreement, by mutual consent of their respective Boards of Directors, may amend, modify or supplement this Agreement in such manner as may be agreed upon by them in writing at any time before or after approval of this Agreement by the pre-Merger shareholders of Central Maine (as provided in Section 6.1 above); provided, however, that no such amendment, modification or supplement shall, if agreed to after such approval by the pre-Merger shareholders of Central Maine, change any of the principal terms of this Agreement.

  7.2 Termination. This Agreement may be terminated and the Merger and other transactions provided for by this Agreement may be abandoned at any time, whether before or after approval of this Agreement by the pre-Merger shareholders of Central Maine, by action of the Board of Directors of Central Maine if such Board of Directors determines for any reason that the completion of the transactions provided for herein would for any reason be inadvisable or not in the best interests of Central Maine or its shareholders. The parties hereto, and any officers or directors thereof, shall not have liability to any person, including, without limitation, any shareholder of Central Maine, in the event of such termination.

                                   ARTICLE 8

           ASSUMPTION OF OBLIGATIONS UNDER CENTRAL MAINE STOCK PLANS

  8.1 Assumption of Plans. HoldCo shall take all required corporate action to assume as of the Merger Date the obligations of Central Maine under the Central Maine 1987 Executive Incentive Plan and the Central Maine Long-Term Incentive Plan.

                                   ARTICLE 9

                                 MISCELLANEOUS

  9.1 Approval of HoldCo Shareholder. By its execution and delivery of this Agreement, Central Maine, as the sole pre-Merger shareholder of HoldCo, consents to, approves and adopts this Agreement and approves the Merger, subject to approval of this Agreement by pre-Merger shareholders of Central Maine (as provided in Section 6.1 above).

  9.2 Approval of MergeCo Shareholder. By its execution and delivery of this Agreement, HoldCo, as the sole pre-Merger shareholder of MergeCo, consents to, approves and adopts this Agreement and approves the Merger, subject to approval of this Agreement by pre-Merger shareholders of Central Maine (as provided in Section 6.1 above).

  9.3 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Maine.

  IN WITNESS WHEREOF, Central Maine, HoldCo and MergeCo, pursuant to approval and authorization duly given by resolutions adopted by their respective Boards of Directors, have each caused this Agreement to be executed by its President or one of its Vice Presidents and its corporate seal affixed hereto and attested by its Secretary or one of its Assistant Secretaries.

Central Maine:
CENTRAL MAINE POWER COMPANY,              [Corporate Seal]
a Maine corporation


                                          Attest: _____________________________
By: _________________________________

                                               Name:
Its: ________________________________          Title:

HoldCo:                                   [Corporate Seal]
HOLDCO, INC.,

a Maine corporation                       Attest: _____________________________

                                               Name:
By: _________________________________

                                               Title:

Its: ________________________________
MergeCo:                                  [Corporate Seal]
CMP MERGER CO.,                           Attest: _____________________________
a Maine corporation                            Name:

                                               Title:
By: _________________________________

Its:_________________________________

                                                                   EXHIBIT A TO
                                                                     APPENDIX I

                                STATE OF MAINE

                              ARTICLES OF MERGER

                                      OF

                                CMP MERGER CO.
                               ----------------
                              A MAINE CORPORATION

                                     INTO

                         CENTRAL MAINE POWER COMPANY*
                               ----------------
                              A MAINE CORPORATION

* A QUASI-PUBLIC CORPORATION HAVING THE RIGHT TO ENGAGE IN BUSINESS AS AN ELECTRIC COMPANY

  Pursuant to Title 13-A M.R.S.A. (S)903, the undersigned corporations adopt the following Articles of Merger:

  First: The plan of merger is set forth in Exhibit A attached hereto and made a part hereof.

  Second: As to each participating corporation, the number of shares outstanding and the number of shares entitled to vote on such plan, and the number of such shares voted for and against the plan, are as follows:

                                NUMBER OF        NUMBER OF
          NAME OF                 SHARES      SHARES ENTITLED SHARES VOTED SHARES VOTED
        CORPORATION            OUTSTANDING        TO VOTE         FOR        AGAINST
        -----------          ---------------  --------------- ------------ ------------
CMP Merger Co.               100 shs. of               100        100            0
                             Common Stock
Central Maine Power Company  32,442,752 shs.    32,442,752
                             of Common Stock
                             5,713 shs. of           5,713
                             6% Preferred
                             Stock

  Third: Holders of Central Maine Common Stock and 6% Preferred Stock were entitled to vote together as a single class, and holders of Central Maine Common Stock were entitled to vote as a separate class.

  Fourth: The address of the registered office in Maine of CMP Merger Co., herein designated as the merged corporation, is c/o Secretary and Clerk, Central Maine Power Company, 83 Edison Drive, Kennebec County, Augusta, Maine 04336.

  The address of the registered office in Maine of Central Maine Power Company, herein designated as the surviving corporation, is 83 Edison Drive, Kennebec County, Augusta, Maine 04336.

Dated _______________________________         CENTRAL MAINE POWER COMPANY*

                                                 (Surviving Corporation)

I certify that I have custody of the
minutes showing the above action by
the shareholders of Central Maine         By __________________________________
Power Company
                                          _____________________________________
_____________________________________     (type or print name and capacity)
(Clerk, Secretary or Asst.
Secretary)


I certify that I have custody of the      By __________________________________
minutes showing the above action by       _____________________________________
the shareholders of CMP Merger Co.        (type or print name and capacity)


_______________________________________              CMP MERGER CO.
(Clerk, Secretary or Asst.                        (Merged Corporation)
Secretary)

                                          By __________________________________
                                          _____________________________________
                                          (type or print name and capacity)

                                          By __________________________________
                                          _____________________________________
                                          (type or print name and capacity)
--------
* The name of the corporation should be typed, and the document must be signed by (1) the Clerk or (2) the President or a Vice-President and the Secretary or an Assistant Secretary or such other officer as the bylaws may designate as a second certifying officer.

                                  APPENDIX II

        FORM OF AMENDMENT TO ARTICLES OF INCORPORATION OF HOLDCO, INC.




  For Use By The                                           For Use By The
  Secretary of               ARTICLES OF AMENDMENT         Secretary of
      State                      HOLDCO, INC.              State



 File No. _________                                                   , 19
             (AMENDMENT BY SHAREHOLDERS VOTING AS SEPARATE CLASS)



 Fee Paid _________   Pursuant to 13-A MRSA (S)(S)805 and  ------------------
                      807, the undersigned corporation      Deputy Secretary
                      adopts these Articles of Amendment:       of State

 C.B. _____________


 Date _____________                                        ------------------
                                                            A True Copy When
                                                                Attested
                                                              By Signature



FIRST: As set out in detail in "THIRD", one or more classes of shares of the corporation were entitled to vote on the following amendment as a separate class.
                                                           ------------------
                                                            Deputy Secretary
                                                                of State


SECOND: The amendment set out in Exhibit A attached was adopted by the shareholders (Circle one)

     A. at a meeting legally called and held on,    , 1998 OR

     B. by unanimous written consent on    , 1998

THIRD: On said date, the number of shares of each class outstanding and entitled to vote on such amendment (whether or not entitled to vote as a separate class), the manner in which each such class was entitled to vote (whether or not as a separate class), and the number of shares voted for and against said amendment, respectively, were as follows:

       DESIGNATION OF                          NO. OF SHARES
         EACH CLASS                             OUTSTANDING
      HOWEVER ENTITLED      MANNER IN WHICH    AND ENTITLED  VOTED  VOTED
          TO VOTE          ENTITLED TO VOTE       TO VOTE     FOR  AGAINST
      ----------------   --------------------- ------------- ----- -------
      Common Stock         As a separate class      100       100      0
                                                    ---       ---    ---
                         Totals of All Classes      100       100      0

FOURTH: If such amendment provides for exchange, reclassification or cancellation of issued shares the manner in which the same shall be effected is contained in Exhibit B attached hereto, if it is not set forth in the amendment itself.

FIFTH: If such amendment effects a change in the number or par values of authorized shares, the number of shares which the corporation has authority to issue after giving effect to such amendment, is as follows:

                                SERIES                    NUMBER                   PAR VALUE
           CLASS               (IF ANY)                 OF SHARES                  (IF ANY)
      ---------------          --------                 ----------                 ---------
      Common Stock                                      80,000,000                  $  5.00
      Preferred Stock                                    5,000,000                  $100.00

  The aggregate par value of all such shares (of all classes and series) having par value is $900,000,000

  The total number of all such shares (of all classes and series) without par value is 0 shares

SIXTH:  Address of the registered office in Maine:
                      83 Edison Drive, Augusta, Maine 04336
     -----------------------------------------------------------------------
                           (STREET, CITY AND ZIP CODE)

      MUST BE COMPLETED FOR VOTE

           OF SHAREHOLDERS                -------------------------------------
                                                  (NAME OF CORPORATION)


--------------------------------------
 I certify that I have custody of         By* _________________________________
 the minutes showing the above                         (SIGNATURE)
 action by the shareholders.

                                          -------------------------------------

--------------------------------------      (TYPE OR PRINT NAME AND CAPACITY)
         (SIGNATURE OF CLERK)

                                          By* _________________________________
                                                       (SIGNATURE)

                                          -------------------------------------
                                            (TYPE OR PRINT NAME AND CAPACITY)




--------
* In addition to any certification of custody of minutes this document MUST be signed by (1) the CLERK OR (2) the PRESIDENT or a vice-president AND the SECRETARY, an assistant secretary or other officer the bylaws designate as second certifying officer OR (3) if no such officers, a majority of directors then in office OR (4) if no directors, the holders, or such of them designated by the HOLDERS, OF RECORD OF A MAJORITY OF ALL OUTSTANDING SHARES entitled to vote thereon OR (5) the HOLDERS OF ALL OUTSTANDING SHARES.

NOTE: This form should not be used if any class of shares is entitled to vote as a separate class for any of the reasons set out in (S)806, or because the articles so provide. For vote necessary for adoption see (S)805.

               EXHIBIT A TO ARTICLES OF AMENDMENT DATED   , 1998
                             FILED BY HOLDCO, INC.

VOTED:  that the Articles of Incorporation of the Corporation be amended to
        (i) change the name of the Corporation to            , (ii) amend
        Article Fourth increasing the authorized amount of and describing the Corporation's capital stock and (iii) add Article Seventh containing provisions relating to purpose, governance, shareholder proposals, fair price requirements, amendments, and limitation on director liability, as attached.

                 ARTICLE FOURTH--DESCRIPTION OF CAPITAL STOCK

A. AUTHORIZED CLASSES AND NUMBERS OF SHARES. The aggregate number of shares which [HoldCo, Inc.] (hereinafter called the "Corporation") shall have authority to issue is eighty-five million (85,000,000) shares, consisting of eighty million (80,000,000) shares of Common Stock of the par value of five dollars ($5.00) per share (hereinafter called the "Common Stock") and five million (5,000,000) shares of Preferred Stock of the par value of one hundred dollars ($100.00) per share (hereinafter called the "Preferred Stock").

B. COMMON STOCK PROVISIONS.

1. Dividends. Subject to any rights of holders of Preferred Stock, such dividends (payable in cash, stock or otherwise) as may be determined by the Board of Directors may be declared and paid on the Common Stock from time to time from any funds, property or shares legally available therefor.

2. Voting Rights. Subject to any rights of holders of Preferred Stock to vote on a matter as a class or series, each outstanding share of Common Stock shall be entitled to one vote on each matter submitted to a vote of holders of Common Stock at a meeting of shareholders; provided however, that to the extent the By-laws permit cumulative voting by shareholders for the election of directors of the Corporation, each outstanding share of Common Stock may be voted in such manner for such election.

3. Liquidation, Dissolution or Winding Up. In the event of any liquidation, dissolution or winding up of the Corporation, the holders of Common Stock shall be entitled to receive the net balance of any assets of the Corporation remaining after any distribution of the assets of the Corporation to the holders of Preferred Stock to the extent necessary to satisfy any preferences to such assets.

C. PREFERRED STOCK PROVISIONS. The Board of Directors shall have authority by resolution to divide the Preferred Stock into one or more series, to issue shares of any such series and, within the limitations set forth in these Articles of Incorporation or prescribed by law, to fix and determine the relative rights and preferences of the shares of any series so established including, without limitation, the following:

1. the maximum number of shares to constitute such series, which may subsequently be increased or decreased (but not below the number of shares of such series then outstanding) by resolution of the Board of Directors, the distinctive designation thereof and the stated value thereof if different from the par value thereof;

2. whether the shares of such series shall have any voting powers, in addition to the voting powers provided by law and if any, the terms of such voting powers;

3. the dividend rate or rates, if any, on the shares of such series or the manner in which such rate or rates shall be determined, the conditions and dates upon which such dividends shall be payable, and the preference or relation which such dividends shall bear to the dividends payable on any other class or classes or on any other series of capital stock and whether such dividends shall be cumulative or noncumulative;

4. whether the shares of such series shall be subject to redemption by the Corporation, and, if made subject to redemption, the times, prices and other terms, limitations, restrictions or conditions of such redemption;

5. the relative amounts, and the relative rights or preferences, if any, of payment in respect of shares of such series, which the holders of shares of such series shall be entitled to receive upon the liquidation, dissolution or winding up of the Corporation;

6. whether the shares of such series shall be subject to the operation of a retirement or sinking fund and, if so, the extent to which and the manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the shares of such series for retirement or to other corporate purposes, and the terms and provisions relative to the operation of such retirement or sinking fund;

7. whether the shares of such series shall be convertible into, or exchangeable for, shares of any other class, classes or series, or other securities, whether or not issued by the Corporation, and if so convertible or exchangeable, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same; and

8. any other preference, relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, as shall not be inconsistent with law, this Article Fourth or any resolution of the Board of Directors pursuant hereto.

                       ARTICLE SEVENTH--OTHER PROVISIONS

A. PURPOSE

  The Corporation is organized for the purpose of engaging in any lawful act or activity for which corporations may be organized under the Business Corporation Act of the State of Maine (the "MBCA").

B. GOVERNANCE

1.Powers. The business and affairs of the Corporation shall be managed by, or under the direction of, a Board of Directors, which shall exercise all of the powers of the Corporation except as are by law or by these Articles of Incorporation or the Bylaws of the Corporation conferred upon or reserved to the shareholders of the Corporation.

2.Number, Tenure and Qualifications of Directors.

  a. Number of Directors. Subject to the rights of the holders of any class or series of capital stock having a preference over Common Stock as to dividends or upon liquidation to elect Directors under specified circumstances, the Board of Directors shall consist of not fewer than nine nor more than eighteen members, the exact number (i) to be equal to the number of directors of Central Maine Power Company at the time of adoption of this Article, subject to change exclusively by the Board of Directors as provided in this Article, and (ii) if to be changed to some other number not fewer than nine nor more than eighteen persons subsequent to adoption of this Article, to be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized Directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board for adoption).

  b. Terms of Directors. The directors shall be divided into three classes for the purpose of providing for staggered director terms, to be designated Class I, Class II and Class III. Each class shall consist, as nearly as possible, of one-third of the total number of directors constituting the entire Board of Directors. By unanimous written consent of the Board of Directors, the initial classes shall be elected as follows: Class I directors shall be elected for a term expiring at the annual meeting of shareholders to be held in 1999, Class II directors shall be elected for a term expiring at the annual meeting of shareholders to be held in 2000, and Class III directors shall be elected for a term expiring at the annual meeting of shareholders to be held in 2001. At each succeeding annual meeting of shareholders, successors to the class of directors whose term expires at that annual meeting shall be elected for three-year terms. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case will a decrease in the number of directors shorten the term of any incumbent director. A director shall hold office until the annual meeting of shareholders for the year in which his or her term expires and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office.

  c. Filling Vacancies. Subject to the rights of the holders of any class or series of capital stock having a preference over Common Stock as to dividends or upon liquidation to elect Directors under specified circumstances, newly created directorships resulting from any increase in the authorized number of

     Directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause may be filled only by a majority vote of the Directors then in office, though less than a quorum of the Board of Directors, acting at a regular or special meeting. If any applicable provision of the MBCA expressly confers power on shareholders to fill such a directorship at a special meeting of shareholders, such a directorship may be filled at such a meeting only by the affirmative vote of at least 80 percent of the combined voting power of all of the then outstanding shares of Voting Stock (as defined in clause (d) below), voting together as a single class. Any Director elected in accordance with the two preceding sentences shall hold office for the remainder of the full term of the class of Directors in which the new directorship was created or the vacancy occurred and until such Director's successor shall have been elected and qualified.

  d. Removal of Directors. Subject to any controlling provision of Maine law and subject to the right of the holders of any class or series of capital stock having a preference over Common Stock as to dividends or upon liquidation to elect Directors under specified circumstances, any Director, or the entire Board of Directors, may be removed from office at any time by the holders of Voting Stock, but only for cause and only by the affirmative vote of the holders of at least 80 percent of the combined voting power of all of the then outstanding shares of Voting Stock, voting together as a single class. For purposes of this Article Seventh, Section B, the term "Voting Stock" shall mean the outstanding shares of capital stock of all classes and series of the Corporation entitled to vote generally in the election of Directors of the Corporation, in each case voting together as a single class.

3.Additional Authority of Board. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation. The holders of shares of Voting Stock shall, to the extent such power is at the time conferred on them by applicable law, also have the power to make, alter, amend or repeal the Bylaws of the Corporation, provided that, subject to any controlling provision of Maine law, any proposal by or on behalf of an Interested Shareholder or a director who is not a Disinterested Director to make, alter, amend or repeal the Bylaws shall require approval by the affirmative vote described in Article Seventh, Section E, unless either (a) such action has been approved by a majority of the Board of Directors prior to such Interested Shareholder first becoming an Interested Shareholder or (b) prior to such Interested Shareholder first becoming an Interested Shareholder, a majority of the Board of Directors has approved such Interested Shareholder becoming an Interested Shareholder and, subsequently, a majority of the Disinterested Directors has approved such action. The terms "Interested Shareholder" and "Disinterested Director" have the meanings set forth in Article Seventh, Section D.3.

4.Board Consideration. In discharging their duties, the Board of Directors may, in considering the best interests of the Corporation and its shareholders, consider the effects of any action upon employees, suppliers and customers of the Corporation and its subsidiaries, communities in which offices or other establishments of the Corporation and its subsidiaries are located and all other pertinent factors.

5.Nomination and Election of Director. Subject to the rights of holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, nominations for the election of directors shall be made by the Board of Directors. In addition, any shareholder entitled to vote in the election of directors generally may nominate one or more persons for election as directors at an annual meeting of shareholders, but only if written notice of such shareholder's intent to make such nomination or nominations has been received by the Secretary of the Corporation not less than sixty nor more than ninety days prior to the first anniversary of the preceding year's annual meeting of shareholders. In the event that the date of the annual meeting of shareholders is advanced by more than thirty days or delayed by more than sixty days from such anniversary or, in the case of the Corporation's first annual meeting of shareholders, notice by the shareholder to be timely must be received not earlier than the ninetieth day prior to such annual meeting and not later than the close of business on the later of (a) the sixtieth day prior to such annual meeting or (b) the tenth day following the day on which notice of the date of the annual meeting was mailed or public disclosure thereof was made by the Corporation, whichever first occurs. Each such notice by a shareholder shall set forth: (a) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated;

(b) a representation that the shareholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by duly authorized written proxy at a meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the shareholder or any person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the shareholder and each nominee and any other person or persons (naming such person or persons) relating to the nomination or nominations; (d) the class and number of shares of the Corporation which are beneficially owned by such shareholder and the person to be nominated as of the date of such shareholder's notice and by any other shareholders known by such shareholder to be supporting such nominees as of the date of such shareholder's notice; (e) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission; and (f) the written consent of each nominee to serve as a director of the Corporation if so elected. The shareholder shall also comply with all applicable requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations thereunder, with respect to the matters set forth in this Article Seventh, Section B(5).

  In addition, in the event the Corporation calls a special meeting of shareholders for the purpose of electing one or more directors, any shareholder entitled to vote in the election of directors generally may nominate one or more persons for election as directors at a special meeting only if written notice of such shareholder's intent to make such nomination or nominations, setting forth the information and complying with the form described in the immediately preceding paragraph, has been received by the Secretary of the Corporation not earlier than the ninetieth day prior to such special meeting and not later than the close of business on the later of (i) the sixtieth day prior to such special meeting or (ii) the tenth day following the day on which notice of the date of the special meeting was mailed or public disclosure thereof was made by the Corporation, whichever comes first. The shareholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Article Seventh, Section B(5).

  No person shall be eligible for election as a director of the Corporation unless nominated in accordance with the procedures established by the Board of Directors or otherwise set forth in this Article Seventh, Section B. The presiding officer of the meeting shall, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the procedures prescribed by this Article Seventh, Section B(5) and if he or she should so determine, the defective nomination shall be disregarded.

  Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

C. SHAREHOLDER PROPOSALS

  At any meeting of the shareholders, only such business shall be conducted as shall have been properly brought before such meeting. To be properly brought before an annual meeting of shareholders, business must be (a) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors, (b) otherwise properly brought before the meeting by or at the direction of the Board of Directors or (c) otherwise properly brought before the meeting by a shareholder. For business to be properly brought before an annual meeting by a shareholder, the shareholder must have given timely notice thereof in writing to the Secretary of the Corporation. To be timely, a shareholder's notice must be received no less than sixty days nor more than ninety days prior to the first anniversary of the preceding year's annual meeting of shareholders; provided, however, that in the event that the date of the annual meeting is advanced by more than thirty days or delayed by more than sixty days from such anniversary or in the case of the Corporation's first annual meeting of shareholders, notice by the shareholder to be timely must be received not earlier than the ninetieth day prior to such annual meeting of shareholders and not later than the close of business on the later of (a) the sixtieth day prior to such annual meeting or (b) the tenth day following the date on which notice of the date of the annual meeting was mailed or public disclosure thereof was made, whichever first occurs. Each such notice shall set forth as to each matter the shareholder proposes to bring before the annual meeting of shareholders: (a) a brief description of the business desired to be brought before the annual meeting of shareholders and the reasons for conducting such business at such meeting, (b) the name and address, as they appear on the Corporation's books, of the shareholder proposing such business, (c) the class, series and number of shares of the Corporation which are beneficially owned by the shareholder, and (d) any material interest of the shareholder or any person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the shareholder in such business. The shareholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Article Seventh, Section C. To be properly brought before a special meeting, business must be (a) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors or (b) otherwise properly brought before the meeting by or at the direction of the Board of Directors. No business may be brought before a special meeting by shareholders.

  No business shall be conducted at any meeting of the shareholders except in accordance with the procedures set forth in this Article Seventh, Section C. The presiding officer of the meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting and in accordance with the provisions of this Article Seventh, Section C, and if he or she should so determine, any such business not properly brought before the meeting shall not be transacted. Nothing herein shall be deemed to affect any rights of shareholders to request inclusion of proposals in the Corporation's proxy statement pursuant to Rule 14a-8 under the Exchange Act or any successor provision.

D. FAIR PRICE PROVISIONS

1.Fair Price Provisions. The vote of the shareholders of the Corporation required to approve any Business Combination shall be as set forth in this Section D. The term "Business Combination" shall have the meaning ascribed to it in Subsection 1(b) of this Section D. Certain other capitalized terms shall have the respective meanings ascribed to them in Subsection 3 of this Section D.

  a. In addition to any affirmative vote required by law or these Articles of Incorporation and except as otherwise expressly provided in Subsection 2 of this Section D:

    i. any merger or consolidation of the Corporation or any Subsidiary with (i) any Interested Shareholder or (ii) any other person (whether or not itself an Interested Shareholder) which is, or after such merger or consolidation would be, an Affiliate of an Interested Shareholder; or

    ii. any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Interested Shareholder or any Affiliate of any Interested Shareholder of assets of the Corporation or any Subsidiary having an aggregate Fair Market Value of $5,000,000 or more; or

    iii. the issuance or transfer by the Corporation or any Subsidiary (in one transaction or a series of transactions) of any securities of the Corporation or any Subsidiary to any Interested Shareholder or any Affiliate of any Interested Shareholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate Fair Market Value of $5,000,000 or more, other than the issuance of securities upon the conversion, exchange or exercise of securities of the Corporation or any Subsidiary that were not acquired by such Interested Shareholder (or such Affiliate) from the Corporation or a Subsidiary; or

    iv. the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of an Interested Shareholder or any Affiliate of any Interested
        Shareholder; or

    v. any transaction involving the Corporation or any Subsidiary (whether or not with or into or otherwise involving an Interested Shareholder, and including, without limitation, any reclassification of securities, including any reverse stock split, or recapitalization or reorganization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries or any self tender offer for or repurchase of securities of the Corporation by the Corporation or any Subsidiary), which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity securities or securities convertible into, or exchangeable or exercisable for, equity securities of the Corporation or any Subsidiary which is directly or indirectly beneficially owned by any Interested Shareholder or any Affiliate of any Interested Shareholder;

shall require the affirmative vote of the holders of at least 80 percent of the combined voting power of all of the then outstanding shares of Voting Stock, in each case voting together as a single class (it being understood that for purposes of this Article each share of the Voting Stock shall have the number of votes granted to it in or pursuant to these Articles of Incorporation or the By-Laws of the Corporation), which vote shall include the affirmative vote of at least two-thirds ( 2/3) of the combined voting power of all of the then outstanding shares of Voting Stock not beneficially owned by the Interested Shareholder. Such affirmative vote shall be required notwithstanding any provision of law or any other provision of these Articles of Incorporation or any agreement with any national securities exchange or otherwise which might permit a lesser vote or no vote, and shall be in addition to any affirmative vote required of the holders of any class or series of capital stock pursuant to law or in or pursuant to these Articles of Incorporation.

  b. The term "Business Combination" as used in this Section D shall mean any transaction that is referred to in any one or more of clauses (i) through (v) of Subsection 1(a) of this Section D.

2.Exceptions. The provisions of Subsection 1(a) of this Section D shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote, if any, as is required by law, by or pursuant to any other provision of these Articles of Incorporation, or by any agreement with any national securities exchange, if, in the case of a Business Combination that does not involve any cash or other consideration being received by the shareholders of the Corporation, solely in their respective capacities as shareholders of the Corporation, the condition specified in the following Subsection 2(a) is met, or, in the case of any other Business Combination, the condition specified in the following Subsection 2(a) or the conditions specified in the following Subsection 2(b) are met:

  a. such Business Combination shall have been approved by a majority of the Disinterested Directors; or

  b. each of the five conditions specified in the following clauses (i) through (v) shall have been met:

    i. the aggregate amount of the cash and the Fair Market Value as of the Consummation Date of any consideration other than cash to be received per share by holders of Common Stock in such Business Combination shall be at least equal to the highest of the following (it being intended that the requirements of this clause b(i) shall be required to be met with respect to all shares of Common Stock outstanding whether or not the Interested Shareholder has acquired any shares of the Common Stock):

      I if applicable, the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers'
         fees) paid in order to acquire any shares of Common Stock beneficially owned by the Interested Shareholder which were acquired beneficially by such Interested Shareholder (x) within the two-year period immediately prior to the Announcement Date or
         (y) in the transaction in which it became an Interested Shareholder, whichever is higher; or

      II the Fair Market Value per share of Common Stock on the Announcement Date or on the Determination Date, whichever is higher; or

      III the amount which bears the same percentage relationship to the Fair Market Value of the Common Stock on the Announcement Date as the highest per share price determined in clause b(i)(I) above bears to the Fair Market Value of the Common Stock on the date of the commencement of the acquisition of the Common Stock by such Interested Shareholder; and

    ii. the aggregate amount of the cash and the Fair Market Value as of the Consummation Date of any consideration other than cash to be received per share by holders of the shares of any class or series of Voting Stock (other than Common Stock) shall be at least equal to the highest of the following (it being intended that the requirements of this clause b(ii) shall be required to be met with respect to every class and series of such outstanding Voting Stock, whether or not the Interested Shareholder has previously acquired any shares of a particular class or series of Voting Stock):

      I if applicable, the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers'
         fees) paid in order to acquire any shares of such class or series of Voting Stock beneficially owned by the Interested Shareholder which were acquired beneficially by such Interested Shareholder
         (x) within the two-year period immediately prior to the Announcement Date or (y) in the transaction in which it became an Interested Shareholder, whichever is higher; or

      II if applicable, the highest preferential amount per share to which the holders of shares of such class or series of Voting Stock are entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation; or

      III the Fair Market Value per share of such class or series of Voting Stock on the Announcement Date or the Determination Date, whichever is higher; or

      IV the amount which bears the same percentage to the Fair Market
         Value of such class or series of Voting Stock on the Announcement Date as the highest per share price in b(ii)(I) above bears to the Fair Market Value of such Voting Stock on the date of the commencement of the acquisition of such Voting Stock by such Interested Shareholder; and

    iii. the consideration to be received by holders of a particular class or series of outstanding Voting Stock (including Common Stock) shall be in cash or in the same form as was previously paid in order to acquire beneficially shares of such class or series of Voting Stock that are beneficially owned by the Interested Shareholder and, if the Interested Shareholder beneficially owns shares of any class or series of Voting Stock that were acquired with varying forms of consideration, the form of consideration to be received by each holder of such class or series of Voting Stock shall be, at the option of such holder, either cash or the form used by the Interested Shareholder to acquire beneficially the largest number of shares of such class or series of Voting Stock beneficially acquired by it prior to the Announcement Date; and

    iv. after such Interested Shareholder has become an Interested Shareholder and prior to the consummation of such Business
        Combination:

      I such Interested Shareholder shall not have become the beneficial owner of any additional shares of Voting Stock of the Corporation, except as part of the transaction in which it became an Interested Shareholder or upon conversion, exchange or exercise of securities acquired by it prior to becoming an Interested Shareholder or as a result of a pro rata stock dividend or stock split; and

      II such Interested Shareholder shall not have received the benefit, directly or indirectly (except proportionately as a shareholder), of any loans, advances, guaranties, pledges or other financial assistance or tax credits or other tax advantages provided by the Corporation or any Subsidiary, whether in anticipation of or in connection with such Business Combination or otherwise; and

      III such Interested Shareholder shall not have caused any material change in the Corporation's business or capital structure, including, without limitation, the issuance of shares of capital stock of the Corporation to any third party; and

      IV there shall have been (x) no failure to declare and pay at the regular date therefor the full amount of dividends (whether or not cumulative) on any outstanding capital stock having a preference over Common Stock as to dividends or upon liquidation except as approved by a majority of the Disinterested Directors,
         (y) no reduction in the annual rate of dividends paid on Common Stock (except as necessary to reflect any subdivision of the Common Stock), except as approved by a majority of the Disinterested Directors and (z) an increase in such annual rate of dividends (as necessary to prevent any such reduction) in the event of any reclassification (including any reverse stock split), recapitalization, reorganization, self tender offer or any similar transaction which has the effect of reducing the number of outstanding shares of the Common Stock, unless the failure so to increase such annual rate was approved by a majority of the Disinterested Directors; and

    v. a proxy or information statement describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules and regulations), whether or not the Corporation is then subject to such requirements, shall be mailed by and at the expense of the Interested Shareholder at least 30 days prior to the Consummation Date of such Business Combination to the holders of Voting Stock of the Corporation (whether or not such proxy or information statement is required to be mailed pursuant to such Act or subsequent provisions), and shall contain at the front thereof in a prominent place (i) any recommendations as to the advisability (or inadvisability) of the Business Combination which the Disinterested Directors, if any, may choose to state, and (ii) the opinion of a reputable national investment banking firm as to the fairness (or not) of such Business Combination from the point of view of the remaining holders of Voting Stock of the Corporation (such investment banking firm to be engaged solely on behalf of the remaining public shareholders, to be paid a reasonable fee for its services by the Corporation upon receipt of such opinion, to be unaffiliated with such Interested Shareholder, and, if there are at the time any Disinterested Directors, to be selected by a majority of the Disinterested Directors).

3.Definitions. For purposes of this Article:

  a. "Affiliate" and "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on January 1, 1998.

  b. "Announcement Date" shall mean the date of first public announcement of the proposed Business Combination.

  c. A person shall be a "beneficial owner" of any Voting Stock:

    i. which such person or any of its Affiliates or Associates beneficially owns, directly or indirectly; or

    ii. which such person or any of its Affiliates or Associates has (i) the right to acquire (whether or not such right is exercisable immediately) pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (ii) the right to vote or direct the vote pursuant to any agreement, arrangement or understanding; or

    iii. which are beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Voting Stock.

  d. In the event of any Business Combination in which the Corporation survives, the phrase "any consideration other than cash to be received" as used in this Section D shall include the shares of Common Stock and/or the shares of any other class or series of outstanding Voting Stock retained by the holders of such shares.

  e. "Consummation Date" shall mean the date of the consummation of the Business Combination.

  f. "Determination Date" shall mean the date on which the Interested Shareholder became an Interested Shareholder.

  g. "Disinterested Director" shall mean any member of the Board of Directors of the Corporation who is unaffiliated with, and not a nominee of, the Interested Shareholder and was a member of the Board prior to the time that the Interested Shareholder became an Interested Shareholder, and any successor of a Disinterested Director who is unaffiliated with, and not a nominee of, the Interested Shareholder and who is recommended to succeed a Disinterested Director by a majority of Disinterested Directors then on the Board of Directors.

  h. "Fair Market Value" shall mean: (a) in the case of stock, the highest closing sale price during the 30-day period commencing on the 40th day preceding the date in question of a share of such stock on the Composite Tape for New York Stock Exchange-Listed Stocks, or, if such stock is not quoted on the New York Stock Exchange-Composite Tape, on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing sale price or bid quotation with respect to a share of such stock during the 30-day period commencing on the 40th day preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotations System or any system then in use, or if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by a majority of the Disinterested Directors in good faith; and (b) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined by a majority of the Disinterested Directors in good faith.

  i. "Interested Shareholder" shall mean any person (other than the Corporation, Central Maine Power Company or any Subsidiary or any employee benefit plan of the Corporation or any Subsidiary) who or which:

    i. is the beneficial owner, directly or indirectly, of more than 10 percent of the combined voting power of all of the then outstanding shares of Voting Stock; or

    ii. is an Affiliate of the Corporation and at any time within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of 10 percent or more of the combined voting power of all of the then outstanding shares of Voting Stock; or

    iii. is an assignee of or has otherwise succeeded to the beneficial ownership of any shares of Voting Stock that were at any time within the two-year period immediately prior to the date in question beneficially owned, directly or indirectly, by an Interested Shareholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933.

  j. For the purposes of determining whether a person is an Interested Shareholder pursuant to Subsection 3(i) of this Section D, the number of shares of Voting Stock deemed to be outstanding shall include shares deemed owned by such Interested Shareholder through application of Subsection 3(c) of this Section D but shall not include any other shares of Voting Stock that may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

  k. A "person" shall include, without limitation, any individual, firm, corporation or other entity or group (as such term is used in Regulation 13D-G of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on January 1, 1998).

  l. "Subsidiary" shall mean any Corporation more than 50 percent of whose outstanding equity securities having ordinary voting power in the election of directors is owned, directly or indirectly, by the Corporation or by a Subsidiary or by the Corporation and one or more Subsidiaries; provided, however, that for the purposes of the definition of Interested Shareholder set forth in Subsection 3(i) of this Section D, the term "Subsidiary" shall mean only a Corporation of which a majority of each class or series of capital stock entitled to vote generally in the election of directors of such Corporation is owned, directly or indirectly, by the Corporation.

  m. The term "Voting Stock" shall mean the outstanding shares of capital stock of all classes and series of the Corporation entitled to vote generally in the election of directors of the Corporation, in each case voting together as a single class.

4.Miscellaneous. A majority of the Disinterested Directors shall have the power to determine, on the basis of information known to them, all facts necessary to determine compliance with this Article including, without limitation:

  a. whether a person is an Interested Shareholder;

  b. the number of shares of Voting Stock beneficially owned by any person;

  c. whether a person is an Affiliate or Associate of another person;

  d. whether the requirements of Subsection 2(b) of this Section D have been met with respect to any Business Combination;

  e. whether the assets which are the subject of any Business Combination have, or the consideration to be received for the issuance or transfer of securities by the Corporation or any Subsidiary in any Business Combination has, an aggregate Fair Market Value of $5,000,000 or more; and

  f. such other matters with respect to which a determination is required under this Article.

  The good faith determination of a majority of the Disinterested Directors on such matters shall be conclusive and binding for all purposes of this Article, and the Disinterested Directors shall be fully protected in making such good faith determinations.

  Nothing contained in this Article shall be construed to relieve any Interested Shareholder from any fiduciary obligation imposed by law.

E. AMENDMENTS

  The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon shareholders herein are granted subject to this reservation; provided, however, that except with respect to the designation of the rights and preferences of series of Preferred Stock pursuant to Article Fourth, Section C, which is delegated to the Board of Directors, and notwithstanding any other provisions of these Articles of Incorporation or the Bylaws of the Corporation (and notwithstanding the fact that a lesser percentage or separate class vote may be specified by law, these Articles of Incorporation or the Bylaws of the Corporation), any lawful amendment of these Articles of Incorporation may be made by affirmative vote by at least the proportion specified below of the aggregate number of votes which the holders of the then outstanding shares of Common Stock and Preferred Stock are entitled to cast on the amendment and, if the shares of one or more classes or series are entitled under these Articles of Incorporation or otherwise by law to vote thereon as a class, affirmative vote by the same proportion of the aggregate number of votes which the holders of the then outstanding shares of such one or more classes or series are entitled to cast on the amendment. The proportion referred to above in this Article Seventh, Section E shall be 80% in the case of any amendment of the provisions set forth in Article Seventh, Sections B, C, D, E and F of these Articles of Incorporation, and shall be a majority in all other cases.

F. LIMITATION ON DIRECTOR LIABILITY

  A person who is or was a director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for failure to discharge any duty as a director, unless the director is found not to have acted honestly or in the reasonable belief that the action was in or not opposed to the best interests of the Corporation or its shareholders. If the MBCA is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of the directors of the Corporation shall be eliminated or limited to the fullest extent permitted by the MBCA, as so amended. The elimination and limitation of liability provided herein shall continue after a director has ceased to occupy such position as to acts or omissions occurring during such director's term or terms of office, and no amendment, repeal or modification of this Section F shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment, repeal or modification.

                                 APPENDIX III

                        FORM OF BY-LAWS OF HOLDCO, INC.

                     SECTION 1. ARTICLES OF INCORPORATION

  The name of the Corporation and its location shall be as set forth in the Articles of Incorporation. References in these By-Laws to the Articles of Incorporation or the Charter shall mean the Articles of Incorporation as from time to time in effect. References in these By-Laws to the Maine Business Corporation Act (the "Act") and to particular sections of the Act are to the Act and such sections as from time to time in effect.

                       SECTION 2. SHAREHOLDERS' MEETINGS

  2.1. Annual Meeting. An annual meeting of the shareholders for the purpose of electing Directors and transacting such other business as may properly come before the annual meeting shall be held on the third Thursday in May in each year, at such hour as may be fixed by the Chairman of the Board of Directors, by the President or by a majority of the members of the Board of Directors then in office. If that day be a legal holiday, the meeting shall be held on the next succeeding day not a legal holiday. Purposes for which an annual meeting is to be held, additional to the election of Directors and those prescribed by law, by the Articles of Incorporation or by these By-Laws, may be specified by the Chairman of the Board of Directors, by the President or by a majority of the members of the Board of Directors then in office.

  2.2. Special Meeting in Place of Annual Meeting. In case an annual meeting of the shareholders shall be omitted through inadvertence or otherwise, the business of such meeting may be transacted at a special meeting duly called in lieu thereof and any action taken at such special meeting shall have the same force and effect as if taken at the annual meeting, and in such case all references in these By-Laws to the annual meeting of the shareholders shall be deemed to refer to such special meeting. Any such special meeting shall be called as provided in Section 2.3.

  2.3. Special Meetings. A special meeting of the shareholders may be called at any time by the Chairman of the Board of Directors, by the President, by a majority of the members of the Board of Directors then in office, unless otherwise provided by law, by the holders of not less than 10% of the outstanding shares of the Corporation entitled to vote at the meeting or as otherwise provided in the Articles of Incorporation. Each call of a special meeting shall state the place, date, hour and purposes of the meeting.

  2.4. Organization of Meetings. At each meeting of the shareholders the Chairman of the Board of Directors, or in his absence the Vice Chairman of the Board of Directors, or in their absence the President, shall act as chairman of the meeting. Procedure at the meeting shall be established by the chairman of the meeting.

  2.5. Place of Meetings. All meetings of the shareholders shall be held at the principal office of the Corporation in the State of Maine, Edison Drive, Augusta, Maine, or at such other place as shall be fixed by the Chairman of the Board of Directors, by the President or by a majority of the members of the Board of Directors then in office.

  2.6. Notice of Meetings. Written notice of each meeting of shareholders shall be given in accordance with the provisions of the Act, including, without limitation, Section 604 of the Act, unless such notice shall be waived as provided in the Act, including, without limitation, Section 605 of the Act.

  2.7. Quorum of Shareholders. At all shareholders' meetings, unless otherwise specifically provided in the Articles of Incorporation (including, without limitation, provisions thereof, or resolutions adopted by the Board of Directors pursuant thereto, establishing the terms of any stock having a preference, as to dividends or otherwise, over common stock of the Corporation) or the Act, a representation of shares of the Corporation entitled in the aggregate to a majority of the total votes to which the outstanding shares of capital stock of the Corporation of all classes are then entitled with respect to a particular matter shall be necessary to constitute a quorum for the purposes of action on that matter at that meeting. Whether or not a quorum is present, any

                                     III-1
meeting may be adjourned either from time to time until a quorum shall be present or sine die by a majority vote of whatever stock shall be represented at that meeting. When a quorum is present at any meeting, a majority of the votes to which stock represented thereat and voting is entitled shall, except when a larger vote is required by law, by the Article of Incorporation or by these By-Laws, decide any question brought before such meeting.

  2.8. Voting. At all shareholders' meetings, unless otherwise provided in the Articles of Incorporation and except with respect to the election of Directors, holders of record of stock entitled to vote on any question or at any election shall be entitled to one vote for each share of stock held by them respectively. Except as otherwise provided in the Articles of Incorporation with respect to elections of Directors by holders of any series of stock having a preference, as to dividends or otherwise, over common stock of the Corporation, in elections of Directors by the shareholders, each shareholder having the right to vote shall be entitled to as many votes as pertain to his shares of stock multiplied by the number of Directors to be elected, and he may cast all such votes for a single Director or may distribute them among the number to be voted for, or any two or more of them, as he may see fit. Such vote may, in all cases, be given by proxy duly authorized in writing; but no proxy granted more than six months before the meeting, which shall be named therein, shall be accepted, and no proxy shall be valid after the final adjournment of such meeting.

  2.9. Voting Inspectors. At all meetings of shareholders there shall be one or more voting inspectors as provided in the Act, including, without limitation, Section 609 of the Act.

                         SECTION 3. BOARD OF DIRECTORS

  3.1. Powers. The business and affairs of the Corporation shall be managed by the Board of Directors. The Board of Directors may exercise all of the powers of the Corporation and do and perform, or cause to be done and performed, all such lawful acts and things as are not by law, by the Articles of Incorporation, or by these By-Laws, required to be exercised or done by the shareholders.

  3.2. Committees. The Board of Directors, by a resolution adopted by a majority of the full Board of Directors, may designate from among its members an Executive Committee and other Committees, each consisting of two or more Directors, and may delegate to such Committee or Committees all the authority of the Board of Directors except those which by the Act, including, without limitation, Section 713 of the Act, the Articles of Incorporation, or these By-Laws, may not be exercised by such Committee or Committees. Alternate members of such Committee or Committees may also be appointed as specified in said Section 713. Except as the Board of Directors may otherwise determine, the business of such Committee or Committees shall be conducted as nearly as may be in the same manner as is provided by these By-Laws for the conduct of business by the Board of Directors. Each such Committee shall report its actions to the Board of Directors.

  3.3. Regular Meetings. A regular meeting of the Board of Directors may be held without call or notice immediately after and at the same place as the annual meeting of the shareholders. Other regular meetings of the Board of Directors may be held without call or notice if the time and place of such meetings are fixed by the Board of Directors, provided that notice of the first regular meeting following any such determination shall be given to each Director.

  3.4. Special Meetings. Special meetings of the Board of Directors may be called by the Chairman of the Board of Directors, by the President, or, if he is absent or is unable to act, by any Vice President, or by any two Directors. The person or persons calling the special meeting shall set the time and place thereof.

  Notice of each special meeting of the Board of Directors shall be given by the Clerk, the Secretary or the person or persons calling the meeting.

  It shall be sufficient notice to a Director of a special meeting to send notice by mail at least forty-eight hours or by telegram at least twenty-four hours before the meeting addressed to him at his usual or last known business or residence address or to give notice to him in person or by telephone at least twenty-four hours before

                                     III-2
the meeting. Notice of a meeting need not be given to any Director who signs a waiver of notice, either before or after the meeting. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board of Directors need be specified in the notice of the meeting except as otherwise required by the Articles of Incorporation, these By-Laws or the Act.

  3.5. Action Without A Meeting. Action may be taken by the Board of Directors without a meeting as provided in the Act, including, without limitation, Sections 708, 711 and 712 of the Act.

  3.6. Quorum. At any meeting of the Directors a majority of the Directors then in office shall constitute a quorum for the transaction of business. The Directors present at a duly called or held meeting at which a quorum was once present may continue to do business at the meeting notwithstanding the withdrawal of enough Directors to leave less than a quorum. Any meeting may be adjourned from time to time by a majority of the votes cast upon the question, whether or not a quorum is present, and the meeting may be held as adjourned without further notice if the time and place to which it is adjourned are fixed and announced at such meeting.

  3.7. Action by Vote. The vote of a majority of the Directors present at a meeting at which a quorum is present shall be the act of the Board of Directors unless the vote of a greater number is required by the Articles of Incorporation, these By-Laws or the Act.

  3.8. Compensation. The Board of Directors may, by resolution, authorize the payment to all Directors of a fixed sum for attendance at each meeting. No such payment shall preclude any Director from serving the Corporation in any other capacity and receiving compensation therefor. The Board of Directors may also, by resolution, authorize the reimbursement of all expenses of each Director related to the Director's attendance at any Board of Directors meeting, including a meeting adjourned because of lack of a quorum.

                        SECTION 4. OFFICERS AND AGENTS

  4.1. Enumeration; Qualification. The officers of the Corporation shall consist of a Chairman of the Board of Directors, a President, one or more Vice Presidents, a Treasurer, a Clerk, a Secretary and such other officers, if any, as the Board of Directors from time to time may in their discretion elect or appoint. The President shall be elected from the Board of Directors, and the Chairman of the Board of Directors and any Vice Chairman of the Board shall be elected from those Directors who are not employees of the Corporation. The Clerk shall be a resident of the State of Maine. Any two or more offices may be held by the same person. Any officer may be required by the Board of Directors to give bond for the faithful performance of his duties to the Corporation in such amount and with such sureties as the Board of Directors may determine.

  4.2. Powers. Subject to the Act, the Articles of Incorporation and the other provisions of these By-Laws, each officer shall have such duties and powers as are usually incident to his respective office and such other duties and powers as may be prescribed from time to time by the Board of Directors.

  4.3. Election. The Chairman of the Board of Directors, the President and the Clerk shall be elected annually by the Board of Directors at their first meeting following the annual meeting of the shareholders. Other officers may be elected or appointed by the Board of Directors at said meeting or at any other time.

  4.4. Tenure. Except as otherwise provided by the Act, by the Articles of Incorporation or by these By-Laws, the Chairman of the Board of Directors, the President and the Clerk shall hold office until the first meeting of the Board of Directors following the next annual meeting of shareholders and until their respective successors are chosen and qualified, and each other officer shall hold office until the first meeting of the Directors following the next annual meeting of shareholders unless, in any case, a shorter period shall have been specified by the terms of his election or appointment, or until he sooner dies, resigns, is removed or becomes disqualified.


                                     III-3

                SECTION 5. RESIGNATION, VACANCIES AND REMOVALS

  Any Director or officer may resign at any time by delivering his resignation in writing to the Chairman of the Board of Directors, the President or the Clerk or to a meeting of the Board of Directors. Such resignation shall be effective upon receipt unless specified to be effective at some other time. Any vacancy, however occurring, on the Board of Directors, may be filled in accordance with the provisions of the Articles of Incorporation. Any vacancy, however occurring, in the office of any officer may be filled by the Board of Directors. The Board of Directors may remove any officer as provided in the Act including, without limitation, Section 715 of the Act.

                        SECTION 6. STOCK CERTIFICATES,
                     TRANSFERS OF SHARES AND RECORD DATES

  6.1. Stock Certificates. Each shareholder, upon payment in full for his shares, shall be entitled to a certificate certifying the number and the class and the designation of the series, if any, of the shares owned by him, in such form as shall, in conformity to law, be prescribed from time to time by the Board of Directors. Such certificate shall conform with the provisions of the Act and be signed by any two of the President or any Vice President and by the Treasurer or any Assistant Treasurer, and may be sealed with the seal of the Corporation or a facsimile thereof. If the certificate is countersigned by the Clerk, a transfer agent or any assistant transfer agent, or registered by a registrar, other than the Corporation itself or an employee of the Corporation, any other signature on the certificate may be a facsimile. In case any officer who has signed or whose facsimile signature has been placed upon such certificate shall have ceased to be such officer before such certificate is issued, it may be issued by the Corporation with the same effect as if he were such officer at the date of its issue.

  6.2. Loss of Certificates. In the case of the alleged loss or destruction or the mutilation of a certificate of stock, a duplicate certificate may be issued in place thereof, upon such terms as the Directors may prescribe.

  6.3. Transfer on Books. Subject to the restrictions, if any, stated or noted on the stock certificates, shares of stock may be transferred on the books of the Corporation by the surrender to the Corporation or one of its transfer agents of the certificate therefor properly endorsed or accompanied by a written assignment and power of attorney properly executed, with necessary transfer stamps affixed, and with such proof of the authenticity of signature as the Board of Directors or the particular transfer agent may reasonably require. Except as may be otherwise required by law, by the Articles of Incorporation or by these By-Laws, the Corporation shall be entitled to treat the record holder of stock as shown on its books as the owner of such stock for all purposes, including the payment of dividends and the right to receive notice and to vote with respect thereto, regardless of any transfer, pledge or other disposition of such stock until the shares have been transferred on the books of the Corporation in accordance with the requirements of these By-Laws.

  It shall be the duty of each shareholder to notify the Corporation of his post office address.

  6.4. Record Date. The Board of Directors may by resolution fix in advance a record date not exceeding sixty (60) days nor less than ten (10) full days prior to (a) the date of any shareholders' meeting for the purpose of determining shareholders entitled to notice of and to vote at such meeting and any adjournment thereof, or (b) the date of the payment of any dividend, other distribution, right or other benefit, including the issuance of rights to subscribe for securities, for the purpose of determining shareholders entitled to receive such dividend, other distribution, right or other benefit; and may by resolution, subject to such time limitations, fix a record date for any other proper purpose.

                            SECTION 7. INSTRUMENTS

  7.1. Checks, etc. All checks, drafts, and orders for payment of money shall be signed in the name of the Corporation or any assumed name under which the Corporation has duly filed a certificate and shall be countersigned by such officers or agents as the Board of Directors shall from time to time designate for that purpose.

                                     III-4

  7.2. Contracts, Conveyances, etc. When the execution of any contract, conveyance, or other instrument has been authorized without specification of the executing officers, the President, any Vice President, the Treasurer, the Clerk or the Secretary may execute such contract, conveyance, or other instrument in the name and on behalf of the Corporation. The Board of Directors shall have power to designate which officers and agents shall have the power and authority to execute any instrument on behalf of the Corporation.

  7.3. Voting Shares of Other Corporations. Shares of stock of, or other interests in other corporations or enterprises, registered in the name of the Corporation, may be voted by the President or a proxy appointed by the President. The Board of Directors may, by resolution, appoint some other person to vote any such shares or interests.

                             SECTION 8. AMENDMENTS

  These By-Laws may be altered, amended or repealed, except as may be otherwise expressly provided by law or in other sections of these By-Laws or in the Articles of Incorporation, at any annual or special meeting of the shareholders called for the purpose, of which the notice shall include the proposed action, by vote of shareholders holding shares entitled in the aggregate to a majority of the total votes to which the outstanding shares of capital stock of the Corporation of all classes are then entitled, except that in the case of the provisions of Section 2.7 relating to the requirements for a quorum, in the case of the provisions of Section 2.8 relating to cumulative voting and the provisions of this Section 8 pertaining to the foregoing sections, such vote shall be by the affirmative vote of shareholders holding shares entitled in the aggregate to two-thirds of the total votes to which the outstanding shares of capital stock of the Corporation of all classes are then entitled. These By-Laws may also be altered, amended or repealed by vote of a majority of the Board of Directors then in office, except that the Board of Directors shall not alter, amend or repeal the provisions of Section 2.7 relating to the requirements for a quorum or the provisions of Section 2.8 relating to cumulative voting, or any provision of this Section 8 pertaining to the foregoing sections, except in any case to conform the same to legal requirements or the Articles of Incorporation, or to resolutions of the Board of Directors, adopted pursuant to the Articles of Incorporation, establishing the terms of stock of the Corporation, or any series thereof, having a preference, as to dividends or otherwise, over common stock of the Corporation.

                          SECTION 9. INDEMNIFICATION

  9.1. To the extent permitted and in the manner provided by the Act, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer or employee of the Corporation or is or was serving at the request of the Corporation as a director, officer, trustee, partner, fiduciary, employee or agent of another corporation, partnership, joint venture, trust, pension or other employee benefit plan, or other enterprise, against expenses (including attorneys' fees), judgments, fines, assessments, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding. Expenses incurred in defending a civil, criminal, administrative or investigative action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding, as authorized in the specific case in the manner provided by the Act, upon receipt of an undertaking by or on behalf of the person seeking indemnification to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the Corporation.

  The foregoing rights of indemnification shall not be deemed exclusive of any other rights to which any person seeking indemnification may be entitled under any agreement, vote of shareholders or disinterested directors or otherwise, and shall continue as to a person who has ceased to be a director, officer, trustee, partner, fiduciary, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

  9.2. The Corporation shall have power to purchase and maintain insurance, in such amounts as the Board of Directors may deem appropriate, on behalf of any person who is or was a director, officer, employee or agent

                                     III-5
of the Corporation, or is or was serving at the request of the Corporation as a director, officer, trustee, partner, fiduciary, employee or agent of another corporation, partnership, joint venture, trust, pension or other employee benefit plan, or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under applicable provisions of law.

  9.3. The Corporation may enter into an indemnity agreement with any director, officer, employee or agent of the Corporation, or any director, officer, trustee, partner, fiduciary, employee or agent of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or other enterprise, upon terms and conditions that the Board of Directors deems appropriate, as long as the provisions of the agreement are not impermissible under applicable law.

  9.4. Any amendment or repeal of this Section 9 shall not be retroactive in effect. In case any provision in this Section 9 shall be determined at any time to be unenforceable in any respect, the other provisions shall not in any way be affected or impaired thereby, and the affected provision shall be given the fullest possible enforcement in the circumstances, it being the intention of the Corporation to afford indemnification and advancement of expenses to the persons indemnified hereby to the fullest extent permitted by law.

                        SECTION 10. TITLES OF SECTIONS

  All titles of sections are inserted for convenience only, and are not a part of these By-Laws or to be used in the construction thereof.

                                     III-6

                                  APPENDIX IV

        SECTIONS 908, 909 AND 910 OF THE MAINE BUSINESS CORPORATION ACT

  SECTION 908. Right Of Shareholders To Dissent 1. Except as provided in subsections 3 and 4, any shareholders of a domestic corporation, by complying with section 909, shall have the right to dissent from any of the following corporate actions:

    A. Any plan of merger or consolidation in which the corporation is participating; or

    B. Any sale or other disposition, excluding a mortgage or other security interest, of all or substantially all of the property and assets of the corporation not made in the usual and regular course of its business, including a sale in liquidation, but not including a sale pursuant to an order of a court having jurisdiction in the premises or a sale for cash on terms requiring that all or substantially all of the net proceeds of sale be distributed to the shareholders in accordance with their respective interests within one year after the date of sale; or

    C. Any other action as to which a right to dissent is expressly given by this Act.

  2. A shareholder may dissent as to less than all of the shares registered in his name. In that event, his rights shall be determined as if the shares as to which he has dissented and his other shares were registered in the names of different shareholders.

  3. There shall be no right of dissent in the case of shareholders of the surviving corporation in a merger.

    A. If such corporation is, on the date of filing of the articles of merger, the owner of all the outstanding shares of the other corporations, domestic or foreign, which are parties to the merger, or

    B. If a vote of the shareholders of such surviving corporation was not necessary to authorize such merger.

  4. There shall be no right of dissent in the case of holders of any class or series of shares in any of the participating corporations in a merger or consolidation, which shares were, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting of shareholders at which the plan of merger or consolidation was to be voted on, either:

    A. Registered or traded on a national securities exchange; or

    B. Registered with the Securities and Exchange Commission pursuant to section 12(g) of the Act of Congress known as the Securities Exchange Act of 1934, as the same has been or may hereafter be amended, being Title 15 of the United States Code Annotated, (S) 781(g); unless the articles of incorporation of that corporation provide that there shall be a right of dissent.

  5. The exceptions from the right of dissent provided for in subsection 3, paragraph B and in subsection 4 shall not be applicable to the holders of a class or series of shares of a participating corporation if, under the plan of merger or consolidation, such holders are required to accept for their shares anything, except:

    A. Shares of the surviving or new corporation resulting from the merger or consolidation, or such shares plus cash in lieu of fractional shares; or

    B. Shares, or shares plus cash in lieu of fractional shares, of any other corporation, which shares were, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting of shareholders at which the plan of merger or consolidation was acted upon, either:

      (1) Registered or traded on a national securities exchange; or

      (2) Held of record by not less than 2,000 shareholders; or

    C. A combination of shares, or shares plus cash in lieu of fractional shares, as set forth in paragraphs A and B.

  SECTION 909. Right Of Dissenting Shareholders To Payment For Shares. 1. A shareholder having a right under any provision of this Act to dissent to proposed corporate action shall, by complying with the procedure in this section, be paid the fair value of his shares, if the corporate action to which he dissented is effected. The fair value of shares shall be determined as of the day prior to the date on which the vote of the shareholders, or of the directors in case a vote of the shareholders was not necessary, was taken approving the proposed corporate action, excluding any appreciation or depreciation of shares in anticipation of such corporate action.

  2. The shareholder, whether or not entitled to vote, shall file with the corporation, prior to or at the meeting of shareholders at which such proposed corporate action is submitted to a vote, a written objection to the proposed corporate action. No such objection shall be required from any shareholder to whom the corporation failed to send notice of such meeting in accordance with this Act.

  3. If the proposed corporate action is approved by the required vote and the dissenting shareholder did not vote in favor thereof, the dissenting shareholder shall file a written demand for payment of the fair value of his shares. Such demand

    A. Shall be filed with the corporation or, in the case of a merger or consolidation, with the surviving or new corporation; and

    B. Shall be filed by personally delivering it, or by mailing it via certified or registered mail, to such corporation at its registered office within this State or to its principal place of business or to the address given to the Secretary of State pursuant to section 906, subsection 4, paragraph B; it shall be so delivered or mailed within 15 days after the date on which the vote of shareholders was taken, or the date on which notice of a plan of merger of a subsidiary into a parent corporation without vote of shareholders was mailed to shareholders of the subsidiary; and

    C. Shall specify the shareholder's current address; and

    D. May not be withdrawn without the corporation's consent.

  4. Any shareholder failing either to object as required by subsection 2 or to make demand in the time and manner provided in subsection 3 shall be bound by the terms of the proposed corporate action. Any shareholder making such objection and demand shall thereafter be entitled only to payment as in this section provided and shall not be entitled to vote or to exercise any other rights of a shareholder.

  5. The right of a shareholder otherwise entitled to be paid for the fair value of his shares shall cease, and his status as a shareholder shall be restored, without prejudice to any corporate proceedings which may have been taken during the interim,

    A. If his demand shall be withdrawn upon consent, or

    B. If the proposed corporate action shall be abandoned or rescinded, or the shareholders shall revoke the authority to effect such action, or

    C. If, in the case of a merger, on the date of the filing of the articles of merger the surviving corporation is the owner of all the outstanding shares of the other corporations, domestic and foreign, that are parties to the merger, or

    D. If no action for the determination of fair value by a court shall have been filed within the time provided in this section, or

    E. If a court of competent jurisdiction shall determine that such shareholder is not entitled to the relief provided by this section.

  6. At the time of filing his demand for payment for his shares, or within 20 days thereafter, each shareholder demanding payment shall submit the certificate or certificates representing his shares to the corporation or its transfer agent for notation thereon that such demand has been made; such certificates shall promptly be returned after entry thereon of such notation. A shareholder's failure to do so shall, at the option of the corporation, terminate his rights under this section, unless a court of competent jurisdiction, for good and sufficient cause shown, shall otherwise direct. If shares represented by a certificate on which notation has been so made shall be transferred, each new certificate issued therefor shall bear a similar notation, together with the name of the original dissenting holder of such shares, and a transferee of such shares shall acquire by such transfer no rights in the corporation other than those which the original dissenting shareholder had after making demand for payment of the fair value thereof.

  7. Within the time prescribed by this subsection, the corporation, or, in the case of a merger or consolidation, the surviving or new corporation, domestic or foreign, shall give written notice to each dissenting shareholder who has made objection and demand as herein provided that the corporate action dissented to has been effected, and shall make a written offer to each such dissenting shareholder to pay for such shares at a specified price deemed by such corporation to be the fair value thereof. Such offer shall be made at the same price per share to all dissenting shareholders of the same class. The notice and offer shall be accompanied by a balance sheet of the corporation the shares of which the dissenting shareholder holds, as of the latest available date and not more than 12 months prior to the making of such offer, and a profit and loss statement of such corporation for the 12 months' period ended on the date of such balance sheet. The offer shall be made within the later of 10 days after the expiration of the period provided in subsection 3, paragraph B, for making demand, or 10 days after the corporate action is effected; corporate action shall be deemed effected on a sale of assets when the sale is consummated, and in a merger or consolidation when the articles of merger or consolidation are filed or upon which later effective date as is specified in the articles of merger or consolidation as permitted by this Act.

  8. If within 20 days after the date by which the corporation is required, by the terms of subsection 7, to make a written offer to each dissenting shareholder to pay for his shares, the fair value of such shares is agreed upon between any dissenting shareholder and the corporation, payment therefor shall be made within 90 days after the date on which such corporate action was effected, upon surrender of the certificate or certificates representing such shares. Upon payment of the agreed value the dissenting shareholder shall cease to have any interest in such shares.

  9. If within the additional 20-day period prescribed by subsection 8, one or more dissenting shareholders and the corporation have failed to agree as to the fair value of the shares:

    A. Then the corporation may, or shall, if it receives a demand as provided in subparagraph (1), bring an action in the Superior Court in the county in this State where the registered office of the corporation is located praying that the fair value of such shares be found and determined. If, in the case of a merger or consolidation, the surviving or new corporation is a foreign corporation without a registered office in this State, such action shall be brought in the county where the registered office of the participating domestic corporation was last located. Such action:

      (1) Shall be brought by the corporation, if it receives a written demand for suit from any dissenting shareholder, which demand is made within 60 days after the date on which the corporate action was effected; and if it receives such demand for suit, the corporation shall bring the action within 30 days after receipt of the written demand; or,

      (2) In the absence of a demand for suit, may at the corporation's election be brought by the corporation at any time from the expiration of the additional 20-day period prescribed by subsection 8 until the expiration of 60 days after the date on which the corporate action was effected;

    B. If the corporation fails to institute the action within the period specified in paragraph A, any dissenting shareholder may thereafter bring such an action in the name of the corporation;

    C. No such action may be brought, either by the corporation or by a dissenting shareholder, more than 6 months after the date on which the corporate action was effected;

    D. In any such action, whether initiated by the corporation or by a dissenting shareholder, all dissenting shareholders, wherever residing, except those who have agreed with the corporation upon the price to be paid for their shares, shall be made parties to the proceeding as an action against their shares quasi in rem. A copy of the complaint shall be served on each dissenting shareholder who is a resident of this State as in other civil actions, and shall be served by registered or certified mail, or by personal service without the State, on each dissenting shareholder who is a nonresident. The jurisdiction of the court shall be plenary and exclusive;

    E. The court shall determine whether each dissenting shareholder, as to whom the corporation requests the court to make such determination, has satisfied the requirements of this section and is entitled to receive payment for his shares; as to any dissenting shareholder with respect to whom the corporation makes such a request, the burden is on the shareholder to prove that he is entitled to receive payment. The court shall then proceed to fix the fair value of the shares. The court may, if it so elects, appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have such power and authority as shall be specified in the order of their appointment or an amendment thereof;

    F. All shareholders who are parties to the proceeding shall be entitled to judgment against the corporation for the amount of the fair value of their shares, except for any shareholder whom the court shall have determined not to be entitled to receive payment for his shares. The judgment shall be payable only upon and concurrently with the surrender to the corporation of the certificate or certificates representing such shares. Upon payment of the judgment, the dissenting shareholder shall cease to have any interest in such shares;

    G. The judgment shall include an allowance for interest at such rate as the court may find to be fair and equitable in all the circumstances, from the date on which the vote was taken on the proposed corporate action to the date of payment. If the court finds that the refusal of any shareholder to accept the corporate offer of payment for his shares was arbitrary, vexatious or not in good faith, it may in its discretion refuse to allow interest to him;

    H. The costs and expenses of any such proceeding shall be determined by the court and shall be assessed against the corporation, but all or any part of such costs and expenses may be apportioned and assessed as the court may deem equitable against any or all of the dissenting shareholders who are parties to the proceeding to whom the corporation shall have made an offer to pay for the shares, if the court shall find that the action of such shareholders in failing to accept such offer was arbitrary or vexatious or not in good faith.

  Such expenses shall include reasonable compensation for and reasonable expenses of the appraisers, but shall exclude the fees and expenses of counsel for any party and shall exclude the fees and expenses of experts employed by any party, unless the court otherwise orders for good cause. If the fair value of the shares as determined materially exceeds the amount which the corporation offered to pay therefor, or if no offer was made, the court in its discretion may award to any shareholder who is a party to the proceeding such sum as the court may determine to be reasonable compensation to any expert or experts employed by the shareholder in the proceeding, and may, in its discretion, award to any shareholder all or part of his attorney's fees and expenses; and

    I. At all times during the pendency of any such proceeding, the court may make any and all orders which may be necessary to protect the corporation or the dissenting shareholders, or which are otherwise just and equitable. Such orders may include, without limitation, orders:

      (1) Requiring the corporation to pay into court, or post security for, the amount of the judgment or its estimated amount, either before final judgment or pending appeal;

      (2) Requiring the deposit with the court of certificates representing shares held by the dissenting shareholders;

      (3) Imposing a lien on the property of the corporation to secure the payment of the judgment, which lien may be given priority over liens and incumbrances contracted after the vote authorizing the corporate action from which the shareholders dissent;

      (4) Staying the action pending the determination of any similar action pending in another court having jurisdiction.

  10. Shares acquired by a corporation pursuant to payment of the agreed value therefor or to payment of the judgment entered therefor, as in this section provided, may be held and disposed of by such corporation as in the case of other treasury shares, except that, in the case of a merger or consolidation, they may be held and disposed of as the plan of merger or consolidation may otherwise provide.

  11. The objection required by subsection 2 and the demand required by subsection 3 may, in the case of a shareholder who is a minor or otherwise legally incapacitated, be made either by such shareholder, notwithstanding his legal incapacity, or by his guardian, or by any person acting for him as next friend. Such shareholder shall be bound by the time limitations set forth in this section, notwithstanding his legal incapacity.

  12. Appeals shall lie from judgments in actions brought under this section as in other civil actions in which equitable relief is sought.

  13. No action by a shareholder in the right of the corporation shall abate or be barred by the fact that the shareholder has filed a demand for payment of the fair value of his shares pursuant to this section.

  SECTION 910. Right Of Shareholders To Receive Payment For Shares Following A Control Transaction. 1. Shareholders entitled to rights; exceptions. Any holder of the voting shares of a corporation that becomes the subject of a control transaction described in subsection 2 shall be entitled to the rights and remedies provided in this section, unless:

    A. The bylaws, by amendment adopted within 90 days of the effective date of this Act and not subsequently rescinded by an amendment of the articles of incorporation, provide that this section shall not be applicable to the corporation; or

    B. The articles of incorporation provide that this section shall not be applicable to the corporation.

  2. Definitions. As used in this section, unless the context indicates otherwise, the following terms have the following meanings.

    A. A "controlling person" means:

      (1) A person who has, or a group of persons acting in concert that has, voting power over voting shares of the corporation that would entitle the holders of those shares to cast at least 25% of the votes that all shareholders would be entitled to cast in an election of the directors of the corporation; or

      (2) A person who has, or a group of persons acting in concert that has, voting power over at least 25% of the shares in any class of shares entitled to elect all the directors, or any specified number of them.

      A. "person" includes any individual, firm, corporation or other entity.

    B. Notwithstanding paragraph A, a person or group of persons which would otherwise be a controlling person within the meaning of this section shall not be deemed a controlling person unless, subsequent to the effective date of this section, that person or group increases the percentage of outstanding voting shares of the corporation over which it has voting power to a percentage in excess of the percentage of outstanding voting shares of the corporation over which that person or group had voting power on the effective date of this section, and to at least the amount specified in paragraph A.

    C. For the purposes of this section:

      (1) A person is not a controlling person under paragraph A if that person holds voting power, in good faith and not for the purpose of circumventing this section, as an agent, bank, broker, nominee or trustee for one or more beneficial owners who do not individually or, if they are a group acting in concert, as a group have the voting power specified in paragraph A or who are not considered a controlling person under paragraph B;

      (2) A person has voting power over a voting share if that person has or shares, directly or indirectly, through any option, contract, arrangement, understanding, voting trust, conversion right or relationship, or by acting jointly or in concert or otherwise, the power to vote, or to direct the voting of, that voting share; and

      (3) A person engaged in business as an underwriter or group consisting of persons engaged in business as underwriters is not a controlling person under paragraph A if that person or group holds voting power specified in paragraph A, in good faith and not for the purpose of circumventing this section, over shares of the corporation acquired through participation in good faith in a firm commitment underwriting of an offering of shares registered under the United States Securities Act of 1933.

    D. A "control transaction" means the acquisition by a person or group of the status of a controlling person.

    E. The "control transaction date" means the date on which a controlling person becomes a controlling person.

  3. Notice of control transaction to be given to shareholders. Within 15 days of the control transaction date, notice that a control transaction has occurred shall be given by the controlling person to each shareholder of record of the corporation holding voting shares. If the controlling person so requests, the corporation shall, at the option of the corporation and at the expense of the controlling person, either furnish a list of all such shareholders to the person or group or mail the notice to all such shareholders. There shall be included in, or enclosed with, the notice a copy of this section. Any list provided by the corporation to a controlling person pursuant to this subsection shall be used only for the purpose of giving the notice required by this subsection.

  4. Shareholder demand for payment. After the control transaction date, any holder of voting shares of the corporation may, prior to or within 30 days after the notice required by subsection 3 is given, which time period shall be specified in the notice, make written demand on the controlling person for payment of the amount provided in subsection 5 with respect to the voting shares of the corporation held by the shareholder, and the controlling person shall pay that amount to the shareholder. The demand of the shareholder shall state the number and class or series, if any, of the shares owned by him with respect to which the demand is made.

  5. Shareholder entitled to receive payment for shares. A shareholder making written demand under subsection 4 shall be entitled to receive cash for each of his shares in an amount equal to the fair value of each voting share as of the day prior to the control transaction date, taking into account all relevant factors, including an increment representing a proportion of any value payable for acquisition of control of the corporation.

  6. Submission of certificates; notation. At the time of filing his demand for payment for his shares pursuant to subsection 4, or within 20 days thereafter, each shareholder demanding payment shall submit the certificate or certificates representing his shares to the corporation or its transfer agent for notation thereon that such demand has been made; such certificates shall promptly be returned after entry thereon of such notation. A shareholder's failure to do so shall, at the option of the controlling person, terminate his rights under this section, unless a court of competent jurisdiction, for good and sufficient cause shown, shall otherwise direct. If shares represented by a certificate on which notation has been so made shall be transferred, each new certificate issued for those shares shall bear a similar notation, together with the name of the original holder of the shares who made the written demand, and a transferee of the shares shall acquire by the transfer no rights in the corporation other than those which the original demanding shareholder had after making demand for payment of the fair value of the shares.

  7. Written offer; balance sheet. Within 10 days after the expiration of the period provided in subsection 4 for making demand, the controlling person shall make a written offer to each demanding shareholder to pay for those shares at a specified price deemed by the controlling person to be the fair value of those shares. The offer shall be made at the same price per share to all demanding shareholders of the same class. The notice and offer shall be accompanied by a balance sheet of the corporation as of the latest available date and not more than 12 months prior to the making of the offer, and a profit and loss statement of the corporation for the 12 months' period ended on the date of the balance sheet.

  8. Agreement on fair value; payment. If, within 30 days after the expiration of the period provided in subsection 4 for making demand, the fair value of the shares is agreed upon between any demanding shareholder and the controlling person, payment for those shares shall be made within 90 days after the date on which the written offer required by subsection 7 was made, upon surrender of the certificate or certificates representing those shares. Upon payment of the agreed value, the demanding shareholder shall cease to have any interest in the shares.

  9. Failure to reach agreement on fair value of shares. If, within the additional 30-day period prescribed by subsection 8, one or more demanding shareholders and the controlling person have failed to agree as to the fair value of shares:

    A. The controlling person may, or shall, if it receives a demand as provided in subparagraph (1), bring an action in the Superior Court in the county in this State where the registered office of the corporation is located praying that the fair value of those shares be found and determined. This action:

      (1) Shall be brought by the controlling person, if it receives a written demand for suit from any demanding shareholder, which demand is made within 60 days after the date on which the written offer required by subsection 7 was made; and if it receives a demand for suit, the controlling person shall bring the action within 30 days after receipt of the written demand; or

      (2) In the absence of a demand for suit, may at the election of the controlling person be brought by the controlling person at any time from the expiration of the additional 30-day period prescribed by subsection 8 until the expiration of 60 days after the date on which the written offer required by subsection 7 was made;

    B. If the controlling person fails to institute the action within the period specified in paragraph A, any demanding shareholder may thereafter bring such an action in the name of the controlling person;

    C. No such action may be brought, either by the controlling person or by a demanding shareholder, more than 6 months after the date on which the written offer required by subsection 7 was made;

    D. In any such action, whether initiated by the controlling person or by a demanding shareholder, all demanding shareholders, wherever residing, except those who have agreed with the controlling person upon the price to pay for their shares, shall be made parties to the proceeding as an action against their shares quasi in rem. A copy of the complaint shall be served on each demanding shareholder who is a resident of this State as in other civil actions, and shall be served by registered or certified mail, or by personal service without the State, on each demanding shareholder who is a nonresident. The jurisdiction of the court shall be plenary and exclusive;

    E. The court shall determine whether each demanding shareholder, as to whom the controlling person requests the court to make such determination, has satisfied the requirements of this section and is entitled to receive payment for his shares; as to any demanding shareholder with respect to whom the controlling person makes such a request, the burden is on the shareholder to prove that he is entitled to receive payment. The court shall then proceed to fix the fair value of the shares. The court may, if it so elects, appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have such power and authority as shall be specified in the order of their appointment or an amendment to the order of appointment;

    F. All shareholders who are parties to the proceedings shall be entitled to judgment against the controlling person for the amount of the fair value of their shares, except for any shareholder whom the court shall have determined not to be entitled to receive payment for his shares. The judgment shall be payable only upon and concurrently with the surrender to the controlling person of the certificate or certificates representing those shares. Upon payment of the judgment, the demanding shareholder shall cease to have any interest in those shares;

    G. The judgment shall include an allowance for interest at such rate as the court may find to be fair and equitable in all the circumstances, from the control transaction date to the date of payment. If the court finds that the refusal of any shareholder to accept the controlling person's offer of payment for his shares was arbitrary, vexatious or not in good faith, it may in its discretion refuse to allow interest to him;

    H. The costs and expenses of any such proceeding shall be determined by the court and shall be assessed against the controlling person, but all or any part of those costs and expenses may be apportioned and assessed as the court may deem equitable against any or all of the demanding shareholders who are parties to the proceeding to whom the controlling person shall have made an offer to pay for the shares, if the court finds that the action of those shareholders in failing to accept that offer was arbitrary or vexatious or not in good faith. Those expenses shall include reasonable compensation for and reasonable expenses of the appraisers, but shall exclude the fees and expenses of counsel for any party and shall exclude the fees and expenses of experts employed by any party, unless the court otherwise orders for good cause. The court shall award each shareholder who is a party to the proceeding reasonable compensation for any expert or experts employed by the shareholder in the proceeding and the shareholder's reasonable attorney's fees and expenses, if:

      (1) No offer was made; or

      (2) The fair value of the shares as determined materially exceeds the amount which the controlling person offered to pay therefor; and

    I. At all times during the pendency of any such proceeding, the court may make any and all orders which may be necessary to protect the corporation, the controlling person or the demanding shareholders, or which are otherwise just and equitable. Those orders may include, without limitation, orders:

      (1) Requiring the controlling person to pay into court, or post security for, the amount of the judgment or its estimated amount, either before final judgment or pending appeal;

      (2) Requiring the deposit with the court of certificates representing shares held by the demanding shareholders;

      (3) Imposing a lien on the property of the controlling person to secure the payment of the judgment, which lien may be given priority over liens and incumbrances contracted by the controlling person after the control transaction date; and

      (4) Staying the action pending the determination of any similar action pending in another court having jurisdiction.

  10. Holding and disposal of shares acquired by payment. Shares acquired by a controlling person pursuant to payment of the agreed value therefor or to payment of the judgment entered therefor, as provided in this section, may be held and disposed of as authorized and issued shares.

  11. Minors. The demand required by subsection 4 may be made, in the case of a shareholder who is a minor or otherwise legally incapacitated, either by the shareholder, notwithstanding his legal incapacity, or by his guardian, or by any person acting for him as next friend. The shareholder shall be bound by the time limitations set forth in this section, notwithstanding his legal incapacity.

  12. Appeals. Appeals shall lie from judgments in actions brought under this section as in other civil actions in which equitable relief is sought.

  13. Compliance; shareholder rights. If a person or group of persons proposing to engage in a control transaction complies with the requirements of this section in connection with the control transaction, the effectiveness of the rights afforded in this section to shareholders may be conditioned upon the consummation of the control transaction.

  The person or group of persons shall give prompt written notice of the satisfaction of any such condition to each shareholder who has made demand as provided in this section.

  14. Application. This section does not apply to:

    A. Any corporation that is the subject of a control transaction and that does not have a class of voting shares:

      (1) Registered or traded on a national securities exchange; or

      (2) Registered with the Securities and Exchange Commission pursuant to the Act of Congress known as the Securities Exchange Act of 1934, as the same has been or may hereafter be amended, United States Code Annotated, Title 15, Section 78a et seq.;

    B. Any person or group that inadvertently becomes a controlling person if that controlling person divests itself of a sufficient amount of its voting shares so that it is no longer a controlling person, as soon as practicable, but in no event more than 30 days after that person or group receives notice from the corporation that it has become a controlling person, or to any corporation that is the subject of a control transaction and that on the effective date of this section was a subsidiary of any other corporation. For purposes of this paragraph, "subsidiary" shall mean any corporation as to which any other corporation has acquired or has the right to acquire, directly or indirectly, through the exercise of warrants, options and rights and the conversion of all convertible securities, whether issued or granted by the subsidiary or otherwise, voting power over voting shares of the subsidiary that would entitle the holders thereof to cast in excess of 50% of the votes that all shareholders would be entitled to cast in the election of directors of that subsidiary; provided that a subsidiary will not be deemed to cease being a subsidiary so long as such corporation remains a controlling person within the meaning of subsection 2; or

    C. Any person or group that becomes a controlling person solely as a result of the corporation's purchase or redemption of its own voting shares.

                                  APPENDIX V

SELECTED FINANCIAL DATA.

  The following table sets forth selected consolidated financial data of the Company for the five years ended December 31, 1993 through 1997. This information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and related notes thereto included elsewhere herein. The selected consolidated financial data for the years ended December 31, 1993 through 1997 are derived from the audited consolidated financial statements of the Company.

SELECTED CONSOLIDATED FINANCIAL DATA

                             1997       1996       1995       1994        1993
                          ---------- ---------- ---------- ----------  ----------
                             (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Electric operating reve-
 nue....................  $  954,176 $  967,046 $  916,016 $  904,883  $  893,577
Net income (loss).......      13,422     60,229     37,980    (23,265)     61,302
Long-term obligations...     400,923    587,987    622,251    638,841     581,844
Redeemable preferred
 stock..................      39,528     53,528     67,528     80,000      80,000
Total assets............   2,298,966  2,010,914  1,992,919  2,046,007   2,004,862
Earnings (loss) per com-
 mon share..............  $     0.16 $     1.57 $     0.86 $    (1.04) $     1.65
Dividends declared per
 common share...........  $     0.90 $     0.90 $     0.90 $     0.90  $    1.395

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                     CONDITION AND RESULTS OF OPERATIONS.

                      NOTE RE FORWARD-LOOKING STATEMENTS

  This Report on Form 10-K contains forecast information items that are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Readers are also urged to carefully review and consider the various disclosures made by the Company which attempt to advise interested parties of the facts which affect the Company's business.

  Factors that could cause actual results to differ materially include, among other matters, the permanent closure and decommissioning of the Maine Yankee nuclear generating plant and resulting regulatory proceedings; the actual costs of decommissioning the Maine Yankee plant; outages at the other generating units in which the Company holds interests; electric utility restructuring, including the ongoing state and federal activities; the results of the Company's planned sale of its generating assets; the Company's ability to recover its costs resulting from the January 1998 ice storms; future economic conditions; earnings-retention and dividend-payout policies; developments in the legislative, regulatory, and competitive environments in which the Company operates, including regulatory treatment of stranded costs; the Company's investments in unregulated businesses; and other circumstances that could affect anticipated revenues and costs, such as unscheduled maintenance or repair requirements at nuclear plants and other facilities, and compliance with laws and regulations.

OVERVIEW

  As in 1996, the Company experienced higher-than-normal operations costs in 1997 from its interest in nuclear generation, particularly its 38 percent interest in the now-closed Maine Yankee Plant, and incurred significant costs replacing their energy. Maine Yankee went off-line for repairs in December 1996. On August 6,

1997 the Maine Yankee Atomic Power Company Board of Directors voted unanimously to close the plant permanently for economic reasons. The Company incurred additional expenses of $46.0 million in 1997 to replace Maine Yankee energy and pay its share of increased repair and other operations at the plant. These costs were the major factor in the deterioration of the per-share earnings from $1.57 in 1996 to $0.16 in 1997. The Company expects its share of Maine Yankee costs to decrease by approximately $30.0 million in 1998 as the plant moves toward decommissioning. See "Permanent Shutdown of Maine Yankee Plant" below for further discussion. In addition, $5.0 million of increased expense over 1996 was incurred to replace energy for the Millstone Unit 3 plant in Connecticut, which was taken off-line for safety modifications and requires U.S. Nuclear Regulatory Commission approval to restart and the Connecticut Yankee Plant, closed permanently on December 4, 1996, and now being decommissioned.

  The increased expenses could have a minor ratemaking impact. The Company's earnings level will trigger the sharing provision of the Alternative Rate Plan
(ARP). The ARP, which took effect January 1, 1995, with regulatory approval, provides for annual July 1 adjustments to price caps on the Company rates. The adjustments are keyed to prior-year inflation and to measures of utility performance.

  Under the ARP, actual earnings for 1997 outside a bandwidth of 350 basis points, above or below the 10.55 percent rate of return allowance, triggers the profit sharing mechanism. A return below the low end of the range provides for additional revenue through rates equal to one-half of the difference between the actual earned rate of return, 1.04 percent in 1997, and the 7.05 percent (10.55--3.50) low end of the bandwidth. The Company remains committed nonetheless to its public pledge to hold price increases at or below the rate of inflation. In its annual ARP compliance filing in March 1998, the Company requested a price-cap increase of 1.8 percent consistent with that pledge, which includes only a small component related to earnings sharing.

  The Company also plans to seek reimbursement for its costs of restoring service to its customers after the severe ice storm of January 7 through 9, 1998 and a second storm that struck part of the Company's service territory on January 24, 1998. The incremental costs of the repair efforts estimate is $60 to $65 million. Most of the expense was labor-related. The Company used hundreds of crews from out-of-state utilities, tree companies, and construction firms to repair unprecedented damage that included more than 2,500 broken utility poles. The two storms required more than 400,000 service restorations.

  A January 15, 1998 order of the MPUC allowed the Company to defer such incremental costs on its books pending the Company's filing under the ARP, which allows the PUC to consider and provide recovery for costs of "extraordinary events" that have a significant impact on the utility and are not reflected in the general indexing formula. The Company's basic rates include a provision for "average" levels of tree trimming and outage repair as a normal cost of supplying service. The basic rates do not include rainy-day provisions for once-in-a-century-or-worse disasters like the January ice storms. The Company is pursuing available means of mitigating the cost impact of the storms, including any federal assistance that may be available.

  CMP announced on January 6 that it had agreed to sell its hydro, oil-fired, and biomass generation to Florida-based FPL Group for $846 million. If the regulatory agencies approve the sale, approximately $500 million of the value received could be applied to CMP's estimated $1.3 billion of stranded costs or other obligations, reducing the amount of revenue that must be produced from each unit of kilowatt-hour sales to recover those costs. The asset sale was required by Maine's 1997 electric-restructuring law, which mandated retail competition in electricity in March 2000. The utility is still seeking buyers for its storage dams, non-utility-power contract energy, and its share of a regional transmission tie to Quebec.

  The Company continues to face the challenges of competition and industry restructuring, and must achieve and maintain financial performance and resources commensurate with both the provision of service demanded by customers and the obligation to achieve competitive returns on investor capital.

RESULTS OF OPERATIONS

  The Company generated net income of $13.4 million in 1997, compared to $60.2 million in 1996, and $38.0 million in 1995. Earnings applicable to common stock were $5.2 million in 1997 or $0.16 per share, compared to $50.8 million or $1.57 per share in 1996 and $27.8 million or $0.86 per share in 1995. Once again the replacement power and other costs related to the now-closed Maine Yankee nuclear plant were the main factors that eroded per-share earnings in 1997.

  The Company incurred additional expenses of $46.0 million in 1997 to replace Maine Yankee energy and to pay its share of increased repair and other operations at the Plant. In addition, shutdowns at the Millstone Unit No. 3 and Connecticut Yankee Plants increased 1997 replacement-power cost by $5.0 million.

  The Company's 1996 after-tax financial results benefited by approximately $15.3 million, or $0.47 per share, from non-recurring items related to settlement of federal income-tax issues, an extended outage at a non-utility generator under contract to sell energy to CMP, and other items not applicable to 1997.

  Dividends declared per common share have remained at $0.90 on an annual basis for the three years ended December 31, 1997.

 Revenues and Sales

  Electric operating revenues decreased by $12.9 million or 1.3% to $954.2 million in 1997, and increased by $51.0 million or 5.6% to $967.0 million in 1996. Lower non-territorial energy sales--a consequence of Maine Yankee being off-line and reducing the Company's total energy supply--were the main factor in the revenue decline in 1997. However, service-area revenues did rise 2.2 percent to $890.2 million. The components of the change in electric operating revenues are as follows:

                                                           1997         1996
                                                        -----------  ----------
                                                        (DOLLARS IN MILLIONS)
   Revenues from Company service area kilowatt hour
    sales.............................................  $      17.9  $     15.0
   Revenues from non territorial sales................        (27.1)       33.4
   Other Company operating revenues...................         (1.5)        3.0
   Maine Electric Power Company, Inc. fuel cost recov-
    ery and other revenues............................         (2.2)       (0.4)
                                                        -----------  ----------
   Total Change in Electric Operating Revenues........  $     (12.9) $     51.0
                                                        ===========  ==========

  Refer to "Alternative Rate Plan" section, for a discussion of new rates and their impact on revenues.

  The Company's service-area sales for the years 1997, 1996 and 1995 are shown in the following table:

                                            1997          1996         1995
                                        ------------  ------------ ------------
                                                %             %            %
                                         KWH  CHANGE   KWH  CHANGE  KWH  CHANGE
                                        ----- ------  ----- ------ ----- ------
                                             (KILOWATT-HOURS IN MILLIONS)
   Residential......................... 2,817  (0.4)% 2,829   1.0% 2,802  (2.0)%
   Commercial.......................... 2,529   1.6   2,489   0.5  2,477   1.6
   Industrial.......................... 3,784   2.6   3,689   4.0  3,547  (4.7)
   Wholesale and lighting..............   228   5.3     217  58.9    136  (8.7)
                                        -----  ----   -----  ----  -----  ----
   Total Service-Area Sales............ 9,358   1.5%  9,224   2.9% 8,962  (2.2)%
                                        =====  ====   =====  ====  =====  ====

  The primary factors in the service-area kilowatt-hour sales increases in 1997 were the growth experienced by the paper mills and strong sales to other industrial sectors. Nearly half of that growth directly related to an expansion by a large industrial customer. The increase in 1996 was residential customers' taking advantage of the Company's water-heating programs, increased sales in the pulp and paper industry, and the addition of a wholesale customer. The decrease in 1995 was attributed to low economic growth, the loss of a major industrial customer in September 1994, energy management, and loss of sales due to conversions from electricity to alternative fuels for such purposes as space and water heating.

  The average number of residential customers increased by 4,822 in 1997, 5,157 in 1996, and 5,076 in 1995, while average usage per residential customer declined 1.5% in 1997, 0.15% in 1996 and 3.1% in 1995.

  The 1997 increase in commercial sales reflects increases in transportation, retail trade and service sectors. Combined, these sectors comprise approximately 79% of commercial sales. Sales to all others in the commercial sector were lower than 1996. Sales to Maine Yankee increased by 1.7 million kilowatt hours in 1997 and by 4 million kilowatt hours in 1996 due to the Plant's extended outages in both periods and the ultimate permanent shutdown of the plant in August 1997.

  Industrial sales levels are significantly affected by sales to the pulp-and-paper industry, which accounts for approximately 60% of industrial sales and approximately 24% of total service-area sales. Sales to the pulp-and-paper sector decreased by 0.8% in 1997 and increased by 3.7% in 1996, and decreased by 8.6% in 1995. The decrease in 1997 was due primarily to the permanent shutdown of one of the paper mills in 1997. The increase in 1996 reflects special arrangements the Company has made with several paper companies to back down some of their self-generation and buy electricity from the Company at a discounted rate. The 1995 decrease reflects lower sales levels primarily due to the late-1994 loss of a major customer that had previously purchased approximately 280 million kilowatt-hours annually. Refer to "Alternative Rate Plan" and "Competition and Economic Development," below, and Note 4 to Consolidated Financial Statements, "Commitments and Contingencies-- Competition," for additional information regarding the Company's actions to preserve its remaining large-industrial-customer base and other customer groups. Sales to all other industrial customers as a group increased 8.2% in 1997, 4.5% in 1996 and 2.7% in 1995.

 Alternative Rate Plan

  In December 1994, the MPUC approved a stipulation, signed by most of the parties to the Company's ARP proceeding, which took effect January 1, 1995. This follow-up proceeding to the Company's 1993 base-rate case was ordered by the MPUC in an effort to develop a five-year plan containing price-cap, profit-sharing, and pricing-flexibility components. The price-cap mechanism provides for adjusting the Company's retail rates annually on July 1, commencing in 1995, at a percentage combining (1) a price index, (2) a productivity offset, (3) a sharing mechanism, and (4) flow-through items and mandated costs. The price cap applies to all of the Company's retail rates, and includes fuel-and-purchased-power costs that previously had been treated separately. The components of the July 1, 1995, price-cap increase of 2.43% are the inflation index of 2.92%, reduced by a productivity offset of 0.5%, and increased by 0.01% for flow-through items and mandated costs. The components of the July 1, 1996, price-cap increase of 1.26% consisted of an inflation index of 2.55% and earnings sharing and mandated cost items of 0.64%, reduced by a productivity offset of 1.0%, and sharing of contract restructuring and buyout savings of 0.93%. The components of the July 1, 1997 price cap increase of 1.10% consisted of an inflation index of 2.12% reduced by a productivity and qualified facility ("QF") offset of 1.42% and increased by 0.40% for flowthrough items and mandated costs. As originally stated in the MPUC's order approving the ARP, operation under the ARP continues to meet the criteria of Statement of Financial Accounting Standards No. 71, "Accounting for the Effects of Certain Types of Regulation" (SFAS No. 71). As a result, the Company will continue to apply the provisions of SFAS No. 71 to its accounting transactions and to its financial statements.

  The Company believes the ARP provides the benefits of needed pricing flexibility to set prices between defined floor and ceiling levels in three service categories: (1) existing customer classes, (2) new customer classes for optional targeted services, and (3) special-rate contracts. The Company believes that the added flexibility will position it more favorably to meet the competition from other energy sources that has eroded segments of its customer base. Some price adjustments can be implemented upon 30-days' notice by the Company, while certain others are subject to expedited review by the MPUC. The Company has utilized this feature in providing new rates to approximately 29,000 customers representing approximately 45% of annual kilowatt-hour sales and 32% of service-area revenues. These reductions in rates were offered to customers after consideration of associated NUG cost reductions, savings from further NUG consolidations and other general cost reductions.

  The ARP also contains provisions to protect the Company and ratepayers against unforeseen adverse results from its operation. These include review by the MPUC if the Company's actual return on equity falls outside a designated range, a mid-period review of the ARP by the MPUC in 1997 (including possible modification or termination), and a "final" review by the MPUC in 1999 to determine whether or with what changes the ARP should continue after 1999. Significant results of the 1997 mid-period review were an increase to 11.5% in the ROE used for earnings sharing (effective with the July 1999 price change) and reaffirmation by the MPUC to allow the Company to meet the requirements established by SFAS No. 71. The Company submitted its 1998 compliance filing in March 1998.

  While the ARP provides the Company with an expanded opportunity to be rewarded for efficiency, it also presents the risk of reduced rates of return if costs rise unexpectedly, like those that have resulted from the recent outages at Maine Yankee, or if revenues from sales decline or are not adequate to fund costs. The Company believes the ARP continues to be a competitive advantage.

  For a detailed discussion of the ARP, refer to Note 3 to Consolidated Financial Statements, "Regulatory Matters"--"Alternative Rate Plan," and "Meeting the Requirements of SFAS 71."

RESTRUCTURING LEGISLATION

  MPUC Proceeding to Set Prices for Transmission and Distribution Business

  The MPUC initiated a proceeding for the Company in which the MPUC would determine the prices to be charged by the transmission and distribution business beginning in March 2000. See Note 3 "Regulatory Matters"--"Industry Restructuring and Strandable Costs." On December 5, 1997, the Company presented its revenue requirement justification, including stranded costs, to the MPUC. The Company's filing reflected an annual transmission and distribution revenue requirement of $295.2 million and also reflected recovery of an estimated net present value $1.3 billion in stranded costs. The Company's estimated stranded costs amount did not include the effects of the sale of generating assets discussed below.

  Subsequently, the Company supplemented its filing by updating its revenue requirement calculations, including recovery of stranded costs, on February 10, 1998, to reflect an estimate of the effect of the sale of generating assets on stranded costs and other items. Additionally, the Company's February 10, 1998 filing included its proposal for the design of prices for the transmission and distribution business, beginning March 2000. The Company's supplemental filing reflects an annual transmission and distribution revenue requirement of $280.5 million and recovery of an estimated net present value $0.8 billion in stranded costs. The total annual revenue amount requested to be included in transmission and distribution prices beginning March 2000 is $449.5 million. The sale of generating assets should allow the Company to reduce its stranded costs obligations from the previously estimated $1.3 billion to the now anticipated $0.8 billion. The Company is requesting a return on equity of 12.5% and an increase in the common equity ratio from the current 40% to a desired 55%. The Company's rate design proposal reflects an approach that is expected to minimize customer confusion and bill impacts as retail choice begins in March 2000. However, the Company does recommend a movement to less variable and more fixed rate components over time as stranded cost recovery decreases and in a manner that will not significantly impact any customers. The Company is unable to predict with certainty the outcome of the MPUC proceeding establishing prices for its transmission and distribution business. The MPUC is expected to reach a decision in late 1998 and provide for a limited update for certain items closer to March 2000.

AGREEMENT FOR SALE OF COMPANY'S GENERATION ASSETS

  On April 28, 1997, the Company announced a plan to seek proposals to purchase its generating assets and, as part of an auction process, received final bids on December 10, 1997. On January 6, 1998, the Company announced that it had reached agreement to sell all of its hydro, fossil and biomass power plants with a combined generating capacity of 1,185 megawatts for $846 million in cash, including $18 million for assets sold by Union Water Power Company, a subsidiary of the Company, to Florida-based FPL Group, the winning bidder in the auction process.

  The hydropower assets to be included in the sale represent approximately 373 megawatts of generating capacity. The fossil-fueled assets included in the sale consist of the Company's interest in the William F. Wyman steam plant in Yarmouth, Maine, the largest of the Company's three fossil-fueled generating assets at 594 megawatts, Mason Station in Wiscasset, Maine, at 145 megawatts, and Cape Station in South Portland, Maine, at 42 megawatts. The sole biomass plant is the 31-megawatt unit in Fort Fairfield, Maine, owned by a wholly-owned subsidiary of the Company.

  The Company's interests in the power entitlements from approximately 50 power-purchase agreements with non-utility generators representing approximately 488 megawatts, its 2.5-percent interest in the Millstone Unit No. 3 nuclear generating unit in Waterford, Connecticut, its 3.59-percent interest in the output of the Vermont Yankee nuclear generating plant in Vernon, Vermont, and its entitlement in the NEPOOL Phase II interconnection with Hydro-Quebec all attracted insufficient interest to be included in the present sale. The Company will continue to seek buyers for those assets. The Company did not offer for sale its interests in the Maine Yankee (Wiscasset, Maine), Connecticut Yankee (Haddam, Connecticut) and Yankee Atomic (Rowe, Massachusetts) nuclear generating plants, all of which are in the process of being decommissioned.

  The electric utility restructuring law passed by the Maine Legislature in the spring of 1997 requires the Company to divest its generating plants and power-purchase agreements by March 1, 2000, when its customers will be free to choose among competitive energy suppliers, but the Company elected to conduct an earlier sale. In addition, as part of its agreement with FPL Group, the Company entered into energy buy-back agreements to assist in fulfilling its obligation to supply its customers with power until March 1, 2000.

  Substantially all of the generating assets included in the sale are subject to the lien of the Company's General and Refunding Mortgage Indenture dated as of April 15, 1976 (the "Indenture"). Therefore, substantially all of the proceeds from sale must be deposited with the trustee under the Indenture at the closing of the sale to free the generating assets from the lien of the Indenture. Proceeds on deposit with the trustee may be used by the Company to redeem or repurchase bonds under the terms of the Indenture, including the possible discharge of the Indenture. In addition, the proceeds could provide the flexibility to redeem or repurchase outstanding equity securities. The Company must also provide for payment of applicable taxes resulting from the sale. The manner and timing of the ultimate application of the sale proceeds after closing are in any event subject to various factors, including Indenture provisions, market conditions and terms of outstanding securities.

  The bid value in excess of the remaining investment in the power plants will reduce the Company's stranded costs and other costs, which could lower the amount that would otherwise be collected from customers by nearly half a billion dollars. However, the Company will incur incremental costs as a result of the power buy-back arrangements in excess of the pre-sale costs of capacity and energy from the plants being sold, which will effectively lower the amount of sale proceeds available to reduce stranded and other costs. The Company believes that the reduction in stranded and other costs could permit a reduction in rates for the Company's customers.

  The sale is subject to various closing conditions, including the approval of state and federal regulatory agencies, which approval process the Company expects could take approximately four to twelve months, and is subject to consents or covenant waivers from certain of the Company's lenders. The Company cannot predict whether or in what form such approvals, consents or waivers will be obtained.

  The Company believes that consummation of the asset sale described above would constitute significant progress in resolving some of the uncertainties regarding the effects of electric-utility industry restructuring on the Company's investors; however, significant risks and uncertainties would remain. These include, in addition to those enumerated above under "Note Re Forward-Looking Statements," but are not limited to: (1) the possibility that a state or federal regulatory agency will impose adverse conditions on its approval of the asset sale; (2) the possibility that new state or federal legislation will be implemented that will increase the risks to such investors from those contemplated by current legislation; and (3) the possibility of legislative, regulatory or judicial decisions that would reduce the ability of the Company to recover its stranded costs from that contemplated by existing law.

PROPOSED FORMATION OF HOLDING COMPANY

  To prepare further for the restructured electric utility industry contemplated by the legislation, on December 8, 1997, the Company filed an application with the MPUC for authorization to create a holding company that would have as subsidiaries the Company, the Company's existing non-utility subsidiaries and other entities. The Company believes that a holding company structure will facilitate the Company's transition to a partially deregulated electricity market that is scheduled to open access to electricity for Maine consumers beginning on March 1, 2000. Competing as an electric energy provider in that market as of that date will require the creation of an energy company that is legally separate from the Company. The Company also proposed the creation of an affiliated energy marketing affiliate in the MPUC filing.

  The Company's application to the MPUC also requested approval of the creation of a limited liability company in which a proposed new subsidiary of the holding company would hold a fifty percent membership interest to participate in the natural gas distribution business in Maine, with the remaining fifty percent interest being held by New York State Electric & Gas Corporation ("NYSEG") or its affiliate. For further discussion of the NYSEG joint venture, see "Expansion of Lines of Business," below.

  The proposed holding company formation must also be approved by federal regulators, including the Securities and Exchange Commission and the FERC, and by the holders of the Company's common stock and 6% Preferred Stock. The Company is taking steps to pursue these approvals, but cannot predict the outcome.

EXPANSION OF LINES OF BUSINESS

  The Company is preparing for competition by expanding its business opportunities through subsidiaries that capitalize on core competencies. One subsidiary, MaineCom Services, arranges fiber-optic data service for bulk carriers, offering support for cable television or "super-cellular" personal communication vendors, and providing other telecommunications consulting services. TeleSmart is a wholly-owned credit and collections subsidiary. Another wholly-owned subsidiary, CMP International Consultants, provides utility consulting (domestic and international) and research, and engineering and environmental services. The 100-percent owned Union Water Power Company provides management of rivers and recreational facilities, locating of underground utility facilities and infrared photography, real estate brokerage and management, modular housing, and utility construction services. The subsidiaries often utilize skills of former Company employees and regularly compete for business with other companies. In addition, a division of the Company is focusing on retail competition by developing effective marketing techniques and energy-efficient services and products.

  As noted above, the Company and NYSEG have signed a joint-venture agreement to distribute natural gas to many Maine communities that are not currently served with that fuel. The Company and NYSEG propose to offer natural-gas service in five areas of Maine, primarily the Augusta, Bangor, Bath-Brunswick, Rumford and Waterville areas. None of the 60 towns in those areas currently has a natural-gas distribution system in place. The gas would be drawn from two new gas-pipeline projects now under development by unrelated parties that would carry Canadian gas, after receipt of additional regulatory approvals, through Maine and into the regional energy market using substantial portions of electric transmission-line corridors owned by the Company and MEPCo under agreements entered into on March 16, 1998. On March 9, 1998, the MPUC gave preliminary approval to the Company-NYSEG proposal, subject to final approval after submission of detailed plans on financing, construction, and other matters. Competing applications to serve some of the areas have been filed. The Company cannot predict the outcome of the MPUC proceeding. The Company will continue to evaluate the opportunity to be a provider of natural gas to Maine customers, and the economics thereof, including monitoring progress of the planned pipelines, competitive considerations and relevant regulatory decisions.

  FiveCom LLC ("FiveCom"), a majority-owned subsidiary of the Company's wholly-owned MaineCom Services, is building a fiber-optic cable network connecting cities in New England and plans to sell capacity on the network to telephone companies, Internet providers, and other telecommunications businesses. FiveCom has used transmission-line corridors owned by the Company, and a substantial part of the expanded network in Connecticut and Massachusetts will occupy utility corridors of Northeast Utilities, which owns a minority interest in FiveCom. The Company's equity investment in MaineCom Services at the end of 1997 was $15.9 million. In addition, the Company is providing up to $30 million to FiveCom through a loan arrangement for the development and construction of the expanded network, and for working capital. The Company believes there is a growing need for such a fiber-optic network in New England, but cannot predict the results of this venture.

PERMANENT SHUTDOWN OF MAINE YANKEE PLANT

  On August 6, 1997, the Board of Directors of Maine Yankee voted to permanently cease power operations at its nuclear generating plant at Wiscasset, Maine (the "Plant") and to begin decommissioning the Plant. As reported in detail in the Company's Annual Report on Form 10-K for the year ended December 31, 1996, its Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997 and its Current Reports on Form 8-K dated May 15, 1997 and August 1, 1997, and reported in more condensed form below, the Plant experienced a number of operational and regulatory problems and has been shut down since December 6, 1996. The decision to close the Plant permanently was based on an economic analysis of the costs, risks and uncertainties associated with operating the Plant compared to those associated with closing and decommissioning it. The Plant's operating license from the Nuclear Regulatory Commission ("NRC") was scheduled to expire on October 21, 2008.

  Recent Operating History. The Plant provided reliable and low-cost power from the time it commenced operations in late 1972 to 1995. Beginning in early 1995, however, Maine Yankee encountered various operational and regulatory difficulties with the Plant. In 1995, the Plant was shut down for almost the entire year to repair a large number of steam generator tubes that were exhibiting defects. Shortly before the Plant was to go back on-line in December 1995, a group with a history of opposing nuclear power released an undated, unsigned, anonymous letter alleging that in 1988 Yankee Atomic (then an affiliated consultant of Maine Yankee) and Maine Yankee had used the results of a faulty computer code as a basis to apply to the NRC for an increase in the Plant's power output. In response to the allegation, on January 3, 1996, the NRC issued a Confirmatory Order that restricted the Plant to 90 percent of its licensed thermal operation level, which restriction was still in effect when the Plant was permanently shut down.

  As a result of the controversy associated with the allegations, the NRC, at the request of the Governor of Maine, conducted an intensive Independent Safety Assessment ("ISA") of the Plant in the summer and fall of 1996. On October 7, 1996, the NRC issued its ISA report, which found that while the Plant had been operated safely and could continue to operate, there were weaknesses that needed to be addressed, which would require substantial additional spending by Maine Yankee. On December 10, 1996, Maine Yankee responded to the ISA report, acknowledged many of the weaknesses, and committed to revising its operations and procedures to address the NRC's criticisms.

  Another result of the controversy associated with the allegations was an investigation of Maine Yankee initiated by the NRC's Office of Investigations ("OI"), which, in turn, referred certain issues to the United States Department of Justice ("DOJ") for possible criminal prosecution. Subsequently, on September 27, 1997, the DOJ, through the United States Attorney for Maine, announced that its review had revealed insufficient grounds for criminal prosecution. The Company believes that the OI investigation, however, could ultimately result in the imposition of civil penalties, including fines, on Maine Yankee, and expects resolution of outstanding NRC enforcement action in 1998.

  In 1996 the Plant was generally in operation at the 90-percent level from late January to early December, except for a two-month outage from mid-July to mid-September. The Plant was shut down again on December 6, 1996, to address several concerns, and has not operated since then. The precipitating event causing the shutdown was the need to evaluate and resolve cable-separation compliance issues, and on December 18, 1996, the NRC issued a Confirmatory Action Letter requiring the Plant to remain shut down until Maine Yankee's plan for resolving the cable-separation issues was accepted by the NRC. Subsequently, Maine Yankee uncovered additional issues, including among others the possibility of having to replace defective fuel assemblies, address additional cable-separation issues, and determine the condition of the Plant's steam generators, which contributed to further operational uncertainty. On January 29, 1997, the Plant was placed on the NRC's Watch List, and on January 30, 1997, the NRC issued a supplemental Confirmatory Action Letter requiring the resolution of additional concerns before the Plant could be restarted.

  In December 1996 Maine Yankee requested proposals from several utilities with large and successful nuclear programs to provide a management team, and ultimately contracted with Entergy Nuclear, Inc., effective February 13, 1997, for management services that included providing a new president and regulatory compliance officer. The Entergy-provided management team made progress in addressing technical issues, but a number of operational and regulatory uncertainties remained. On May 27, 1997, the Board of Directors of Maine Yankee voted to minimize spending while preserving the options of restarting the Plant or conveying ownership interests to a third party. After unsuccessful negotiations with one prospective purchaser, Maine Yankee found no other interest in purchasing the Plant and, based on its economic analysis, closed the Plant permanently.

  As required by the NRC, on August 7, 1997, Maine Yankee certified to the NRC that Maine Yankee had permanently ceased operations and that all fuel assemblies had been permanently removed from the Plant's reactor vessel. On August 27, 1997, Maine Yankee filed the required Post-Shutdown Activities Report with the NRC, describing its planned post-shutdown activities and a proposed schedule.

  Costs. The Company has been incurring substantial costs in connection with its 38-percent share of Maine Yankee costs, as well as additional costs for replacement power while the Plant has been out of service. For the twelve months ended December 31, 1997, such costs amounted to approximately $132.3 million for the Company: $72.8 million due to basic operations and maintenance costs, $54.0 million due to replacement power costs and $5.5 million associated with incremental costs of operations and maintenance. The Maine Yankee Board's decision to close the Plant mitigated the costs the Company would otherwise have incurred in 1997 through a phasing down of Maine Yankee's operations and maintenance costs, with Maine Yankee's workforce having been reduced from approximately 475 to 214 employees as of December 31, 1997, and further reductions planned, but did not reduce the need to buy replacement energy and capacity. The amount of costs for replacement energy and capacity varies based on the Company's power requirements and market conditions, but the Company expects such costs to be within a range of approximately $5.0 million to $5.5 million per month during 1998, based on current energy and capacity needs and market conditions. Under the electric utility restructuring legislation enacted by the Maine Legislature in May 1997 discussed below, the Company's obligations to provide replacement power will terminate on March 1, 2000, along with its other power-supply obligations. The impact of the nuclear-related costs on the Company was the major obstacle to achieving satisfactory results in 1997, despite the approximately $75 million in annual Maine Yankee-related costs embedded in the current determination of the Company's required revenues for ratemaking purposes and despite success in controlling other operating costs. See "Results of Operations" above.

  The Company's 38-percent ownership interest in Maine Yankee's common equity amounted to $29.8 million as of December 31, 1997, and under Maine Yankee's Power Contracts and Additional Power Contracts, the Company is responsible for 38-percent of the costs of decommissioning the Plant. Maine Yankee's most recent estimate of the cost of decommissioning is $380.6 million, based on a 1997 study by an independent engineering consultant, plus estimated costs of interim spent-fuel storage of $127.6 million, for an estimated total cost of $508.2 million (in 1997 dollars). The previous estimate for decommissioning, by the same consultant, was $316.6 million (in 1993 dollars), which resulted in approximately $14.9 million being collected annually from Maine Yankee's sponsors pursuant to a 1994 Federal Energy Regulatory Commission ("FERC") rate order. Through December 31, 1997, Maine Yankee had collected approximately $199.5 million for its decommissioning obligations.

  On November 6, 1997, Maine Yankee submitted the new estimate to the FERC as part of a rate case reflecting the fact that the Plant is no longer operating and has entered the decommissioning phase. If the FERC accepts the new estimate, the amount of Maine Yankee's collections for decommissioning would rise from the $14.9 million previously allowed by the FERC to approximately $36 million per year. Several interested parties have intervened in the FERC proceeding, including the MPUC.

  On September 1, 1997, Maine Yankee estimated the sum of the future payments for the closing, decommissioning and recovery of the remaining investment in Maine Yankee to be approximately $930 million, of which the Company's 38-percent share would be approximately $353 million. Legislation enacted in Maine in 1997 calling for restructuring the electric utility industry provides for recovery of decommissioning costs, to the extent allowed by federal regulation, through the rates charged by the transmission and distribution companies. Based on the legislation and regulatory precedent established by the FERC in its opinion relating to the decommissioning of the Yankee Atomic nuclear plant, the Company believes that it is entitled to recover substantially all of its share of such costs from its customers and as of December 31, 1997, is carrying on its consolidated balance sheet a regulatory asset and a corresponding liability in the amount of $329 million, which is the $353 million discussed above net of the Company's post-September 1, 1997 cost-of-service payments to Maine Yankee.

  Management Audit. On September 2, 1997, the MPUC released the report of a consultant it had retained to perform a management audit of Maine Yankee for the period January 1, 1994, to June 30, 1997. The report contained both positive and negative conclusions, the latter including: that Maine Yankee's decision in December 1996 to proceed with the steps necessary to restart the Plant was "imprudent", that Maine Yankee's May 27, 1997 decision to reduce restart expenses while exploring a possible sale of the Plant was "inappropriate", based on the consultant's finding that a more objective and comprehensive competitive analysis at that time "might have indicated a benefit for restarting" the Plant; and that those decisions resulted in Maine Yankee incurring $95.9 million in "unreasonable" costs. On October 24, 1997, the MPUC issued a Notice of Investigation initiating an investigation of the shutdown decision and of the operation of the Plant prior to shutdown, and announced that it had directed its consultant to extend its review to include those areas. The Company believes the report's negative conclusions are unfounded and may be contradictory. The Company has been charging its share of the Maine Yankee expenses to income, and believes it would have substantial constitutional and jurisdictional grounds to challenge any effort in an MPUC proceeding to alter wholesale Maine Yankee rates made effective by the FERC. On November 7, 1997, Maine Yankee initiated a legal challenge to the MPUC investigation in the Maine Supreme Judicial Court alleging that such an investigation falls exclusively within the jurisdiction of the FERC and that the MPUC investigation is therefore barred on constitutional grounds. The Company filed a similar legal challenge on the same day. The MPUC subsequently stayed its investigation pending the outcome of Maine Yankee's FERC rate case, in which the MPUC is participating, while indicating that its consultant would continue its extended review. Based on preliminary indications from the consultant, the Company expects the report on the extended review to call for additional disallowances, which Maine Yankee has said it expects to contest vigorously.

  Maine Yankee Debt Restructuring and FERC Rate Proceeding. Maine Yankee entered into agreements in August 1997 with the holders of its outstanding First Mortgage Bonds and its lender banks (the "Standstill Agreements") under which the bondholders and banks agreed that they would not assert that the August 1997 voluntary permanent shutdown of the Plant constituted a covenant violation under Maine Yankee's First Mortgage Indenture or its two bank credit agreements. The parties also agreed in the Standstill Agreements to maintain Maine Yankee's bank borrowings at a level below that of the prior aggregate bank commitments, which level Maine Yankee considered adequate for its foreseeable needs. The Standstill Agreements, as extended in October 1997, were to terminate on January 15, 1998, by which date Maine Yankee was to have reached agreement on restructured debit arrangements reflecting its decommissioning status. Maine Yankee's rate filing with the FERC reflected the Plant's decommissioning status and requested an effective date of January 15, 1998, for the amendments to Maine Yankee's Power Contracts and Additional Power Contracts, which revise Maine Yankee's wholesale rates and clarify and confirm the obligations of Maine Yankee's sponsors to continue to pay their shares of Maine Yankee's costs during the decommissioning period.

  On January 14, 1998, the FERC issued an "Order Accepting for Filing and Suspending Power Sales Contract Amendment, and Establishing Hearing Procedures" (the "FERC Order") in which the FERC accepted for filing the rates associated with the amended Power Contracts and made them effective January 15, 1998, subject to refund. The FERC also granted intervention requests, including among others those of the MPUC, Maine Yankee's largest bondholder, and two of its lender banks, denied the request of an intervenor group to summarily dismiss part of the filing, and ordered that a public hearing be held concerning the prudence of Maine Yankee's decision to shut down the Plant and on the justness and reasonableness of Maine Yankee's proposed rate amendments. The Company expects the prudence issue to be pursued vigorously by several intervenors, including among others the MPUC, which stayed its own prudence investigation pending the outcome of the FERC proceeding after the jurisdictional challenge by Maine Yankee and the Company discussed above. The hearing in the FERC rate proceeding is scheduled to begin on December 1, 1998. The Company cannot predict the outcome of the FERC proceeding.

  On January 15, 1998, Maine Yankee, its bondholders and lender banks revised the Standstill Agreements and extended their term to April 15, 1998, subject to satisfying certain milestone obligations during the term of the extension. One such obligation was that Maine Yankee must have accepted, by February 12, 1998, an underwritten commitment to refinance its bonds and bank debt, subject only to closing conditions reasonably capable of being satisfied by April 15, 1998, and reasonably satisfactory to the bondholders and banks. Maine Yankee accepted such a commitment prior to the deadline, received regulatory approval of the refinancing on March 9, 1998, and is negotiating final loan documentation, and preparing for a closing before April 15. The proposed refinancing consists of an extendible three-year bank credit facility and an eight-year term loan facility.

  Other Maine Yankee Shareholders. Higher nuclear-related costs are also affecting other stockholders of Maine Yankee in varying degrees. Bangor Hydro-Electric Company, a Maine-based 7% stockholder, cited its "deteriorating" financial condition, suspended its common stock dividend, and eventually obtained rate relief. Maine Public Service Company, a 5% stockholder, cited problems in satisfying financial covenants in loan documents, reduced its common stock dividend substantially in early March 1997 and obtained rate relief. Northeast Utilities (20% stockholder through three subsidiaries), which is also adversely affected by the substantial additional costs associated with the three shut-down Millstone nuclear units and the permanently shut-down Connecticut Yankee unit, as well as significant regulatory issues in Connecticut and New Hampshire, has implemented an indefinite suspension of its quarterly common stock dividends. Largely as a result of nuclear-related costs, Northeast Utilities reported a loss of $135 million for 1997 and continues to experience difficulty in satisfying loan covenants. A default by a Maine Yankee stockholder in making payments under its Power Contract or Capital Funds Agreement could have a material adverse effect on Maine Yankee, depending on the magnitude of the default, and would constitute a default under Maine Yankee's bond indenture and its two major credit agreements unless cured within applicable grace periods by the defaulting stockholder or other stockholders. The Company cannot predict, however, what effect, if any, the financial difficulties being experienced by some Maine Yankee stockholders will have on Maine Yankee or the Company.

INTERESTS IN OTHER NUCLEAR PLANTS

  On December 4, 1996, the Board of Directors of Connecticut Yankee Atomic Power Company voted to permanently shut down the Connecticut Yankee plant for economic reasons, and to decommission the unit, which had not operated since July of 1996. The Company has a 6% equity interest in Connecticut Yankee, totaling approximately $6.6 million at December 31, 1997. The Company incurred replacement power costs of approximately $5.2 million during the twelve months ended December 31, 1997. Based on cost estimates provided by Connecticut Yankee, the Company determined its share of the cost of Connecticut Yankee's continued compliance with regulatory requirements, recovery of its plant investments, decommissioning and closing the plant to be approximately $36.9 million and is carrying a regulatory asset and a corresponding liability in that amount on its consolidated balance sheet as of December 31, 1997. The Company is currently recovering through rates an amount adequate to recover these expenses.

  The Company has a 2.5% direct ownership interest in Millstone Unit No. 3, which is operated by Northeast Utilities. This facility has been off-line since April 1996 due to Nuclear Regulatory Commission ("NRC") concerns regarding license requirements and the Company cannot predict when it will return to service. Millstone Unit No. 3, along with two other units at the same site owned by Northeast Utilities, is on the NRC's "watch list" in "Category 3", which requires formal NRC action before a unit can be restarted. The Company incurred replacement power costs related to Millstone Unit No. 3 of approximately $4.9 million during the twelve months ended December 31, 1997. On August 7, 1997, the Company and other minority owners of Millstone Unit No. 3 filed suit and initiated an arbitration claim against Northeast Utilities, its trustees, and two of its subsidiaries, alleging mismanagement of the unit by the defendants. The minority owners are seeking to recover their additional costs resulting from such mismanagement, including their replacement power costs. The Company cannot predict the outcome of the litigation and arbitration.

ENVIRONMENTAL MATTERS

  Federal, state and local environmental laws and regulations cover air and water quality, land use, power plant and transmission line siting, noise and aesthetics, solid and hazardous waste and other environmental matters. Compliance with these laws and regulations impacts the manner and cost of electric service by requiring, among other things, changes in the design and operation of existing facilities and changes or delays in the location, design, construction and operation of new facilities. These environmental regulations most significantly affect the Company's electric power generating facilities, which are to be sold to FPL Group, as discussed above. The purchase agreement contemplates that CMP would retain the liabilities and obligations which occurred prior to the transfer of those assets and those incurred subsequent to the transfer will become the obligation of FPL. In addition, certain environmental proceedings under federal and state hazardous substance and hazardous waste regulations (such as the Comprehensive Environmental Response, Compensation, and Liability Act ("CERCLA") and the Resource Conservation and Recovery Act ("RCRA") and similar state statutes) are discussed below. See Note 4 "Commitments and Contingencies"--"Legal and Environmental Matters".

OPEN-ACCESS TRANSMISSION SERVICE RULING

  On April 24, 1996, the Federal Energy Regulatory Commission (FERC) issued Order No. 888, which requires all public utilities that own, control or operate facilities used for transmitting electric energy in interstate commerce to file open access non-discriminatory transmission tariffs that offer both load-based, network and contract-based, point-to-point service, including ancillary service to eligible customers containing minimum terms and conditions of non-discriminatory service. This service must be comparable to the service they provide themselves at the wholesale level; in fact, these utilities must take wholesale transmission service they provide themselves under the filed tariffs. The order also permits public utilities and transmitting utilities the opportunity to recover legitimate, prudent and verifiable wholesale stranded costs associated with providing open access and certain other transmission services. It further requires public utilities to functionally separate transmission from generation marketing functions and communications. The intent of this order is to promote the transition of the electric utility industry to open competition. Order No. 888 also clarifies federal and state jurisdiction over transmission in interstate commerce and local distribution and provides for deference of certain issues to state recommendations.

  On July 9, 1996, the Company and MEPCO submitted compliance filings to meet the new pro forma tariff non-price minimum terms and conditions of non-discriminatory transmission service. Since then CMP and MEPCO have made additional filings revising their tariffs in response to subsequent FERC Orders. In addition, CMP filed on February 21, 1997, a revised tariff to comport with the NEPOOL Open Access Transmission Tariff. Since July 9, 1996, the Company and MEPCO have been transmitting energy pursuant to their filed tariffs, subject to refund. FERC subsequently issued Orders No. 888-A and 888-B which generally reaffirm Order No. 888 and clarify certain terms.

  Also on April 24, 1996, FERC issued Order No. 889 which requires public utilities to functionally separate their wholesale power marketing and transmission operation functions and to obtain information about their transmission system for their own wholesale power transactions in the same way their competitors do through the Open Access Same-time Information System (OASIS). The rule also prescribed standards of conduct and protocols for obtaining the information. The standards of conduct are designed to prevent employees of a public utility engaged in marketing functions from obtaining preferential information. The Company participated in efforts to develop a regional OASIS for New England, which was operational January 3, 1997. FERC subsequently approved a New England Power Pool-wide Open Access Tariff, subject to refund and issuance of further orders. The Company also participated in revising the New England Power Pool Agreement, which is pending FERC approval.

COMPETITION AND ECONOMIC DEVELOPMENT

  The Company faces competition in several aspects of its traditional business and anticipates that competition will continue to put pressure on both sales and the price the Company can charge for its product. Alternative fuels and recent modifications to regulations that had restricted competition from suppliers outside of the Company's service territory have expanded customers' energy options. As a result, the Company continues to pursue retention of its customer base. This increasingly competitive environment has resulted in the Company's entering into contracts with its wholesale customers, as well as with certain industrial, commercial, and residential customers, to provide their energy needs at prices and margins lower than the current averages.

  Pursuant to the pricing-flexibility provisions of the ARP, the Company redesigned some rates to encourage off-peak usage and discourage switching to alternative fuels. These include water-heat and space-heat retention rates, Super-Saver rates, which discount off-peak usage, Diesel Deferral rates, Economic Development rates, and the Maine Made Incentive program, which target small businesses. In 1994, the Company lowered tariffs for its large general-service customers and executed separate five-year definitive agreements with 18 individual customers providing additional reductions. Approximately 45% of annual service area kilowatt-hour sales and 32% of annual revenues are covered under special tariffs allowed under the pricing flexibility provisions of the ARP. These reductions in rates were offered to customers after consideration of associated NUG cost reductions, savings from further NUG consolidations and other general cost reductions. Refer to Note 4 to Consolidated Financial Statements, "Commitments and Contingencies--Competition," for additional information.

NON-UTILITY GENERATORS

  In accordance with prior MPUC policy and the ARP, $92 million of buy-out or contract-restructuring costs incurred since January 1992 were included in Deferred Charges and Other Assets on the Company's balance sheet and will be amortized over their respective fuel savings periods. The Company restructured 42 contracts representing 349 megawatts of capacity that should result in approximately $258 million in fuel savings over the next five years.

  In 1997 the Company also replaced a purchased power contract for energy from a wood-fired power plant in Ashland, Maine. The existing purchased power contract was terminated and a new agreement for 40 megawatts, at lower rates was signed, which is estimated to save CMP customers the equivalent of $21 million in net present value. Refer to Note 6 to Consolidated Financial Statements, "Capacity Arrangements--Non-Utility Generators," for more information.

  On October 31, 1997, a contract with a major NUG from which the Company was obligated to purchase electricity at substantially above-market prices expired. As a result, the Company expects annual operating income to increase by approximately $25 million. Two months of this benefit, or approximately $4 million, are reflected in 1997 results.

EXPENSES AND TAXES

  Fuel expense, comprised of fuel used for company generation and the energy portion of purchased power, increased by approximately $29 million in 1997. The increase is due primarily to increased fuel cost for company owned facilities and additional purchased power to replace the loss of output from the nuclear facilities. Fuel expense fluctuates with changes in the price of oil, the level of energy generated and purchased, and changes in the Company's own generation mix.

  The extended outage and ultimate closing of Maine Yankee (see "Permanent Shutdown of Maine Yankee Plant") resulted in significant increases in fuel expense, including purchased-power energy and purchased-power capacity expense, and affected the Company's generation mix in 1997 and 1996. The Company replaced this power through short-term agreements.

  The Company's oil-fired generation increased to 35.1% of the Company's net generation in 1997, compared to 16.3% in 1996 net generation, and 21.6% in 1995. The NUG component of the energy mix increased to 35.2% in 1997 from 31.4% in 1996, as a result of the ongoing outage and ultimate closing of Maine Yankee (see "Permanent Shutdown of Maine Yankee Plant"). The average price of NUG energy of 8.4 cents per kilowatt-hour is significantly higher than the Company's own cost of generation, and much higher than the price of energy on today's open market. The Company continues to try to moderate the cost of non-utility generation by pursuing renegotiation of contracts, by supporting legislative bills that would promote that objective, and by other means such as strict contract-term enforcement.

  Purchased-power capacity expense is the non-fuel operation, maintenance, and cost-of-capital expense associated with power purchases, primarily from the Company's share of the Yankee nuclear generating facilities. In 1997, purchased-power capacity expense increased by $4.1 million. The increase is due primarily to the costs associated with the Maine Yankee plant and the need to replace the capacity when the Maine Yankee plant shut-down permanently in August 1997.

  In December 1996, the Board of Directors of Connecticut Yankee Atomic Power Company announced a permanent shutdown of the Connecticut Yankee plant for economic reasons and their intent to decommission the plant. The Company has a 6% equity interest in Connecticut Yankee, totaling approximately $6.6 million at December 31, 1997. Purchased power capacity expense in 1997, 1996 and 1995 includes $7.4 million, $11.5 million and $11.5 million, respectively, of costs related to this facility. During 1992, Yankee Atomic Electric Company, in which the Company is a 9.5% equity owner, discontinued power generation and prepared a plan for decommissioning. Purchased-power capacity expense in 1997, 1996 and 1995 contained approximately $4.6 million, $4.8 million and $3.9 million, respectively, of costs related to this facility. The level of purchased-power capacity expense also fluctuates with the timing of the maintenance and refueling outages at the Vermont Yankee nuclear generating facility in which the Company has a 4% equity interest. The cost of capacity increases during refueling periods. Refer to Note 6 to Consolidated Financial Statements, "Capacity Arrangements--Power Agreements," and "Interests in Other Nuclear Plants" above for a more detailed discussion.

  In 1997, other operations expense increased by approximately $23.6 million as compared to the year ended December 31, 1996. The major contributors to the increase were the absence of the effect of a $6.4 million reversal in 1996 for a reserve established in 1995, $3.7 million of amortization and costs associated with a large purchased-power contract buyout, $4.3 million of additional transmission and distribution expenses, and $1.9 million of expense for post-retirement benefits being collected in rates under the ARP. Previously post-retirement benefits were deferred for future recovery. In addition, various other operations expenses of $7.3 million contributed to the 1997 increase.

  The 1996 reduction in other operation and maintenance expense is attributed to the reversal of a reserve of $6.4 million established in 1995 for the Company's workers compensation regulatory asset for which recovery was not certain. In the June 1996 ARP decision, the MPUC approved recovery of this regulatory asset. Also in 1996, the Company increased the workers compensation obligation and charged the increase of $1.6 million to expense. As a result, a net year-over-year reduction of $11.2 million for workers compensation was recorded.

The Company did incur an increase in distribution expenses of $4.1 million, mainly due to line-clearance activities. The Company has contractual obligations related to demand-side energy-management programs which increased expense by $2.8 million in 1996. Maintenance expense other than distribution increased $3.5 million, of which $1.4 million was for repairs at the Millstone Unit No. 3 nuclear facility.

  Maintenance expense decreased by $3.5 million primarily due to decreased storm activity in 1997 versus 1996, as well as the lower costs involved with a turbine/generator project at a Company steam station when comparing 1997 to 1996.

  Federal and State income taxes fluctuate with the level of pre-tax earnings and the regulatory treatment of taxes by the MPUC. This expense decreased by $22.7 million as compared to the year ended December 31, 1996. The decrease is due primarily to lower pre-tax earnings for the 12 months ended December 31, 1997.

  Other income decreased by $2.5 million in 1997 as compared to 1996 primarily due to excess expenses over revenue associated with a non-operating division of the Company, and resulting lower taxes due to this occurrence.

  Other interest expense increased in 1997 over 1996 primarily due to additional interest incurred for tax audit settlements and amended returns interest.

  In 1997, interest expense reflected a net decrease of $100 thousand as compared to the year ended December 31, 1996. Other interest increased due to a higher level of short-term borrowings and interest expenses associated with various IRS issues. The long-term debt interest expense decrease was due primarily to the lower level of Medium-Term Notes outstanding than in 1996. Interest expense decreased in 1996 by $1.4 million due to lower levels of Medium-Term Notes and the repurchase of $11.5 million of Series N General and Refunding Mortgage Bonds. Long-term debt interest expense includes $1 million of accelerated amortization of loss on reacquired debt, as specified in the 1996 ARP. Short-term interest costs over the period 1995 through 1997 fluctuated with the levels of rates and outstanding balances of short-term debt.

  In July 1997 and 1996, the Company redeemed $14 million of its 8 7/8% Series Preferred Stock at par, under the mandatory and optional sinking-fund provisions of that series. This reduced dividends by approximately $1,860,000 in 1977 and $620,000 in 1996.

  State and federal income taxes fluctuate with the level of pre-tax earnings and the regulatory treatment of taxes by the MPUC. A settlement with the Internal Revenue Service on audits for the years 1992-1994 provided an increase to income tax expense of approximately $1.4 million in 1997. In 1996, the settlement with the Internal Revenue Service on audits for the years 1988-1991 provided a decrease to income tax expense of approximately $4.8 million. See Note 2 to Consolidated Financial Statements, "Income Taxes" and Note 4, "Commitments and Contingencies," for more information.

YEAR 2000 COMPUTER ISSUES

  In the next two years, most large companies will face a potentially serious information systems (computer) problem because most software application and operational programs written in the past will not properly recognize calendar dates beginning in the year 2000. This could force computers to either shut down or lead to incorrect calculations. The Company began the process of identifying the changes required to their computer programs and hardware during the year 1996. The majority of the necessary modifications to the Company's centralized financial, customer, and operational information systems are expected to be completed by the end of 1998. The Company believes it will incur approximately $3.0 million of costs by March 31, 2000, associated with making the necessary modifications identified to date to the centralized systems. As of December 31, 1997 approximately $1.5 million of costs have been incurred. Noncentralized systems are currently being reviewed for Year 2000 problems. The Company is unable to predict the costs to be incurred for correction of such noncentralized systems, but expects the scope and schedule for such work to be less complex than for its centralized information systems. In addition, the Company cannot predict the extent of its vulnerability to third parties' noncompliance and their failure to remediate year 2000 issues.

LIQUIDITY AND CAPITAL RESOURCES

  The MPUC approved increases in electric retail rates of 1.10%, 1.26% and 2.43% in 1997, 1996 and 1995, respectively, that produced additional cash pursuant to the price cap mechanism in the ARP. Increases in rates under the ARP were based on increases in the related price index, the sharing mechanism and provisions for certain mandated costs. Prior rate increases were provided to fund costs of fuel, energy-management programs, operations, maintenance, systems improvements, and investments in generation needed to ensure the Company's continued ability to provide reliable electric service.

  Approximately $89.0 million of cash was provided from net income after adding back non-cash items. Approximately $7.8 million of cash was used for fluctuations in working capital. Other operating activities, including the financing of deferred energy-management programs required cash resources of approximately $4.6 million.

  The level of cash balances and activity in capital investment programs have required little investment-related activity during 1997 and 1996. The redemption of Medium-Term Notes and the purchase of 8 7/8% Series Preferred Stock used $25 million and $14 million, respectively, of cash during 1997. Dividends paid on common stock were $29.2 million, while preferred-stock dividends were $8.5 million.

  Capital-investment activities, primarily construction expenditures, utilized $45.8 million in cash during 1997. Construction expenditures comprised approximately $3.7 million for generating projects, $2.6 million for transmission, $24.6 million for distribution, and $9.4 million for general facilities and other construction expenditures for a total of $40.3 million. The Company invested $4.8 million in affiliates in 1997. The two major components of the investments were the $5.8 million invested in MaineCom Services and Aroostook Valley Electric Company's repayment of an advance of $1.2 million.

  The Company estimates its capital expenditures for the period 1998 through 2002 at approximately $275 million. Actual capital expenditures will depend upon the availability of capital and other resources, load forecasts, customer growth, and general business conditions. During the five-year period, the Company also anticipates incurring approximately $434 million for sinking funds, and debt and equity maturities.

  The Company estimates that for the period 1998 through 2002, internally generated funds from operating activities should provide a substantial portion of the construction-program requirements. However, the availability at any particular time of internally generated funds for such requirements will depend on working-capital needs, market conditions, and other relevant factors.

  Replacement power costs and increased operation and maintenance expenses had a significant negative effect on cash and liquidity in 1997. The Company incurred additional expenses of $46 million in 1997 over 1996 to replace Maine Yankee power and pay its share of increased repair and other operations at the plant. The Company expects its share of Maine Yankee costs to decrease by approximately $30 million in 1998 as the plant moves toward decommissioning. In addition, shutdowns at other nuclear facilities increased 1997 replacement-power costs by $5 million; these facilities include Millstone Unit No. 3 in Connecticut, which was taken off-line for safety modifications and requires U.S. Nuclear Regulatory Commission approval to restart, and the Connecticut Yankee plant, which closed permanently on December 4, 1996, and is now being decommissioned.

  At the annual meeting of the stockholders of the Company on May 15, 1997, the holders of the Company's outstanding preferred stock consented to the issuance of $350 million in principal amount of the Company's Medium-Term Notes in addition to the $150 million in principal amount to which they had previously consented. This expansion of the Medium-Term Note program is being implemented to increase the Company's financing flexibility in anticipation of restructuring and increased competition. As of December 31, 1997, $43 million of

Medium-Term Notes were outstanding which, under the terms of the program, will permit issuance of an additional $457 million of such notes. On February 24, 1998, the Company issued a two-year 6.38% Medium-Term Note in the principal amount of $30 million, and on March 20, 1998, issued 18-month 6.35% Medium-Term Notes in the aggregate principal amount of $30 million, raising the total outstanding to $103 million.

  To support its short-term capital requirements, on October 23, 1996, the Company entered into a $125 million Credit Agreement with several banks, with BankBoston, N.A., and The Bank of New York acting as agents for the lenders. The arrangement has two credit facilities: a $75 million, 364-day revolving credit facility that currently matures on October 21, 1998, and a $50 million, 3-year revolving credit facility that matures on October 22, 1999. Both credit facilities require annual fees on the total credit lines. The fees are based on the Company's credit ratings and allow for various borrowing options including LIBOR-priced, base-rate-priced and competitive-bid-priced loans. Access to commercial paper markets has been substantially precluded, as a result of downgrading of the Company's credit ratings. The amount of outstanding short-term borrowing will fluctuate with day-to-day operational needs, the timing of long-term financing, and market conditions. The Company had $60 million outstanding as of December 31, 1997 under the 364-day revolving credit facility, all of which had been paid as of March 25, 1998.

  In 1997, the Company deposited approximately $2.2 million in cash, net of withdrawals, with the Trustee under the Company's General and Refunding Mortgage Indenture in satisfaction of the renewal and replacement fund and other obligations under the Indenture. The total of such cash on deposit with the Trustee as of December 31, 1997, was approximately $61.7 million. Under the Indenture such cash may be applied at any time, at the direction of the Company, to the redemption of bonds outstanding under the Indenture at a price equal to the principal amount of the bonds being redeemed, without premium, plus accrued interest to the date fixed for redemption. Such cash may also be withdrawn by the Company by substitution of allocated property additions or available bonds.

  On February 26, 1998, the Company called for redemption on March 30, 1998, all of the outstanding $11 million principal amount of its General and Refunding Mortgage Bonds, Series N 8.50% Due 2001, at a redemption price equal to their principal amount plus accrued interest to the date fixed for redemption. On the same day the Company also called for redemption on March 30, 1998, all of the outstanding $50 million principal amount of its General and Refunding Mortgage Bonds, Series R 7 7/8% Due 2023, also at a redemption price equal to their principal amount plus accrued interest. The bond redemptions are being funded from the approximately $61.7 million on deposit with the trustee under the renewal and replacement fund and release provisions of the Company's General and Refunding Mortgage Indenture. On February 27, 1998, the Company called for redemption on April 1, 1998, all of the outstanding 300,000 shares of its Preferred Stock 7 7/8% Series at a redemption price of $100 per share. No accrued dividends are being paid on the preferred stock since the redemption date is a regular dividend payment date.

IMPACT OF NEW ACCOUNTING STANDARDS

  In February 1997, FASB issued SFAS No. 128, "Earnings per Share." This statement, which is effective for fiscal years ending after December 15, 1997, establishes simplified standards for computing and presenting earnings per share ("EPS"). In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income." This statement, which is effective for fiscal years beginning after December 15, 1997 establishes standards for the reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general-purpose financial statements. The Company anticipates that adoption of these standards will not have a significant impact on its financial statements.

                  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

                                                                           PAGE
                                                                           ----
Index to Financial Statements and Financial Statement Schedule
Management report on responsibility for financial reporting............... V-19
Report of Independent Accountants......................................... V-20
Financial Statements:
  Consolidated Statement of Earnings for the three years ended December
   31, 1997, 1996 and 1995................................................ V-21
  Consolidated Balance Sheet as of December 31, 1997 and 1996............. V-22
  Consolidated Statement of Cash Flows.................................... V-23
  Consolidated Statement of Capitalization and Interim Financing.......... V-24
  Consolidated Statement of Changes in Common Stock Investment............ V-25
  Notes to Consolidated Financial Statements.............................. V-26

                             REPORT OF MANAGEMENT

  The Management of Central Maine Power Company and its subsidiary is responsible for the consolidated financial statements and the related financial information appearing in this annual report. The financial statements are prepared in conformity with generally accepted accounting principles and include amounts based on informed estimates and judgments of management. The financial information included elsewhere in this report is consistent, where applicable, with the financial statements.

  The Company maintains a system of internal accounting controls that is designed to provide reasonable assurance that the Company's assets are safeguarded, transactions are executed in accordance with management's authorization, and the financial records are reliable for preparing the financial statements. While no system of internal accounting controls can prevent the occurrence of errors or irregularities with absolute assurance, management's objective is to maintain a system of internal accounting controls that meets its goals in a cost-effective manner.

  The Company has policies and procedures in place to support and document the internal accounting controls that are revised on a continuing basis. Internal auditors conduct reviews, provide ongoing assessments of the effectiveness of selective internal controls, and report their findings and recommendations for improvement to management.

  The Board of Directors has established an Audit Committee, composed entirely of outside directors, which oversees the Company's financial reporting process on behalf of the Board of Directors. The Audit Committee meets periodically with management, internal auditors, and the independent public accountants to review accounting, auditing, internal accounting controls, and financial reporting matters. The internal auditors and the independent public accountants have full and free access to meet with the Audit Committee, with or without management present, to discuss auditing or financial reporting matters.

  Coopers & Lybrand L.L.P., independent public accountants, has been retained to audit the Company's consolidated financial statements. The accompanying report of independent public accountants is based on their audit, conducted in accordance with generally accepted auditing standards, including a review of selected internal accounting controls and tests of accounting procedures and records.

David T. Flanagan                         David E. Marsh
President and Chief Executive             Chief Financial Officer
 Officer

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Directors and Stockholders
Central Maine Power Company

  We have audited the consolidated financial statements and the financial statement schedule of Central Maine Power Company and subsidiary listed in
Item 8 and Item 14(a) of this Form 10-K. These financial statements and financial statements schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Central Maine Power Company and subsidiary as of December 31, 1997 and 1996, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles. In addition, in our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information required to be included therein.

Coopers & Lybrand L.L.P.
Portland, Maine
January 30, 1998

                       CONSOLIDATED FINANCIAL STATEMENTS
                       CONSOLIDATED STATEMENT OF EARNINGS
                (DOLLARS IN THOUSANDS, EXCEPT PER-SHARE AMOUNTS)

                                                YEAR ENDED DECEMBER 31,
                                          -------------------------------------
                                             1997         1996         1995
                                          -----------  -----------  -----------
Electric Operating Revenues (Notes 1 and
 3).....................................  $   954,176  $   967,046  $   916,016
                                          -----------  -----------  -----------
Operating Expenses
  Fuel used for company generation
   (Notes 1 and 6)......................       34,946       16,827       18,702
  Purchased power--energy (Notes 1 and
   6)...................................      419,144      407,926      408,072
  Purchased power--capacity (Note 6)....      112,810      108,720       93,489
  Other operation.......................      206,494      182,910      188,013
  Maintenance...........................       33,904       37,449       32,862
  Depreciation and amortization (Note
   1)...................................       54,132       53,694       55,023
  Federal and state income taxes (Note
   2)...................................        7,424       30,125       13,328
  Taxes other than income taxes.........       28,303       27,861       27,885
                                          -----------  -----------  -----------
    Total Operating Expenses............      897,157      865,512      837,374
                                          -----------  -----------  -----------
Equity In Earnings Of Associated
 Companies (Note 6).....................        6,260        6,138        7,217
                                          -----------  -----------  -----------
Operating Income........................       63,279      107,672       85,859
                                          -----------  -----------  -----------
Other Income (Expense)
  Allowance for equity funds used during
   construction
   (Note 1).............................          642          851          663
  Other, net............................        1,806        5,255        7,170
  Income taxes (Notes 2 and 3)..........         (738)      (1,897)      (2,704)
                                          -----------  -----------  -----------
    Total Other Income..................        1,710        4,209        5,129
                                          -----------  -----------  -----------
Income Before Interest Charges..........       64,989      111,881       90,988
                                          -----------  -----------  -----------
Interest Charges
  Long term debt (Note 7)...............       44,346       47,966       50,307
  Other interest (Note 7)...............        7,660        4,341        3,244
  Allowance for borrowed funds used
   during construction
   (Note 1).............................         (439)        (655)        (543)
                                          -----------  -----------  -----------
    Total Interest Charges..............       51,567       51,652       53,008
                                          -----------  -----------  -----------
Net Income..............................       13,422       60,229       37,980
Dividends On Preferred Stock............        8,209        9,452       10,178
                                          -----------  -----------  -----------
Earnings Applicable To Common Stock.....  $     5,213  $    50,777  $    27,802
                                          -----------  -----------  -----------
Weighted Average Number Of Shares Of
 Common Stock Outstanding...............   32,442,752   32,442,752   32,442,752
Earnings Per Share Of Common Stock
 (Basic and Diluted)....................  $      0.16  $      1.57  $      0.86
Dividends Declared Per Share Of Common
 Stock..................................  $      0.90  $      0.90  $      0.90

   The accompanying notes are an integral part of these financial statements.

                           CONSOLIDATED BALANCE SHEET
                             (DOLLARS IN THOUSANDS)

                                                               DECEMBER 31
                                                          ---------------------
                                                             1997       1996
                                                          ---------- ----------
ASSETS
Electric Property, at original cost (Notes 6 and 7)...... $1,674,876 $1,644,434
 Less: Accumulated Depreciation (Notes 1 and 6)..........    634,384    598,415
                                                          ---------- ----------
  Net electric property in service.......................  1,040,492  1,046,019
                                                          ---------- ----------
 Construction work in progress (Note 4)..................     15,105     20,007
 Nuclear fuel, less accumulated amortization of $9,035 in
  1997 and 1996..........................................      1,157      1,157
                                                          ---------- ----------
   Total net electric property...........................  1,056,754  1,067,183
Investments In Associated Companies, at equity (Notes 1
 and 6)..................................................     76,509     67,809
                                                          ---------- ----------
   Total Net Electric Property and Investments in Associ-
    ated Companies.......................................  1,133,263  1,134,992
                                                          ---------- ----------
Current Assets
 Cash and cash equivalents...............................     20,841      8,307
 Accounts receivable, less allowances for uncollectible
  accounts of $2,400 in 1997 and $4,177 in 1996:
 Service--billed.........................................     84,323     84,396
 Service--unbilled (Notes 1 and 3).......................     46,807     45,721
 Other accounts receivable...............................     15,247     17,517
 Prepaid income taxes (Note 2)...........................        --         264
 Fuel oil inventory, at average cost.....................      5,390      9,256
 Materials and supplies, at average cost.................     11,779     12,172
 Funds on deposit with trustee (Note 7)..................     61,694     59,512
 Prepayments and other current assets....................      9,110      9,500
                                                          ---------- ----------
   Total Current Assets..................................    255,191    246,645
                                                          ---------- ----------
Deferred Charges And Other Assets
 Recoverable costs of Seabrook 1 and abandoned projects,
  net (Note 1)...........................................     84,026     89,551
 Yankee Atomic purchased-power contract (Note 6).........     13,056     16,463
 Connecticut Yankee purchased-power contract (Note 6)....     36,877     45,769
 Maine Yankee purchased-power contract (Note 6)..........    329,206        --
 Regulatory assets--deferred taxes (Note 2)..............    236,632    239,291
 Deferred charges and other assets (Notes 1 and 3).......    210,715    238,203
                                                          ---------- ----------
   Total Deferred Charges and Other Assets...............    910,512    629,277
                                                          ---------- ----------
   Total Assets.......................................... $2,298,966 $2,010,914
                                                          ========== ==========
STOCKHOLDERS' INVESTMENTS AND LIABILITIES
Capitalization (see separate statement) (Note 7)
 Common stock investment................................. $  487,594 $  511,578
 Preferred stock.........................................     65,571     65,571
 Redeemable preferred stock..............................     39,528     53,528
 Long-term obligations...................................    400,923    587,987
                                                          ---------- ----------
   Total Capitalization..................................    993,616  1,218,664
                                                          ---------- ----------
Current Liabilities and Interim Financing
 Interim financing (see separate statement) (Note 7).....    238,000     32,500
 Sinking-fund requirements (Note 7)......................      9,411      9,375
 Accounts payable........................................     97,080     93,197
 Dividends payable.......................................      9,202      9,512
 Accrued interest........................................     11,201     11,610
 Accrued income taxes (Note 2)...........................      3,001        --
 Miscellaneous current liabilities.......................     15,762     21,342
                                                          ---------- ----------
   Total Current Liabilities and Interim Financing.......    383,657    177,536
                                                          ---------- ----------
Commitments and Contingencies (Notes 4 and 6)
Reserves and Deferred Credits
 Accumulated deferred income taxes (Note 2)..............    350,912    357,994
 Unamortized investment tax credits (Note 2).............     30,533     31,988
 Yankee Atomic purchased-power contract (Note 6).........     13,056     16,463
 Connecticut Yankee purchased-power contract (Note 6)....     36,877     45,769
 Maine Yankee purchased-power contract (Note 6)..........    329,206        --
 Regulatory liabilities--deferred taxes (Note 2).........     56,852     52,616
 Other reserves and deferred credits (Note 5)............    104,257    109,884
                                                          ---------- ----------
   Total Reserves and Deferred Credits...................    921,693    614,714
                                                          ---------- ----------
   Total Stockholders' Investment and Liabilities........ $2,298,966 $2,010,914
                                                          ========== ==========

   The accompanying notes are an integral part of these financial statements.

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                   YEAR ENDED DECEMBER 31
                                                 -----------------------------
                                                   1997      1996       1995
                                                 --------  ---------  --------
Operating Activities
 Net income..................................... $ 13,422  $  60,229  $ 37,980
 Items not requiring (providing) cash:
 Depreciation...................................   44,170     44,104    43,676
 Amortization...................................   34,291     34,881    37,196
 Deferred income taxes and investment tax cred-
  its, net......................................   (2,204)     3,318    (3,710)
 Allowance for equity funds used during con-
  struction.....................................     (642)      (851)     (663)
 Changes in certain assets and liabilities:
 Accounts receivable............................    1,257     (3,565)  (12,539)
 Inventories....................................    4,259     (4,884)      595
 Other current assets...........................      390       (308)   (1,954)
 Accounts payable...............................    4,617    (16,862)   12,025
 Accrued taxes and interest.....................    2,856     (4,970)   30,282
 Miscellaneous current liabilities..............   (5,580)     7,472     3,335
 Deferred energy-management costs...............   (1,940)    (5,222)   (4,075)
 Maine Yankee outage accrual....................  (10,350)     8,280    (4,710)
 Purchased-power contract buyouts...............      --         (75)  (13,405)
 Other, net.....................................    7,664      3,961    11,495
                                                 --------  ---------  --------
   Net Cash Provided by Operating Activities....   92,210    125,508   135,528
                                                 --------  ---------  --------
Investing Activities
 Construction expenditures......................  (40,306)   (46,922)  (44,867)
 Investments in associated companies............   (4,769)   (12,059)     (600)
 Changes in accounts payable--investing activi-
  ties..........................................     (734)     1,889    (1,655)
                                                 --------  ---------  --------
   Net Cash Used by Investing Activities........  (45,809)   (57,092)  (47,122)
                                                 --------  ---------  --------
Financing Activities
 Issuances:
 Revolving credit agreement.....................   52,500      7,500       --
 Medium-term notes..............................      --      10,000    30,000
 Other long-term obligations....................      --         870       --
 Redemptions:
 Mortgage bonds.................................      --     (11,500)      --
 Preferred stock................................  (14,000)   (14,000)   (5,472)
 Medium-term notes..............................  (25,000)   (34,000)  (65,000)
 Finance Authority of Maine.....................   (6,800)    (6,300)      --
 Short-term obligations, net....................      --         --     (8,000)
 Other long-term obligations....................     (645)    (1,780)     (860)
 Funds on deposit with trustee..................   (2,182)   (29,593)      --
 Dividends:
 Common stock...................................  (29,220)   (29,220)  (29,222)
 Preferred stock................................   (8,520)    (9,763)  (10,287)
                                                 --------  ---------  --------
   Net Cash Used by Financing Activities........  (33,867)  (117,786)  (88,841)
                                                 --------  ---------  --------
   Net Increase (Decrease) in Cash and Cash
    Equivalents.................................   12,534    (49,370)     (435)
Cash and Cash Equivalents, beginning of year....    8,307     57,677    58,112
                                                 --------  ---------  --------
CASH AND CASH EQUIVALENTS, End Of Year.......... $ 20,841  $   8,307  $ 57,677
                                                 ========  =========  ========
Supplemental Cash-Flow Information:
 Cash paid during the year for:
 Interest (net of amounts capitalized).......... $ 47,551  $  47,835  $ 51,127
 Income taxes (net of amounts refunded of
  $29,045 in 1995).............................. $  7,105  $  32,632  $(11,994)

  For purposes of the statement of cash flows, the Company considers all highly liquid instruments purchased having a maturity of three months or less to be cash equivalents.

   The accompanying notes are an integral part of these financial statements.

         CONSOLIDATED STATEMENT OF CAPITALIZATION AND INTERIM FINANCING
                             (DOLLARS IN THOUSANDS)

                                                        DECEMBER 31
                                             ----------------------------------
                                                   1997              1996
                                             ----------------  ----------------
                                               AMOUNT     %      AMOUNT     %
                                             ---------- -----  ---------- -----
Capitalization (Note 7)
 Common Stock Investment:
  Common stock, par value $5 per share:
   Authorized--80,000,000 shares Outstand-
    ing--32,442,752 shares in 1997 and
    1996...................................  $  162,214        $  162,214
Other paid in capital......................     277,168           276,818
Retained earnings..........................      48,212            72,546
                                             ----------        ----------
    Total Common Stock Investment..........     487,594  39.6%    511,578  40.9%
                                             ---------- -----  ---------- -----
Preferred Stock--not subject to mandatory
 redemption................................      65,571   5.3      65,571   5.2
                                             ---------- -----  ---------- -----
Preferred Stock--subject to mandatory re-
 demption..................................      46,528            60,528
Less: current sinking fund requirements....       7,000             7,000
                                             ----------        ----------
Redeemable Preferred Stock--subject to
 mandatory redemption......................      39,528   3.2      53,528   4.3
                                             ---------- -----  ---------- -----
Long Term Obligations:
 Mortgage bonds............................     421,000           421,000
 Less: unamortized debt discount...........       1,437             1,620
                                             ----------        ----------
    Total Mortgage Bonds...................     419,563           419,380
                                             ----------        ----------
Medium term notes..........................      43,000            68,000
Less: unamortized debt discount............         --                --
                                             ----------        ----------
    Total Medium-Term Notes................      43,000            68,000
                                             ----------        ----------
Other Long-Term Obligations:
 Lease obligations.........................      34,517            36,283
 Pollution-control facility and other
  notes....................................      84,254            91,699
                                             ----------        ----------
    Total Other Long-Term Obligations......     118,771           127,982
                                             ----------        ----------
Less: Current Sinking Fund Requirements and
 Current Maturities........................     180,411            27,375
                                             ----------        ----------
    Total Long-Term Obligations............     400,923  32.6     587,987  47.0
                                             ---------- -----  ---------- -----
    Total Capitalization...................     993,616  80.7   1,218,664  97.4
                                             ---------- -----  ---------- -----
Interim Financing (Note 7):
 Short-term obligations....................      60,000             7,500
 Current maturities of long-term obliga-
  tions....................................     178,000            25,000
                                             ----------        ----------
    Total Interim Financing................     238,000  19.3      32,500   2.6
                                             ---------- -----  ---------- -----
    Total Capitalization and Interim Fi-
     nancing...............................  $1,231,616 100.0% $1,251,164 100.0%
                                             ========== =====  ========== =====

   The accompanying notes are an integral part of these financial statements.

          CONSOLIDATED STATEMENT OF CHANGES IN COMMON STOCK INVESTMENT
                             (DOLLARS IN THOUSANDS)

                              FOR THE THREE YEARS ENDED DECEMBER 31, 1997
                          -----------------------------------------------------
                                     AMOUNT AT  OTHER PAID- RETAINED
                            SHARES    PAR VALUE IN CAPITAL   EARNINGS   TOTAL
                          ---------- ---------- ----------- ---------  --------
BALANCE--DECEMBER 31,
 1994.................... 32,442,752  $162,214   $275,627   $ 53,482   $491,323
                          ----------  --------   --------   --------   --------
Net income...............                                     37,980     37,980
Dividends declared:
  Common stock...........                                    (29,199)   (29,199)
  Preferred stock........                                    (10,178)   (10,178)
Cost for reacquired pre-
 ferred stock............                             581       (581)
Shareholders Rights Plan
 redemption..............                            (324)                 (324)
Capital stock expense....                             403                   403
                                                 --------              --------
BALANCE--DECEMBER 31,
 1995.................... 32,442,752   162,214    276,287     51,504    490,005
                          ----------  --------   --------   --------   --------
Net income...............                                     60,229     60,229
Dividends declared:
  Common stock...........                                    (29,199)   (29,199)
  Preferred stock........                                     (9,452)    (9,452)
Cost for reacquired pre-
 ferred stock............                             536       (536)
Capital stock expense....                              (5)                   (5)
                                                 --------              --------
BALANCE--DECEMBER 31,
 1996.................... 32,442,752   162,214    276,818     72,546    511,578
                          ----------  --------   --------   --------   --------
Net income...............                                     13,422     13,422
Dividends declared:
  Common stock...........                                    (29,199)   (29,199)
  Preferred stock........                                     (8,209)    (8,209)
Cost for reacquired pre-
 ferred stock............                             348       (348)
Capital stock expense....                               2                     2
                                                 --------              --------
BALANCE--DECEMBER 31,
 1997.................... 32,442,752  $162,214   $277,168   $ 48,212   $487,594
                          ==========  ========   ========   ========   ========


   The accompanying notes are an integral part of these financial statements.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 General Description

  Central Maine Power Company (the Company) is an investor-owned public utility primarily engaged in the sale of electric energy at the wholesale and retail levels to residential, commercial, industrial, and other classes of customers in the State of Maine.

 Financial Statements

  The consolidated financial statements include the accounts of the Company and its 78%-owned subsidiary, Maine Electric Power Company, Inc. (MEPCO). The Company accounts for its investments in associated companies not subject to consolidation using the equity method. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Impact of New Accounting Standards

  In February 1997, FASB issued SFAS No. 128, "Earnings per Share." This statement, which is effective for fiscal years ending after December 15, 1997, establishes simplified standards for computing and presenting earnings per share ("EPS"). In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income." This statement, which is effective for fiscal years beginning after December 15, 1997 establishes standards for the reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general-purpose financial statements. The Company anticipates that adoption of these standards will not have a significant impact on its financial statements.

 Regulation

  The rates, operations, accounting, and certain other practices of the Company and MEPCO are subject to the regulatory authority of the Maine Public Utilities Commission (MPUC) and the Federal Energy Regulatory Commission
(FERC).

 Electric Operating Revenues

  Electric operating revenues include amounts billed to customers and an estimate of unbilled sales, for services rendered but not yet billed.

 Utility Plant

  Utility plant is stated at original cost of construction. The costs of replacements of property units are capitalized. Maintenance and repairs and replacements of minor items are expensed as incurred. The original cost of property retired, net of salvage value, and the related costs of removal are charged to accumulated depreciation.

  The Company's utility plant in service as of December 31 was comprised as follows:

                                                                       AVERAGE
                                                                      REMAINING
                                                            AVERAGE    SERVICE
                                                            SERVICE      LIFE
                                        1997       1996      LIFE*     12/31/97
                                     ---------- ---------- ---------- ----------
   Generation....................... $  514,815 $  506,159 37.6 years 20.9 years
   Transmission.....................    250,109    247,666 41.6 years 25.2 years
   Distribution.....................    704,345    685,142 37.7 years 28.8 years
   General..........................    205,607    205,467 18.6 years 13.3 years
                                     ---------- ----------
                                     $1,674,876 $1,644,434
                                     ========== ==========

--------
* Based on the Company's last depreciation represcription study as of December 31, 1992.

 Depreciation

  Depreciation of electric property is calculated using the straight-line method. The weighted average composite rate was 3.0% in each of 1997, 1996 and 1995.

 Allowance for Funds Used During Construction (AFC)

  The Company capitalizes AFC as part of construction costs. AFC represents the composite interest and equity costs of capital funds used to finance that portion of construction costs not yet eligible for inclusion in rate base. AFC is capitalized in "Utility plant" with offsetting noncash credits to "Other income" and "Interest." The composite AFC rates were 9.7 percent, 8.7 percent, and 8.4 percent in 1997, 1996 and 1995, respectively.

 Deferred Charges and Other Assets

  The Company defers and amortizes certain costs in a manner consistent with authorized or probable ratemaking treatment. The Company capitalizes carrying costs as a part of certain deferred charges, principally energy-management costs, and classifies such carrying costs as other income. The following table depicts the components of deferred charges and other assets at December 31, 1997 and 1996:

                                                           1997        1996
                                                        ----------- -----------
                                                        (DOLLARS IN THOUSANDS)
   NUG contract buy-outs and restructuring (Note 6).... $    92,946 $   113,796
   Energy-management costs.............................      31,995      35,986
   Postretirement benefits (Note 5)....................      20,900      22,962
   Financing costs.....................................      18,560      20,684
   Environmental site clean-up costs (Note 4)..........       7,891       7,876
   Non-operating property, net.........................       7,624       7,176
   Workers Compensation................................       5,350       6,050
   Other, including MEPCO..............................      25,449      23,673
                                                        ----------- -----------
     Total............................................. $   210,715 $   238,203
                                                        =========== ===========

  Certain costs are being amortized and recovered in rates over periods ranging from three to 30 years. Amortization expense for the next five years is shown below:

                                                                  AMOUNT
                                                          ----------------------
                                                          (DOLLARS IN THOUSANDS)
   1998..................................................        $26,934
   1999..................................................         24,433
   2000..................................................         23,323
   2001..................................................         19,818
   2002..................................................         19,226

 Recoverable Costs of Seabrook I and Abandoned Projects

  The recoverable after-tax investments in Seabrook I and abandoned projects are reported as assets, pursuant to May 1985 and February 1991 MPUC rate orders. The Company is allowed a current return on these assets based on its authorized rate of return. In accordance with these rate orders, the deferred taxes related to these recoverable costs are amortized over periods of four to 10 years. As of December 31, 1997, substantially all deferred taxes related to Seabrook I have been amortized. The recoverable investments as of December 31, 1997, and 1996 are as follows:

                                      DECEMBER 31
                                -----------------------    RECOVERY
                                   1997        1996     PERIODS ENDING
                                ----------- ----------- --------------
                                (DOLLARS IN THOUSANDS)
   Recoverable costs of:
     Seabrook I................ $   141,084 $   141,084      2015
     Other Projects............      57,491      57,491      2001
                                ----------- -----------
                                    198,575     198,575
                                ----------- -----------
   Less: accumulated amortiza-
    tion.......................     114,035     108,209
   Less: related income taxes..         514         815
                                ----------- -----------
       Total Net Recoverable
        Investment............. $    84,026 $    89,551
                                =========== ===========

NOTE 2: INCOME TAXES

  The components of federal and state income-tax provisions reflected in the Consolidated Statement of Earnings are as follow:

                                                      YEAR ENDED DECEMBER 31
                                                      -------------------------
                                                       1997     1996     1995
                                                      -------  -------  -------
                                                      (DOLLARS IN THOUSANDS)
   Federal:
     Current......................................... $ 8,534  $21,682  $15,965
     Deferred........................................  (5,922)   5,751    2,278
     Investment tax credits, net.....................  (1,455)    (464)  (1,715)
     Regulatory deferred.............................   5,390     (623)  (2,619)
                                                      -------  -------  -------
       Total Federal Taxes...........................   6,547   26,346   13,909
                                                      -------  -------  -------
   State:
     Current......................................... $ 1,831  $ 7,022  $ 3,777
     Deferred........................................  (1,720)     (10)     343
     Regulatory deferred.............................   1,504   (1,336)  (1,997)
                                                      -------  -------  -------
       Total State Taxes.............................   1,615    5,676    2,123
                                                      -------  -------  -------
       Total Federal and State Income Taxes.......... $ 8,162  $32,022  $16,032
                                                      =======  =======  =======
   Federal and state income taxes charged to:
     Operating expenses.............................. $ 7,424  $30,125  $13,328
     Other income....................................     738    1,897    2,704
                                                      -------  -------  -------
                                                      $ 8,162  $32,022  $16,032
                                                      =======  =======  =======

  Federal income tax, excluding federal regulatory deferred taxes, differs from the amount of tax computed by multiplying income before federal tax by the statutory federal rate. The following table reconciles the statutory federal rate to a rate determined by dividing the total federal income-tax expense by income before that expense:

                                            YEAR ENDED DECEMBER 31
                                    -------------------------------------------
                                        1997           1996           1995
                                    -------------  -------------  -------------
                                    AMOUNT    %    AMOUNT    %    AMOUNT    %
                                    -------  ----  -------  ----  -------  ----
                                            (DOLLARS IN THOUSANDS)
Income tax expense at statutory
 federal rate.....................  $ 6,990  35.0% $30,301  35.0% $18,161  35.0%
                                    -------  ----  -------  ----  -------  ----
Permanent differences:
  Investment tax-credit amortiza-
   tion...........................   (1,469) (7.3)  (1,482) (1.7)  (1,613) (3.1)
  Dividend-received deduction.....   (1,911) (9.6)  (1,895) (2.2)  (2,219) (4.3)
  Other, net......................      (80)  (.4)    (293) (0.3)    (217) (0.4)
                                    -------  ----  -------  ----  -------  ----
                                      3,530  17.7   26,631  30.8   14,112  27.2
                                    =======  ====  =======  ====  =======  ====
Effect of timing differences for
 items which receive flow through
 treatment:
  Tax-basis repairs...............   (1,020) (5.1)  (1,229) (1.4)    (891) (1.7)
  Depreciation differences flowed
   through in prior years.........    2,923  14.6    2,327   2.7    2,291   4.4
  Accelerated flowback of deferred
   taxes on loss on abandoned gen-
   erating projects...............    1,700   8.5    1,708   1.9    1,873   3.6
  Benefits related to Section 1245
   Losses.........................   (1,818) (9.1)     --    --       --    --
  IRS audit resolution regarding
   depreciation methods...........      852   4.3   (3,230) (3.7)     --    --
  Loss on Reacquired Debt.........      540   2.7      537   0.6      535   1.0
  Provision for deferred taxes
   relating to normalization of
   certain short-term timing
   differences*...................                     --    --    (2,545) (4.9)
  Flowback of Excess Federal
   Deferred Taxes due to TRA86....   (1,005) (5.0)    (520) (0.6)    (400) (0.8)
  Other, net......................      845   4.2      122   0.1   (1,066) (2.0)
                                    -------  ----  -------  ----  -------  ----
Federal Income Tax Expense and Ef-
 fective Rate.....................  $ 6,547  32.8% $26,346  30.4% $13,909  26.8%
                                    =======  ====  =======  ====  =======  ====

--------
* During 1995, the Company adjusted the deferred tax balances for certain normalized items.

  The Company and MEPCO record deferred income-tax expense in accordance with regulatory authority; they also defer investment and energy tax credits and amortize them over the estimated lives of the assets that generated the credits.

  A valuation allowance has not been recorded at December 31, 1997, and 1996, as the Company expects that all deferred income tax assets will be realized in the future.

  Accumulated deferred income taxes consisted of the following in 1997 and 1996:

                                                            1997        1996
                                                         ----------- -----------
                                                         (DOLLARS IN THOUSANDS)
   Deferred tax assets resulting from:
     Investment tax credits, net.......................  $    21,047 $    22,050
     Regulatory liabilities............................       25,188      17,919
     Alternative minimum tax...........................        6,053      10,241
     All other.........................................       27,072      26,588
                                                         ----------- -----------
                                                              79,360      76,798
                                                         ----------- -----------
   Deferred tax liabilities resulting from:
     Property..........................................      295,293     288,370
     Abandoned plant...................................       57,921      61,729
     Regulatory assets.................................       77,572      85,508
                                                         ----------- -----------
                                                             430,786     435,607
                                                         ----------- -----------
   Accumulated deferred income taxes, end of year, net.  $   351,426 $   358,809
                                                         =========== ===========
   Accumulated deferred income taxes, recorded as:
     Accumulated deferred income taxes.................  $   350,912 $   357,994
     Recoverable costs of Seabrook 1 and abandoned pro-
      jects, net.......................................          514         815
                                                         ----------- -----------
                                                         $   351,426 $   358,809
                                                         =========== ===========

NOTE 3: REGULATORY MATTERS

 Alternative Rate Plan

  Effective January 1, 1995, rate regulation for the Company underwent a fundamental change with the implementation of the ARP, which replaced traditional regulation. Instead of rate changes based on the level of costs incurred and capital investments, the ARP provides for one annual adjustment of an inflation-based cap on each of the Company's rates, with no separate reconciliation and recovery of fuel and purchased-power costs. Under the ARP, the MPUC is continuing to regulate the Company's operations and prices, provide for continued recovery of deferred costs, and specify a range for its rate of return. The MPUC confirmed in its order approving the ARP that the ARP is intended to comply with the provisions of Statement of Financial Accounting Standards No. 71, "Accounting for the Effects of Certain Types of Regulation." As a result, the Company will continue to apply the provisions of SFAS No. 71 to its accounting transactions and its future financial statements. See "Meeting the Requirements of SFAS No. 71," below.

  The ARP contains a mechanism that provides price caps on the Company's retail rates to increase annually on July 1, which commenced July 1, 1995, by a percentage combining (1) a price index, (2) a productivity offset, (3) a sharing mechanism, and (4) flow-through items and mandated costs. The price cap applies to all of the Company's retail rates, and includes fuel-and-purchased power cost that previously had been treated separately. Under the ARP, fuel expense is no longer subject to reconciliation or specific rate recovery, but is subject to the annual indexed price-cap changes.

  A specified standard inflation index is the basis for each annual price-cap change. The inflation index is reduced by the sum of two productivity factors, a general productivity offset of 1.0%, (0.5% for 1995), and a second formula-based offset that started in 1996 intended to reflect the limited effect of inflation on the Company's purchased-power costs during the proposed five-year initial term of the ARP.

  The sharing mechanism will adjust the subsequent year's July price-cap change in the event the Company's earnings are outside a range of 350 basis points above or below the Company's allowed return on equity, starting at the 10.55% allowed return (1995) and indexed annually for changes in capital costs. Outside that range, profits and losses would be shared equally by the Company and ratepayers in computing the price-cap adjustment. This feature commenced with the price-cap change of July 1, 1996, and reflected 1995 results. The ROE used for earnings sharing was increased to 11.5% effective with the July 1999 price change.

  The ARP also provides for partial flow-through to ratepayers of cost savings from non-utility generator contract buy-outs and restructuring, recovery of energy-management costs, penalties for failure to attain customer-service and energy-efficiency targets. The ARP also generally defines mandated costs that would be recoverable by the Company notwithstanding the index-based price cap. To receive such treatment, a mandated cost's revenue requirement must exceed $3 million and have a disproportionate effect on the Company or the electric-power industry.

  Pursuant with the annual price-change provision in the ARP, the MPUC approved the following increases:

                                                             1997   1996   1995
                                                             -----  -----  ----
   Inflation Index..........................................  2.12%  2.55% 2.92%
   Productivity Offset...................................... (1.00) (1.00) (.50)
   Qualfying Facility Offset................................  (.42)   --    --
   Earnings Sharing.........................................   --     .32   --
   Flowthrough and Mandated Items...........................   .40  (0.61)  .01
                                                             -----  -----  ----
                                                              1.10%  1.26% 2.43%
                                                             =====  =====  ====

 Industry Restructuring and Strandable Costs

  Legislation that will restructure the electric-utility industry in Maine by March 1, 2000, was enacted by the Maine Legislature in May 1997, and is discussed in detail under this heading below. A departure from traditional regulation, however, could have a substantial impact on the value of utility assets and on the ability of electric utilities to recover their costs through rates. In the absence of full recovery, utilities would find their above-market costs to be "stranded", or unrecoverable, in the new competitive setting.

  The Company has substantial exposure to cost stranding relative to its size. In general, its stranded costs reflect the excess costs of the Company's purchased-power obligations over the market value of the power, and the costs of deferred charges and other regulatory assets. The major portion of the Company's strandable costs is related to above-market costs of purchased-power obligations arising from the Company's long-term, noncancelable contracts for the purchase of capacity and energy from NUGs, and deferred regulatory assets. There is a high degree of uncertainty that surrounds stranded-cost estimates, resulting from having to rely on projections and assumptions about future conditions, including, among others, estimates of the future market for power.

  Restructuring Legislation and MPUC Proceeding: The 1997 Maine restructuring legislation requires the MPUC, when retail access begins, to provide a "reasonable opportunity" to recover stranded costs through the rates of the transmission-and-distribution company, comparable to the utility's opportunity to recover stranded costs before the implementation of retail access under the legislation. Stranded costs are defined as the legitimate, verifiable and unmitigatable costs made unrecoverable as a result of the restructuring required by the legislation and would be determined by the MPUC as provided in the legislation. The MPUC must conduct separate adjudicatory proceedings to determine the stranded costs for each utility and the corresponding revenue requirements and stranded-cost charges to be charged by each transmission-and-distribution utility. Those proceedings must be completed by July 1, 1999. The MPUC has initiated the proceeding that will determine the Company's stranded costs, corresponding revenue requirements and stranded-cost charges to be charged by it when it becomes a transmission-and-distribution utility and has scheduled completion of the proceeding for the second half of 1998. On December 5, 1997, the Company filed direct testimony in the proceeding estimating its future revenue requirements as a transmission-and-distribution utility and providing an updated estimate of its strandable costs, which are to be defined by the MPUC later in the proceeding. The Company estimated its strandable costs at approximately $1.3 billion and explained the assumptions underlying the estimate. The estimate was developed without consideration of the Company's own generating assets, most of which are under contract to be sold to FPL Group in 1998. The Company's strandable costs, therefore, could be partially mitigated by the proceeds, in excess of book value of nearly $500 million. The Company cannot predict the results of the proceeding.

  In addition, the legislation requires utilities to use all reasonable means to reduce their potential stranded costs and to maximize the value from generation assets and contracts. The MPUC must consider a utility's efforts to mitigate its stranded costs in determining the amount of the utility's stranded costs. Stranded costs and the related rates charged to customers will be prospectively adjusted as necessary to correct substantial inaccuracies in the year 2003 and at least every three years thereafter.

  The principal restructuring provisions of the legislation provide for customers to have direct retail access to generation services and for deregulation of competitive electricity providers, commencing March 1, 2000, with transmission and distribution companies continuing to be regulated by the MPUC.

  Upon the commencement of retail access on March 1, 2000, the Company, as a transmission and distribution utility, will be prohibited from selling electric energy to retail customers. Any competitive electricity provider that is affiliated with the Company would be allowed to sell electricity outside the Company's service territory without limitation as to amount, but within the Company's service territory the affiliate would be limited to providing not more than 33 percent of the total kilowatt-hours sold within the Company's service territory, as determined by the MPUC.

  In addition, a customer who significantly reduces or eliminates consumption of electricity due to self-generation, conversion to an alternative fuel, or demand-side management may not be assessed an exit fee or re-entry fee in any form for such reduction or elimination of consumption or for the re-establishment of service with a transmission-and-distribution utility. Finally, recovery of nuclear-plant decommissioning costs as required by federal law, rule or order, will be funded through transmission-and-distribution utility rates and charges.

 Agreement for Sale of Company's Generation Assets

  On January 6, 1998, the Company announced that it had reached agreement to sell all of its hydro-fossil and biomass power plants with a combined generating capacity of 1,185 megawatts for $846 million in cash to Florida-based FPL Group. The related book value for these assets is approximately $221 million at December 31, 1997. In addition, as part of its agreement with FPL Group, the Company entered into energy buy-back agreements to assist in fulfilling its obligation to supply its customers with power until March 1, 2000.

  The Company's interests in the power entitlements from approximately 50 power-purchase agreements with non-utility generators representing approximately 488 megawatts, its 2.5-percent interest in the Millstone III nuclear generating unit in Waterford, Connecticut, its 3.59-percent interest in the output of the Vermont Yankee nuclear generating plant in Vernon, Vermont, and its entitlement in the NEPOOL Phase II interconnection with Hydro-Quebec all attracted insufficient interest to be included in the present sale. The Company will continue to seek buyers for those assets. The Company did not offer for sale its interests in the Maine Yankee (Wiscasset, Maine), Connecticut Yankee, (Haddam, Connecticut) and Yankee Atomic (Rowe, Massachusetts) nuclear generating plants, all of which are in the process of being decommissioned.

  Substantially all of the generating assets included in the sale are subject to the lien of the Company's General and Refunding Mortgage Indenture dated as of April 15, 1976 (the "Indenture"). Therefore, substantially all of the proceeds from sale must be deposited with the trustee under the Indenture at the closing of the sale to free the generating assets from the lien of the Indenture. Proceeds on deposit with the trustee may be used by the Company to redeem or repurchase bonds under the terms of the Indenture, including the possible discharge of the Indenture. In addition, the proceeds could provide the flexibility to redeem or repurchase outstanding equity securities. The Company must also provide for payment of applicable taxes resulting from the sale. The manner and timing of the ultimate application of the sale proceeds after closing are in any event subject to various factors, including Indenture provisions, market conditions and terms of outstanding securities.

  The bid value in excess of the remaining investment in the power plants will reduce the Company's stranded costs and other costs, which could lower the amount that would otherwise be collected from customers by nearly half a billion dollars. However, the Company will incur incremental costs as a result of the power buy-back arrangements in excess of the pre-sale costs of capacity and energy from the plants being sold, which will effectively lower the amount of sale proceeds available to reduce stranded and other costs.

 Storm Damage to Company's System

  On January 7 through 9, 1998, an ice storm of unprecedented breadth and severity struck the Company's service territory, causing power outages for approximately 280,000 of the Company's 528,000 customers, on January 9 immediately after the storm, and substantial widespread damage to the Company's transmission and distribution system. To restore its electrical system, the Company supplemented its own crews with utility and tree-service crews from throughout the northeastern United States and the Canadian maritime provinces, with assistance from the Maine national guard. The Company estimates the incremental costs of the repair effort at $60--$65 million, of which most of the expense was labor related.

  On January 15, 1998, the Maine Public Utilities Commission ("MPUC") issued an Order (the "Order") allowing the Company to defer on its books the incremental non-capital costs associated with the Company's efforts to restore service in response to the damage resulting from the storm. The Order requires the Company, as part of its annual filing under its Alternative Rate Plan ("ARP"), to file information on the amounts deferred under the Order and to submit a proposal as to how the costs associated with the Order should be recovered under the ARP.

 Meeting the Requirements of SFAS No. 71

  The Company continues to meet the requirements of SFAS No. 71, as described above. The standard provides specialized accounting for regulated enterprises, which requires recognition of assets and liabilities that enterprises in general could not record. Examples of regulatory assets include deferred income taxes associated with previously flowed through items, NUG buyout costs, losses on abandoned plants, deferral of postemployment benefit costs, and losses on debt refinancing. If an entity no longer meets the requirements of SFAS No. 71, then regulatory assets and liabilities must be written off.

  The ARP provides incentive-based rates intended to recover the cost of service plus a rate of return on the Company's investment together with a sharing of the costs or earnings between ratepayers and the shareholders should the earnings be less than or exceed a target rate of return. The Company has received recognition from the MPUC that the rates implemented as a result of the ARP continue to provide specific recovery of costs deferred in prior periods.

  The recent legislation enacted in Maine associated with industry restructuring specifically addressed the issue of cost recovery of regulatory assets stranded as a result of industry restructuring. Specifically, the legislation requires the MPUC, when retail access begins, to provide a "reasonable opportunity" for the recovery of stranded costs through the rates of the transmission-and-distribution company, comparable to the utility's opportunity to recover stranded costs before the implementation of retail access under the legislation. As provided for in EITF 97-4, "Deregulation of the Pricing of Electricity," the Company will continue to record regulatory assets in a manner consistent with SFAS No. 71 as long as future recovery is probable since the Maine legislation provides the opportunity to recover regulatory assets including stranded costs through the rates of the transmission and distribution company. The Company anticipates that once a detailed plan for deregulation of generation is known, the application of SFAS No. 71 to the unregulated generation segment will no longer apply and the Company will be required to discontinue SFAS No. 71 for any remaining generation segment of its business. The Company further anticipates, based on current generally accepted accounting principles, that SFAS No. 71 will continue to apply to the regulated distribution and transmission segments of its business. Future regulatory rules or other circumstances could cause the application of FAS 71 to be discontinued, which could result in a noncash write-off of previously established regulatory assets.

NOTE 4: COMMITMENTS AND CONTINGENCIES

 Construction Program

  The Company's plans for improving and expanding generating, transmission, distribution facilities, and power-supply sources are under continuing review. Actual construction expenditures will depend upon the availability of capital and other resources, load forecasts, customer growth, and general business conditions. The Company's current forecast of capital expenditures for the five-year period 1997 through 2002, are as follows:

                                                                1999-
                                                        1998    2002     TOTAL
                                                       ------  -------  -------
                                                       (DOLLARS IN MILLIONS)
   Type of Facilities:
     Generating projects.............................. $    5  $   --   $     5
     Transmission.....................................      3       14       17
     Distribution.....................................     31      131      162
     General facilities and other.....................     17       74       91
                                                       ------  -------  -------
       Total Estimated Capital Expenditures........... $   56  $   219  $   275
                                                       ======  =======  =======

 Customer Retention

  The Company entered into five-year definitive agreements with 18 customers that lock-in non-cumulative rate reductions of 15% for the three years 1995 through 1997, 16% for 1998, and 18% for 1999, below the December 1, 1994, levels. These contracts also protect these customers from price increases that might otherwise be allowed under the ARP. The participating customers agreed to take electrical service from the Company for five years and not to switch fuels, install new self-generation equipment, or seek another supplier of electricity for existing electrical load during that period. New electrical load in excess of a stated minimum level could be served by other sources, but the Company could compete for that load.

  The Company believes that without offering the competitive pricing provided in the agreements, a number of these customers would be likely to install additional self-generation or take other steps to decrease their electricity purchases from the Company. The revenue loss from such a usage shift could have been substantial.

  The Company estimates that based on the rate reductions provided in these agreements, its gross revenues were approximately $27 million lower in 1995, approximately $45 million lower in 1996 and approximately $65 million lower in 1997, than would have been the case if these customers continued to pay full retail rates without reducing their purchases from the Company.

  However, these rate reductions were negotiated giving consideration to important related cost savings. Electricity price changes affect the cost of some NUG power contracts. The reduction in rates to large customers reduced purchased-power costs by approximately $30 million as a result of linkage between retail tariffs and some contract prices.

 Legal and Environmental Matters

  The Company is subject to regulation by federal and state authorities with respect to air and water quality, the handling and disposal of toxic substances and hazardous and solid wastes, and the handling and use of chemical products. Electric utility companies generally use or generate in their operations a range of potentially hazardous products and by-products that are the focus of such regulation. The Company believes that its current practices and operations are in compliance with all existing environmental laws except for such non-compliance as would not have a material adverse effect on the Company's financial position. The Company reviews its overall compliance and measures the liability quarterly by assessing a range of reasonably likely costs for each identified site using currently available information, including existing technology, presently enacted laws and regulations, experience gained at similar sites, and the probable level of involvement and financial condition of other potentially responsible parties. These estimates include costs for site investigations, remediation, operation and maintenance, monitoring and site closure.

  New and changing environmental requirements could hinder the construction and/or modification of generating units, transmission and distribution lines, substations and other facilities, and could raise operating costs significantly. As a result, the Company may incur significant additional environmental costs, greater than amounts reserved, in connection with the generation and transmission of electricity and the storage, transportation and disposal of by-products and wastes. The Company may also encounter significantly increased costs to remedy the environmental effects of prior waste handling activities. The cumulative long-term cost impact of increasingly stringent environmental requirements cannot accurately be estimated.

  On October 1, 1996, the American Institute of Certified Public Accountants issued Statement of Position 96-1, "Environmental Remediation Liabilities" ("SOP"). The principal objective of the SOP is to improve the manner in which existing authoritative accounting literature is applied by entities to specific situations of recognizing, measuring and disclosing environmental remediation liabilities. The SOP became effective January 1, 1997. This SOP has not had a material impact on the company's financial position or results of operations.

  The Company has recorded a liability, based upon currently available information, for what it believes are the estimated environmental remediation costs that the Company expects to incur for identified waste disposal sites. In most cases, additional future environmental cleanup costs are not reasonably estimatable due to a number of factors, including the unknown magnitude of possible contamination, the appropriate remediation methods, the possible effects of future legislation or regulation and the possible effects of technological changes. The Company cannot predict the schedule or scope of remediation due to the regulatory process and involvement of non-governmental parties. At December 31, 1997, the liability recorded by the Company for its estimated environmental remediation costs amounted to $2.1 million, which management has determined to be the most probable amount within the range of $2.1 million to $8.0 million. Such costs may be higher if the Company is found to be responsible for cleanup costs at additional sites or identifiable possible outcomes change.

  Proposed Federal Income Tax Adjustments.--On September 3, 1997, the Company received from the Internal Revenue Service ("IRS") a Revenue Agent's Report summarizing all adjustments proposed by the IRS as a result of its audit of the Company's federal income tax returns for the years 1992 through 1994, and on September 12, 1997, the Company received a notice of deficiency relating to the proposed disallowances. There are two significant disallowances among those proposed by the IRS. The first is a disallowance of the Company's write-off of the under-collected balance of fuel and purchased-power costs and the unrecovered balance of its unbilled Electric Revenue Adjustment Mechanism ("ERAM") revenues, both as of December 31, 1994, which were charged to income in 1994 in connection with the adoption of the ARP effective January 1, 1995. The second major adjustment would disallow the Company's 1994 deduction of the cost of the buyout of the Fairfield Energy Venture purchased-power contract by the Company in 1994. The aggregate tax impact, including both federal and state taxes, of the unresolved issues amounts to approximately $39.0 million, over 90 percent of which is associated with the two major disallowances. The two major disallowances relate largely to the timing of the deductions and would not affect income except for the cumulative interest impact which, through December 31, 1997, amounted to $13.1 million, or a decrease in net income of $7.8 million, and which could increase interest expense approximately $441,000 per month until either the tax deficiency is paid or the issues are resolved in favor of the Company, in which case no interest would be due. If the IRS were to prevail, the Company believes the deductions would be amortized over periods of up to twenty, post-1994, tax years. The Company believes its tax treatment of the unresolved issues was proper and as a result, the potential interest discussed above has not been accrued. On December 10, 1997, the Company filed a petition in the United States Tax Court contesting the entire amount of the deficiencies. The Company plans to seek review of the asserted deficiencies by an IRS Appeals Officer to determine whether all or part of the dispute can be resolved in advance of a court determination. Absent such a resolution, the Company plans to pursue vigorously the Tax Court litigation, but cannot predict the result.

 Nuclear Insurance

  The Price-Anderson Act (Act) is a federal statute providing, among other things, a limit on the maximum liability for damages resulting from a nuclear incident. The liability is provided for by existing private insurance and by retrospective assessments for costs in excess of that covered by insurance, up to $79.3 million for each reactor owned, with a maximum assessment of $10 million per reactor in any year. Based on the Company's indirect ownership in four nuclear-generation facilities (See Note 6, "Capacity Arrangements--Power Agreements") and its 2.5% ownership interest in the Millstone Unit No. 3 nuclear plant, the Company's retrospective premium could be as high as $6 million in any year, for a cumulative total of $47.6 million, exclusive of the effect of inflation indexing and a 5% surcharge in the event that total public liability claims from a nuclear incident should exceed the funds available to pay such claims.

  In addition to the insurance required by the Act, the nuclear generating facilities referenced above carry additional nuclear property-damage insurance. This additional insurance is provided from commercial sources and from the nuclear electric-utility industry's insurance company through a combination of current premiums and retrospective premium adjustments. Based on current premiums and the Company's indirect and direct ownership in nuclear generating facilities, this adjustment could range up to approximately $3.6 million annually.

 Joint Venture

  The Company and New York State Electric & Gas Corp. have signed a joint-venture agreement to distribute natural gas to many Maine communities that aren't now served with that fuel. If state regulators approve, a new company owned equally by CMP and NYSEG would be in a position to offer gas in the Augusta and Bangor areas, and in other communities including Bath, Bethel, Brunswick, North Windham, Rumford, and Waterville.

NOTE 5: PENSION AND OTHER BENEFITS

 Pension Benefits

  The Company has two separate non-contributory, defined-benefit plans that cover substantially all of its union and non-union employees. The Company's funding policy is to contribute amounts to the separate plans that are sufficient to meet the funding requirements set forth in the Employee Retirement Income Security Act (ERISA), plus such additional amounts as the Company may determine to be appropriate. Plan benefits under the non-union retirement plan are based on average final earnings, as defined within the plan, and length of employee service; benefits under the union plan are based on average career earnings and length of employee service.

  During 1995, the Company offered a Special Retirement Offer (SRO) to qualifying employees. Approximately 200 employees accepted the offer. The $7-million cost of the SRO was included in pension expense. As part of the SRO, the plans were amended to add five years to age and five years to credited service for all plan participants for purposes of eligibility and early retirement discounts.

  A summary of the components of net periodic pension cost for the non-union and union defined-benefit plans in 1997, 1996 and 1995 follows:

                                  1997              1996               1995
                            -----------------  ----------------  -----------------
                              NON-              NON-               NON-
                             UNION     UNION    UNION    UNION    UNION     UNION
                            --------  -------  -------  -------  --------  -------
                                         (DOLLARS IN THOUSANDS)
   Service cost............ $  2,375  $ 1,694  $ 2,334  $ 1,780  $  2,014  $ 1,414
   Interest cost...........    5,727    3,973    5,225    3,852     5,653    3,889
   Return on assets........  (10,683)  (7,286)  (8,168)  (5,036)  (16,135)  (9,786)
   Net amortization........    5,119    3,626    2,911    1,536    10,030    6,028
   Early Retirement........      --       --       --       --      3,859    3,141
                            --------  -------  -------  -------  --------  -------
     Net Periodic Pension
      Cost................. $  2,538  $ 2,007  $ 2,302  $ 2,132  $  5,421  $ 4,686
                            ========  =======  =======  =======  ========  =======

  Assumptions used in accounting for the non-union and union defined-benefit plans in 1997, 1996 and 1995 are as follows:

                                                               1997  1996  1995
                                                               ----  ----  ----
   Weighted average discount rate............................. 7.00% 7.50% 7.25%
   Rate of increase in future compensation levels.............  4.5%  4.5%  4.5%
   Expected long-term return on assets........................ 8.75%  8.5%  8.5%

  The following table sets forth the actuarial present value of pension-benefit obligations, the funded status of the plans, and the liabilities recognized on the Company's balance sheet at December 31, 1997, and 1996:

                                                  1997              1996
                                             ----------------  ----------------
                                              NON-              NON-
                                              UNION    UNION    UNION    UNION
                                             -------  -------  -------  -------
                                                 (DOLLARS IN THOUSANDS)
   Present value of benefit obligations:
     Vested................................  $68,483  $52,048  $62,461  $47,617
                                             -------  -------  -------  -------
     Accumulated benefit...................  $71,839  $53,781  $64,394  $48,783
                                             -------  -------  -------  -------
   Projected benefit.......................  $87,607  $60,806  $75,570  $55,688
   Plan assets at estimated market value
    (primarily stocks, bonds, and guaran-
    teed annuity contracts)................   85,707   54,803   77,996   48,091
                                             -------  -------  -------  -------
   Funded status--projected benefit obliga-
    tion in excess of or (less than) plan
    assets.................................    1,900    6,003   (2,426)   7,597
   Unrecognized prior service cost.........   (1,629)  (1,352)  (1,785)  (1,481)
   Unrecognized net gain...................   16,015    4,884   19,819    3,745
   Unrecognized (net obligation) net asset.     (134)   1,405     (163)   1,675
                                             -------  -------  -------  -------
     Net Pension Liability Recognized in
      the Balance Sheet....................  $16,152  $10,940  $15,445  $11,536
                                             =======  =======  =======  =======

 Savings Plan

  The Company offers an employee savings plan to all eligible employees. The non-union plan allows participants to invest from 2% to 15% of their salaries among several alternatives. The employer contribution equals 60% of the first 5% (total of 3%) of the employees' contribution.

  As part of the collective bargaining agreement, effective in May 1997, the union plan allows maximum deferrals of up to 16% of their salaries among several alternatives. The employer contribution equals 60% of the first 5% and 50% of the next 2% invested, bringing the maximum employer contribution to 4% if an employee defers 7% of compensation.

  The Company's contributions to the savings plan trust were $1.8 million in 1997, $1.7 million in 1996 and $1.6 million in 1995.

 Post-Retirement Benefits

  In addition to pension and savings-plan benefits, the Company provides certain health-care and life-insurance benefits for substantially all of its retired employees.

  The MPUC approved a rulemaking on SFAS No. 106, effective July 20, 1993, that adopted the accrual method of accounting for the expected cost of such benefits during the employees' years of service, and authorized the establishment of a regulatory asset for the deferral of such costs until they are "phased-in" for ratemaking purposes. The effect of the change can be reflected in annual expenses over the active service life of employees or a period of 20 years, rather than in the year of adoption.

  The MPUC prescribes the maximum amortization period of the average remaining service life of active employees or 20 years, whichever is longer, for the transition obligation. The Company is utilizing a 20 year amortization period. Segregation in an external fund is required for amounts collected in rates. The Company funded $3 million in November 1997 and plans to monitor and fund the same amount annually in order to meet its obligation. Once amounts are funded, the return on those assets will be reflected in postretirement benefit cost.

  As a result of the MPUC order, the Company records the cost of these benefits by charging expense in the period recovered through rates. The annual post-retirement benefit expense is currently included in rates as well as an amount designed to recover the deferred balance over a period of 20 years. The amounts included in rates in 1997, 1996 and 1995 were $9.7, $9.8 and $7.6 million, respectively. With the reduction in the deferred account of $1.8 million in 1997, and the excess over those amounts of $1.1 million in 1996 and $6.2 million in 1995, deferred for future recovery. The total amount deferred as a regulatory asset as of December 31, 1997 was $21 million. A summary of the components of net periodic postretirement benefit cost for the plan in 1997, 1996 and 1995 follows:

                                                      1997     1996     1995
                                                     -------  -------  -------
                                                     (DOLLARS IN THOUSANDS)
   Service cost..................................... $ 1,201  $ 1,347  $   846
   Interest on accumulated postretirement benefit
    obligation......................................   4,702    5,720    7,389
   Special retirement offer.........................     --       --       200
   Amortization of transition obligation............   3,704    4,080    4,606
   Amortization of prior service cost...............     --        35       42
   Amortization of gain.............................  (1,029)    (329)    (188)
                                                     -------  -------  -------
     Postretirement benefits expense................   8,578   10,853   12,895
   Deferred postretirement benefits expense.........     --    (1,056)  (6,204)
                                                     -------  -------  -------
     Postretirement Benefit Expense Recognized in
      the Statement of Earnings..................... $ 8,578  $ 9,797  $ 6,691
                                                     =======  =======  =======

  The following table sets forth the accumulated postretirement benefit obligation, the funded status of the plan, and the liability recognized on the Company's balance sheet at December 31, 1997 and 1996:

                                                          1997         1996
                                                       -----------  -----------
                                                       (DOLLARS IN THOUSANDS)
   Accumulated postretirement benefit obligation:
     Retirees........................................  $    47,323  $    51,815
     Fully eligible active plan participants.........        2,499        2,707
     Other active plan participants..................       19,927       19,381
                                                       -----------  -----------
       Total accumulated postretirement benefit obli-
        gation.......................................       69,749       73,903
   Plan assets, at fair value........................        3,025          849
                                                       -----------  -----------
   Accumulated postretirement benefits obligation in
    excess of plan assets............................       66,724       73,054
   Unrecognized net gain (loss)......................       19,680       15,987
   Unrecognized prior service cost...................           (5)          (5)
   Unrecognized transition obligation................      (55,563)     (59,267)
                                                       -----------  -----------
       Accrued Postretirement Benefit Cost Recognized
        in the Balance Sheet.........................  $    30,836  $    29,769
                                                       ===========  ===========

  The assumed health-care cost-trend rates range from 5.6% to 6.5% for 1997 reducing to 5.0% overall over a period of 25 years. Rates range from 5.7% to 6.8% for 1996, reducing to 5.0% overall, over a period of 10 years. Rates range from 6.4% to 9.3% for 1995, reducing to 5.0% overall, over a period of 10 years. The effect of a one-percentage-point increase in the assumed health-care cost-trend rate for each future year would increase the aggregate of the service and interest-cost components of the net periodic postretirement benefit cost by $0.5 million and the accumulated postretirement benefit obligation by $8.5 million. Additional assumptions used in accounting for the postretirement benefit plan in 1997, 1996 and 1995 are as follows:

                                                               1997  1996  1995
                                                               ----  ----  ----
   Weighted average discount rate............................. 7.00% 7.50% 7.25%
   Rate of increase in future compensation levels............. 4.50% 4.50% 4.50%

  The Company is exploring alternatives for mitigating the cost of postretirement benefits and for funding its obligations. These alternatives include mechanisms to fund the obligation prior to actual payment of benefits, plan-design changes to limit future expense increases, and additional cost-control and cost-sharing programs.

  Effective September 1, 1996, the Company implemented a phase-out of the long-term care portion of its retiree medical plans. With the exception of one group of approximately 200 retirees, all benefits of this type will be eliminated by September 1, 2002.

NOTE 6: CAPACITY ARRANGEMENTS

 Power Agreements

  The Company, through certain equity interests, owns a portion of the generating capacity and energy production of four nuclear generating facilities (the Yankee companies), three of which have been permanently shut down, and is obligated to pay its proportionate share of costs, which include fuel, depreciation, operation-and-maintenance expenses, a return on invested capital, and the estimated cost of decommissioning the nuclear plants.

  Pertinent data related to these power agreements as of December 31, 1997, are as follows:

                                 MAINE      VERMONT   CONNECTICUT     YANKEE
                                 YANKEE      YANKEE      YANKEE       ATOMIC
                              -----------  ---------  -----------  ------------
                                          (DOLLARS IN THOUSANDS)
   Ownership share..........           38%         4%           6%          9.5%
   Operating Status.........  Permanently  Operating  Permanently  Permanently
                              shutdown                shutdown     shutdown
                              August 6,               December 4,  February 26,
                              1997                    1996         1992
   Contract expiration date.         2008       2012         1998          2000
   Capacity (MW)............          --         531          --            --
   Company's share of: Ca-
    pacity (MW).............          --          19          --            --
   1997 energy and capacity
    costs...................       78,384      6,216        7,608         4,719
   Long-term obligations and
    redeemable preferred
    stock...................      112,087      7,699        9,117           --
   Estimated decommissioning
    obligation..............      329,206     13,860       36,877        13,056
   Accumulated
    decommissioning fund....       75,794      6,161       15,623        12,690

  Under the terms of its agreements, the Company pays its ownership share (or entitlement share) of estimated decommissioning expense to each of the Yankee companies and records such payments as a cost of purchased power.

 Permanent Shutdown of Maine Yankee Plant

  On August 6, 1997, the Board of Directors of Maine Yankee voted to permanently cease power operations at its nuclear generating plant at Wiscasset, Maine (the "Plant") and to begin decommissioning the Plant. The Plant experienced a number of operational and regulatory problems and has been shut down since December 6, 1996. The decision to close the Plant permanently was based on an economic analysis of the costs, risks and uncertainties associated with operating the Plant compared to those associated with closing and decommissioning it.

  The Plant's operating license from the Nuclear Regulatory Commission ("NRC") was due to expire on October 21, 2008.

  Costs: The Company has been incurring substantial costs in connection with its 38% share of Maine Yankee costs, as well as additional costs for replacement power while the Plant has been out of service. For the twelve months ended December 31, 1997, such costs amounted to approximately $132.3 million for the Company: $72.8 million due to basic operations and maintenance costs, $54.0 million due to replacement power costs and $5.5 million associated with incremental costs of operations and maintenance.

  The Company's 38% ownership interest in Maine Yankee's common equity amounted to $29.8 million as of December 31, 1977, and under Maine Yankee's Power Contracts and Additional Power Contracts, the Company is responsible for 38% of the costs of decommissioning the Plant. Maine Yankee's most recent estimate of the cost of decommissioning is $380.6 million, based on a 1997 study by an independent engineering consultant, plus estimated costs of interim spent-fuel storage of $127.6 million, for an estimated total cost of $508.2 million (in 1997 dollars). The previous estimate for decommissioning, by the same consultant, was $316.6 million (in 1993 dollars), which resulted in approximately $14.9 million being collected annually from Maine Yankee's sponsors pursuant to a 1994 Federal Energy Regulatory Commission ("FERC") rate order. Through December 31, 1997, Maine Yankee had collected approximately $199.5 million for its decommissioning obligations.

  On November 6, 1997, Maine Yankee submitted the new estimate to the FERC as part of a rate case reflecting the fact that the Plant is no longer operating and has entered the decommissioning phase. If the FERC accepts the new estimate, the amount of Maine Yankee's collections for decommissioning would rise from the $14.9 million previously allowed by the FERC to approximately $36 million per year. Several interested parties have intervened in the FERC proceeding, including state regulators.

  On September 1, 1997, Maine Yankee estimated the sum of the future payments for the closing, decommissioning and recovery of the remaining investment in Maine Yankee to be approximately $930 million, of which the Company's 38% share would be approximately $353 million. Legislation enacted in Maine in 1997 calling for restructuring the electric utility industry provides for recovery of decommissioning costs, to the extent allowed by federal regulation, through the rates charged by the transmission and distribution companies. Based on the legislation and regulatory precedent established by the FERC in its opinion relating to the decommissioning of the Yankee Atomic nuclear plant, the Company believes that it is entitled to recover substantially all of its share of such costs from its customers and as of December 31, 1997, is carrying on its consolidated balance sheet a regulatory asset and a corresponding liability in the amount of $329 million, which is the $353 million discussed above net of the Company's post-September 1, 1997 cost-of-service payments to Maine Yankee.

  Management Audit: The MPUC released the report of a consultant it had retained to perform a management audit of Maine Yankee for the period January 1, 1994, to June 30, 1997. One conclusion of the report was that Maine Yankee's decision in December 1996 to proceed with the steps necessary to restart the Plant was "imprudent", that Maine Yankee's May 27, 1997 decision to reduce restart expenses while exploring a possible sale of the Plant was "inappropriate", and that the decisions resulted in Maine Yankee incurring $95.9 million in "unreasonable" costs. On October 24, 1997, the MPUC issued a Notice of Investigation initiating an investigation of the shutdown decision and of the operation of the Plant prior to shutdown, and announced that it had directed its consultant to extend its review to include those areas. The Company does not know how the MPUC plans to use the consultant's report, but believes the report's negative conclusions are unfounded and may be contradictory.

  Maine Yankee Debt Restructuring and FERC Rate Proceeding: Maine Yankee entered into agreements in August 1997 with the holders of its outstanding First Mortgage Bonds and its lender banks (the "Standstill Agreements") under which the bondholders and banks agreed that they would not assert that the August 1997 voluntary permanent shutdown of the Plant constituted a covenant violation under Maine Yankee's First Mortgage Indenture or its two bank credit agreements. The Standstill Agreements, as extended in October 1997, were to terminate on January 15, 1998, by which date Maine Yankee was to have reached agreement on restructured debt arrangements reflecting its decommissioning status. On January 15, 1998, Maine Yankee, its bondholders and lender banks revised the Standstill Agreements and extended their term to April 15, 1998.

  On November 6, 1997, Maine Yankee filed a rate proceeding with the FERC reflecting the Plant's decommissioning status and requesting an effective date of January 15, 1998, for the amendments to Maine Yankee's power contracts and additional power contracts. On January 14, 1998, the FERC issued an order accepting for filing the rates associated with the amended power contracts and made them effective January 15, 1998, subject to refund.

  Condensed financial information on Maine Yankee Atomic Power Company is as follows:

                                                       1997      1996     1995
                                                    ---------- -------- --------
                                                       (DOLLARS IN THOUSANDS)
   Earnings:
     Operating revenues............................ $  238,586 $185,661 $205,977
     Operating income..............................     18,170   17,150   18,527
     Net income....................................      9,037    8,106    8,571
     Earnings applicable to common stock...........      7,613    6,637    7,057
                                                    ---------- -------- --------
       Company's Equity Share of Net Earnings...... $    2,893 $  2,522 $  2,682
                                                    ---------- -------- --------
   Investment:
     Net electric property and nuclear fuel........ $   17,938 $222,360 $242,399
     Current assets................................     71,098   44,979   34,799
     Deferred charges and other assets.............  1,484,612  334,722  303,760
                                                    ---------- -------- --------
       Total Assets................................  1,573,648  602,061  580,958
                                                    ---------- -------- --------
   Less:
     Redeemable preferred stock....................     17,400   18,000   18,600
     Long-term obligations.........................    270,299  223,572  224,185
     Current liabilities...........................     35,518   34,265   30,904
     Reserves and deferred credits.................  1,172,066  255,472  236,653
                                                    ---------- -------- --------
       Net Assets.................................. $   78,365 $ 70,752 $ 70,616
                                                    ---------- -------- --------
       Company's Equity in Net Assets.............. $   29,779 $ 26,886 $ 26,834
                                                    ========== ======== ========

  In December 1996, the Board of Directors of Connecticut Yankee Atomic Power Company announced a permanent shutdown of the Connecticut Yankee plant in Haddam, Connecticut, and decided to decommission the plant for economic reasons. The Company has a 6% equity interest in Connecticut Yankee, totaling approximately $6.6 million at December 31, 1997. The Company estimates its share of the cost of Connecticut Yankee's continued compliance with regulatory requirements, recovery of its plant investments, decommissioning and closing the plant to be approximately $36.9 million and has recorded a regulatory asset and a liability on the consolidated balance sheet. The Company is currently recovering through rates an amount adequate to recover these expenses.

  On February 26, 1992, the Board of Directors of Yankee Atomic Electric Company (Yankee Atomic) decided to permanently discontinue power operation at the Yankee Atomic Plant in Rowe, Massachusetts, and to decommission that facility. The Company relied on Yankee Atomic for less than 1% of the Company's system capacity. Its 9.5% equity investment in Yankee Atomic is approximately $2.2 million. The Company has estimated its remaining share of the cost of Yankee Atomic's continued compliance with regulatory requirements, recovery of its plant investments, decommissioning and closing the plant, to be approximately $13.1 million.

  The Company has approximately a 60% ownership interest in the jointly owned, Company-operated, 620-megawatt oil-fired W. F. Wyman Unit No. 4. See Note 3, "Regulatory Matters"--"Agreement for Sale of Company's Generation Assets." The Company also has a 2.5% ownership interest in the Millstone Unit No. 3 nuclear plant operated by Northeast Utilities, and is entitled to approximately 29-megawatt share of that unit's capacity. The Company's plant in service, nuclear fuel, decommissioning fund, and related accumulated depreciation and amortization attributable to these units as of December 31, 1997, and 1996 were as follows:

                                                 WYMAN 4         MILLSTONE 3
                                            ----------------- -----------------
                                              1997     1996     1997     1996
                                            -------- -------- -------- --------
                                                  (DOLLARS IN THOUSANDS)
Plant in service, nuclear fuel and
 decommissioning fund...................... $116,367 $116,372 $112,227 $112,040
Accumulated depreciation and amortization..   66,239   63,023   42,412   39,181

  Millstone Unit No. 3, along with two other units at the same site owned by Northeast Utilities, is on the NRC's "watch list" in "Category 3", which requires formal NRC action before a unit can be restarted. The Company incurred replacement power costs related to Millstone Unit No. 3 of approximately $4.9 million during the twelve months ended December 31, 1997.

 Power-Pool Agreements

  The New England Power Pool, of which the Company is a member, has contracted in its Hydro-Quebec Projects to purchase power from Hydro-Quebec. The contracts entitle the Company to 44.5 megawatts of capacity credit in the winter and 127.25 megawatts of capacity credit during the summer. The Company has entered into facilities-support agreements for its share of the related transmission facilities. The Company's share of the support responsibility and of associated benefits is approximately 7%.

  The Company is making facilities-support payments on approximately $27.1 million, its remaining share of the construction cost for these transmission facilities incurred through December 31, 1997. These obligations are reflected on the Company's consolidated balance sheet as lease obligations with a corresponding charge to electric property.

 Non-Utility Generators

  The Company has entered into a number of long-term, non-cancelable contracts for the purchase of capacity and energy from non-utility generators (NUG). The agreements generally have terms of five to 30 years, with expiration dates ranging from 1998 to 2023. They require the Company to purchase the energy at specified prices per kilowatt-hour, which are often above market prices. As of December 31, 1997, facilities having 558 megawatts of capacity covered by these contracts were in-service. The costs of purchases under all of these contracts amounted to $306.4 million in 1997, $313.4 million in 1996, and $314.4 million in 1995.

  The Company's estimated contractual obligations with NUGs as of December 31, 1997, are as follows:

                                                AMOUNT
                                              -----------
                                              (DOLLARS IN
                                               MILLIONS)
            1998.............................   $  296
            1999.............................      294
            2000.............................      294
            2001.............................      273
            2002.............................      281
            2003 - 2023......................    2,161
                                                ------
                                                $3,599
                                                ======

NOTE 7: CAPITALIZATION AND INTERIM FINANCING

 Retained Earnings

  Under terms of the most restrictive test in the Company's General and Refunding Mortgage Indenture and the Company's Articles of Incorporation, no dividend may be paid on the common stock of the Company if such dividend would reduce retained earnings below $29.6 million. At December 31, 1997, the Company's retained earnings were $48.2 million, of which $18.6 million were not so restricted.

 Mortgage Bonds

  Substantially all of the Company's electric-utility property and franchises are subject to the lien of the General and Refunding Mortgage.

  The Company's outstanding Mortgage Bonds may be redeemed at established prices plus accrued interest to the date of redemption, subject to certain refunding limitations. Bonds may also be redeemed under certain conditions at their principal amount plus accrued interest by means of cash deposited with the trustee under certain provisions of the mortgage indenture. In 1997, the Company deposited approximately $2.2 million, net of withdrawals, in cash with the Trustee under the Company's General and Refunding Mortgage Indenture in satisfaction of the renewal and replacement fund and other obligations under the Indenture. The total of such cash on deposit with the Trustee as of December 31, 1997, was approximately $61.7 million. Under the Indenture such cash may be applied at any time, at the direction of the Company, to the redemption of bonds outstanding under the Indenture at a price equal to the principal amount of the bonds being redeemed, without premium, plus accrued interest to the date fixed for redemption. Such cash may also be withdrawn by the Company by substitution of allocated property additions or available bonds.

  Mortgage Bonds outstanding as of December 31, 1997, and 1996 were as follows:

                                                INTEREST
  SERIES                     REDEEMED/MATURITY    RATE      1997        1996
  ------                    ------------------- -------- ----------- -----------
                                                         (DOLLARS IN THOUSANDS)
Central Maine Power Company
General and Refunding Mortgage Bonds:
  U........................ 1998 - April 15       7.54%  $    25,000 $    25,000
  S........................ 1998 - August 15      6.03        60,000      60,000
  T........................ 1998 - November 1     6.25        75,000      75,000
  O........................ 1999 - January 1     7 3/8        50,000      50,000
  P........................ 2000 - January 15     7.66        75,000      75,000
  N........................ 2001 - September 15   8.50        11,000      11,000
  Q........................ 2008 - March 1        7.05        75,000      75,000
  R........................ 2023 - June 1        7 7/8        50,000      50,000
                                                         ----------- -----------
Total Mortgage Bonds.......                              $   421,000 $   421,000
                                                         =========== ===========

  Subsequent to year-end, the Company called for redemption all of the outstanding $11 million principal amount of its General and Refunding Mortgage Bonds, Series N 8.50% Due 2001, at a redemption price equal to their principal amount plus accrued interest to the date fixed for redemption. On the same day the Company also called for redemption on March 30, 1998, all of the outstanding $50 million principal amount of its General and Refunding Mortgage Bonds, Series R 7 7/8% Due 2023, also at a redemption price equal to their principal amount plus accrued interest. The bond redemptions are being funded from the approximately $61.7 million on deposit with the trustee under the renewal and replacement fund and release provisions of the Company's General and Refunding Mortgage Indenture.

 Limitations on Unsecured Indebtedness

  The Company's Articles of Incorporation limit certain unsecured indebtedness that may be outstanding to 20% of capitalization, as defined without the consent of the holders of the Company's preferred stock; 20% of defined capitalization amounted to $211 million as of December 31, 1997. Unsecured indebtedness, as defined, amounted to $144 million as of December 31, 1997.

 Medium-Term Notes

  In May 1989, holders of the Company's preferred stock consented to the issuance of unsecured Medium-Term Notes in an aggregate principal amount of $150 million outstanding at any one time. At the annual meeting of the stockholders of the Company on May 15, 1997, the holders of the Company's outstanding preferred stock consented to the issuance of $350 million in principal amount of the Company's Medium-Term Notes in addition to the $150 million in principal amount to which they had previously consented. As of December 31, 1997, $43 million of Medium-Term Notes were outstanding. Interest on fixed-rate notes is payable on March 1 and September 1, while interest on floating-rate notes is payable on the dates indicated thereupon.

  Medium-Term Notes outstanding as of December 31, 1997, and 1996 were as follows:

                                                     INTEREST
   MATURITY                                            RATE      1997    1996
   --------                                          ---------  ------- -------
                                                                  (DOLLARS IN
                                                                  THOUSANDS)
   Series A:
    2000............................................      9.65% $ 5,000 $ 5,000
   Series B:
    1998............................................      5.32    8,000  23,000
   Series C:
    1998-2001....................................... 7.40-7.85   30,000  40,000
                                                                ------- -------
     Total Medium Term Notes........................            $43,000 $68,000
                                                                ======= =======

 Pollution-Control Facility and Other Notes

  Pollution-control facility and other notes outstanding as of December 31, 1997, and 1996 were as follows:

         SERIES           INTEREST RATE     MATURITY        1997        1996
         ------           ------------- ---------------- ----------- -----------
                                                         (DOLLARS IN THOUSANDS)
Central Maine Power Com-
 pany:
  Yarmouth Installment
   Notes................       6 3/4%   June 1, 2002     $     9,805 $    10,250
  Yarmouth Installment
   Notes................       6 3/4    December 1, 2003       1,000       1,000
  Industrial Development
   Authority of the
   State of New Hamp-          7 3/8    May 1, 2014           11,000      11,000
   shire Notes..........       7 3/8    May 1, 2014            8,500       8,500
  Finance Authority of
   Maine................        8.16    January 1, 2005       53,329      60,129
Maine Electric Power
 Company, Inc.:
  Promissory Notes......    Variable*   November 1, 2000         620         820
                                                         ----------- -----------
    Total Pollution-Con-
     trol Facility and
     Other Notes........                                 $    84,254 $    91,699
                                                         =========== ===========

--------
* The average rate was 6.5% in 1997 and 6.3% in 1996.

  The bonds issued by the Industrial Development Authority of the State of New Hampshire are supported by loan agreements between the Company and the Authority. The bonds are subject to redemption at the option of the Company at their principal amount plus accrued interest and premium, beginning in 2001.

  On October 26, 1994, FAME issued $79.3 million of Taxable Electric Rate Stabilization Revenue Notes Series 1994A (FAME notes). FAME and the Company entered into a loan agreement under which the Company issued FAME a note for approximately $66.4 million, evidencing a loan in that amount. The remaining $12.9 million of FAME-notes proceeds over the $66.4 million was placed in a capital-reserve account. The amount in the capital-reserve account is equal to the highest amount of principal and interest on the FAME notes to accrue and come due in any year the FAME notes are outstanding. The amounts invested in the capital reserve account are initially invested in government securities designed to generate interest income at a rate equal to the interest on the FAME notes. Under the terms of the loan agreement, the Company is also responsible for or receives the benefit from the interest rate differential and investment gains and losses on the capital reserve account.

 Capital Lease Obligations

  The Company leases some of its buildings and equipment under lease arrangements, and accounts for certain transmission agreements as capital leases using periods expiring between 2006 and 2021. The net book value of property under capital leases was $31.2 million and $33.1 million at December 31, 1997, and 1996, respectively. Assets acquired under capital leases are recorded as electric property at the lower of fair-market value or the present value of future lease payments, in accordance with practices allowed by the MPUC, and are amortized over their contract terms. The related obligation is classified as other long-term debt. Under the terms of the lease agreements, executory costs are excluded from the minimum lease payments.

  Estimated future minimum lease payments for the five years ending December 31, 2002, together with the present value of the minimum lease payments, are as follows:

                                                                  AMOUNT
                                                          ----------------------
                                                          (DOLLARS IN THOUSANDS)
     1998................................................        $ 5,440
     1999................................................          5,270
     2000................................................          5,099
     2001................................................          4,928
     2002................................................          4,758
     Thereafter..........................................         51,603
                                                                 -------
       Total minimum lease payments......................         77,098
     Less: amounts representing interest.................         42,581
                                                                 -------
       Present Value of Net Minimum Lease Payments.......        $34,517
                                                                 =======

 Sinking-Fund Requirements

  Consolidated sinking-fund requirements for long-term obligations, including capital lease payments and maturing debt issues, for the five years ending December 31, 2002, are as follows:

                                              SINKING FUND MATURING DEBT  TOTAL
                                              ------------ ------------- -------
                                                    (DOLLARS IN THOUSANDS)
     1998....................................     2,411       178,000    180,411
     1999....................................     9,854        60,000     69,854
     2000....................................    10,518        80,000     90,518
     2001....................................    10,948        21,000     31,948
     2002....................................    18,765           --      18,765

 Operating Lease Obligations

  The Company has a number of operating-lease agreements primarily involving computer and other office equipment, land, and telecommunications equipment. These leases are noncancelable and expire on various dates through 2007.

  Following is a schedule by year of future minimum rental payments required under the operating leases that have initial or remaining noncancelable lease terms in excess of one year as of December 31, 1997:

                                                                  AMOUNT
                                                          ----------------------
                                                          (DOLLARS IN THOUSANDS)
     1998................................................        $ 4,924
     1999................................................          4,135
     2000................................................          3,999
     2001................................................          3,415
     2002................................................          3,410
     Thereafter..........................................          1,301
                                                                 -------
                                                                 $21,184
                                                                 =======

  Rent expense under all operating leases was approximately $6.1 million, $5 million, and $5.7 million for the years ended December 31, 1997, 1996 and 1995, respectively.

 Disclosure of Fair Value of Financial Instruments

  The methods and assumptions used to estimate the fair value of each class of financial instruments for which it is practicable are discussed below. The carrying amounts of cash and temporary investments approximate fair value because of the short maturity of these investments. The fair value of redeemable preferred stock and pollution-control facility and other notes is based on quoted market prices as of December 31, 1997 and 1996. The fair value of long-term obligations is based on quoted market prices for the same or similar issues, or on the current rates offered to the Company based on the weighted average life of each class of instruments.

  The estimated fair values of the Company's financial instruments as of December 31, 1997, and 1996 are as follows:

                                                  1997              1996
                                            ----------------- -----------------
                                            CARRYING   FAIR   CARRYING   FAIR
                                             AMOUNT   VALUE    AMOUNT   VALUE
                                            -------- -------- -------- --------
                                                  (DOLLARS IN THOUSANDS)
   Redeemable preferred stock.............. $ 46,528 $ 48,247 $ 60,528 $ 57,228
   Mortgage bonds..........................  421,000  421,151  421,000  415,578
   Medium-term notes.......................   43,000   43,378   68,000   67,667
   Pollution-control facility and other
    notes..................................   84,254   83,163   91,699   91,791

 Cumulative Preferred Stock

  Preferred-stock balances outstanding as of December 31, 1997, 1996 and 1995 were as follows:

                                        CURRENT SHARES
                                         OUTSTANDING     1997     1996     1995
                                        -------------- -------- -------- --------
                                                         (DOLLARS IN THOUSANDS,
                                                       EXCEPT PER SHARE AMOUNTS)
Preferred Stock--Not Subject to Manda-
 tory Redemption:
  $25 par value--authorized 2,000,000
   shares; outstanding:                       None     $    --  $    --  $    --
  $100 par value noncallable--
   authorized 5,713 shares;
   outstanding 6% voting..............       5,713          571      571      571
  $100 par value callable--authorized
   2,300,000* shares; outstanding:
    3.50% series (redeemable at $101).     220,000       22,000   22,000   22,000
    4.60% series (redeemable at $101).      30,000        3,000    3,000    3,000
    4.75% series (redeemable at $101).      50,000        5,000    5,000    5,000
    5.25% series (redeemable at $102).      50,000        5,000    5,000    5,000
    7 7/8% series (optional redemption
     after 9/1/97, at $100)...........     300,000       30,000   30,000   30,000
                                                       -------- -------- --------
      Preferred Stock--Not Subject to
       Mandatory Redemption...........                 $ 65,571 $ 65,571 $ 65,571
                                                       ======== ======== ========
Redeemable Preferred Stock--Subject to
 Mandatory Redemption:
  Flexible Money Market Preferred
   Stock, Series A--7.999% (395,275
   shares in 1997, 1996 and 1995).....     395,275       39,528   39,528   39,528
  8 7/8% series (redeemable at
   $101.97)...........................      70,000        7,000   21,000   35,000
                                                       -------- -------- --------
      Redeemable Preferred Stock--
       Subject to Mandatory
       Redemption.....................                 $ 46,528 $ 60,528 $ 74,528
                                                       ======== ======== ========

--------
* Total authorized $100 par value callable is 2,300,000 shares. Shares outstanding are classified as Not Subject to Mandatory Redemption and Subject to Mandatory Redemption.

  Sinking-fund provisions for the 8 7/8% Series Preferred Stock require the Company to redeem all shares at par plus an amount equal to dividends accrued to the redemption date on the basis of 70,000 shares annually commencing on July, 1996. The Company also has the non-cumulative right to redeem up to an equal amount of the respective number of shares annually, beginning in 1996, at par plus an amount equal to dividends accrued to the redemption date. The sinking-fund requirement for the five-year period ending December 31, 2000 is $7.0 million annually beginning in 1996. The Company redeemed $14 million of these shares at par in 1996 and 1997 pursuant to the mandatory and optional sinking-fund provisions.

  Sinking-fund provisions for the Flexible Money Market Preferred Stock, Series A, 7.999%, require the Company to redeem all shares at par plus an amount equal to dividends accrued to the redemption date on the basis of 90,000 shares annually beginning in October 1999. The Company also has the non-cumulative right to redeem up to an equal number of shares annually beginning in 1999, at par plus an amount equal to dividends accrued to the redemption date. The sinking-fund requirement for the five-year period ending December 31, 2000, is $9 million annually beginning in 1999. In 1995, the Company purchased 54,725 shares on the open market that may be used to reduce the sinking-fund requirement in 1999.

  Subsequent to year end, the Company called for redemption all of the outstanding 300,000 shares of its Preferred Stock 7 7/8% Series at a redemption price of $100 per share. No accrued dividends are being paid on the preferred stock since the redemption date is a regular dividend payment date.

 Interim Financing and Credit Agreements

  The Company uses funds obtained from short-term borrowing to provide initial financing for construction and other corporate purposes.

  To support its short-term capital requirements, on October 23, 1996, the Company entered into a $125 million Credit Agreement with several banks, with BankBoston, N.A., and The Bank of New York acting as agents for the lenders. The arrangement has two credit facilities: a $75 million, 364-day revolving credit facility that currently matures on October 21, 1998, and a $50-million, 3-year revolving credit facility that matures on October 22, 1999. Both credit facilities require annual fees on the total credit lines. The fees are based on the Company's credit ratings and allow for various borrowing options including LIBOR-priced, base-rate-priced and competitive-bid-priced loans. Access to commercial paper markets has been substantially precluded, as a result of the downgrading of the Company's credit ratings. The amount of outstanding short-term borrowing will fluctuate with day-to-day operational needs, the timing of long-term financing, and market conditions. The Company had $60 million outstanding as of December 31, 1997 under the 364-day revolving credit facility at 6.63%.

NOTE 8: QUARTERLY FINANCIAL DATA (UNAUDITED)

  Unaudited, consolidated quarterly financial data pertaining to the results of operations are shown below.

                                              QUARTER ENDED
                            --------------------------------------------------------
                             MARCH 31     JUNE 30       SEPTEMBER 30    DECEMBER 31
                            ------------ ------------  --------------  -------------
                             (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
   1997
     Electric operating
      revenues............. $    268,367 $    210,074    $    226,134   $    249,601
     Operating income......       27,513        8,881           7,394         19,491
     Net income (loss).....       16,027       (2,539)         (5,845)         5,779
     Earnings (loss) per
      common share*........          .43         (.15)           (.24)           .12
   1996
     Electric operating
      revenues............. $    274,139 $    216,358    $    228,987   $    247,562
     Operating income......       39,601       20,495          14,667         32,909
     Net income............       27,857        9,096           3,392         19,884
     Earnings per common
      share*...............          .78          .20             .04            .54
   1995
     Electric operating
      revenues............. $    263,312 $    202,584    $    217,872   $    232,248
     Operating income......       39,361        4,052          22,169         20,277
     Net income (loss).....       26,376       (8,619)         10,400          9,823
     Earnings (loss) per
      common share*........          .73         (.34)            .24            .23

--------
* Earnings per share are computed using the weighted-average number of common shares outstanding during the applicable quarter.

                PART II--INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Subsection 1 of Section 719 of the Maine Business Corporation Act empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, trustee, partner, fiduciary, employee or agent of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding; provided that no indemnification may be provided for any person with respect to any matter as to which he shall have been finally adjudicated not to have acted honestly or in the reasonable belief that his action was in or not opposed to the best interests of the corporation or its shareholders or, in the case of a person serving as a fiduciary of an employee benefit plan or trust, in or not opposed to the best interests of that plan or trust, or its participants or beneficiaries or, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order or conviction adverse to such person, or by settlement or plea of nolo contendere or its equivalent, shall not of itself create a presumption that such person did not act honestly or in the reasonable belief that his action was in or not opposed to the best interests of the corporation or its shareholders, or in the case of a person serving as a fiduciary of an employee benefit plan or trust, in or not opposed to the best interests of that plan or trust, or its participants or beneficiaries and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

  Section 719 further provides that to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Subsection 1 of Section 719, or in defense of any claim, issue or matter referred to therein, he shall be indemnified against expenses, including attorney's fees, actually and reasonably incurred by him in connection therewith; that the indemnification provided for by Section 719 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise; and that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, trustee, partner, fiduciary, employee or agent of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or other enterprise against any liability asserted against him and incurred by him in such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under Section 719.

  The By-Laws of the Registrant provide, in effect, that the Registrant will provide the indemnity described in Section 719 of the Maine Business Corporation Act, to the extent and under the circumstances described therein. The By-Laws also provide that the Registrant (i) shall have the power to purchase insurance on behalf of any director, officer, employee or agent against any liability and expenses incurred in connection with any proceedings to the extent permitted by applicable law, and (ii) may enter into indemnity agreements with any director, officer, employee or agent to the extent permitted by applicable law.

  Upon effectiveness of the Merger, the Registrant expects to have in effect liability insurance protecting its directors and officers against liability by reason of their being or having been directors or officers, as permitted by the By-Laws of the Registrant.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  (a) The following exhibits are filed herewith:

     2           Form of Agreement and Plan of Merger (Appendix I to the Proxy
                 Statement and Prsopectus).
     3(a)        Form of Amendment to Articles of Incorporation of HoldCo, Inc.
                 (Appendix II to the Proxy Statement and Prospectus).
     3(b)        Form of By-laws of HoldCo, Inc. (Appendix III to the Proxy
                 Statement and Prospectus).
     3(c)        Articles of Incorporation of Central Maine Power Company
                 ("Central Maine"), as amended (incorporated by reference to
                 Exhibit 3-1 of Central Maine's Annual Report on Form 10-K for
                 the year ended December 31, 1992 (File No. 1-5139), dated
                 March 19, 1993).
     3(d)        By-laws of Central Maine Power Company, as amended
                 (incorporated by reference to Exhibit A-4 of Central Maine's
                 Application and Declaration under the Public Utility Holding
                 Company Act of 1935 on Form U-1 (File No. 70-9183), dated
                 March 4, 1998).
     5(a)*       Opinion of Anne M. Pare, Esq.
     5(b) and 8* Opinion of LeBoeuf, Lamb, Greene & MacRae, L.L.P.
                 Consent of Anne M. Pare, Esq. (included as part of Exhibit
    23(a)*       5(a))
    23(b)*       Consent of LeBoeuf, Lamb, Greene & MacRae, L.L.P. (included as part of Exhibits 5(b) and 8).
    23(c)        Consent of Coopers & Lybrand L.L.P.
    24*          Power of Attorney.
    99*          Form of Proxy.

--------

*Previously filed with this Registration Statement.

  (b) The financial statement schedules are incorporated by reference from Central Maine Power Company's Annual Report on Form 10-K for the year ended December 31, 1997.

ITEM 22. UNDERTAKINGS.

  The undersigned Registrant hereby undertakes:

    (1) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (2) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

    (3) That every prospectus (i) that is filed pursuant to paragraph (2) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (4) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

    (5) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referred to in Item 20 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-4 AND HAS DULY CAUSED THIS PRE-EFFECTIVE AMENDMENT NO. 1 TO ITS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF AUGUSTA, MAINE, ON THE 10TH DAY OF APRIL, 1998.

                                          HoldCo, Inc.

                                                  /s/ David E. Marsh
                                          By __________________________________

                                            NAME:DAVID E. MARSH

                                            TITLE:CHIEF FINANCIAL OFFICER

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

             SIGNATURES                        TITLE                 DATE

                                       President and Chief
               *                        Executive Officer       April 10, 1998
-------------------------------------   and Director
         (DAVID T. FLANAGAN)            (Principal
                                        Executive Officer)

                                       Executive Vice
               *                        President and           April 10, 1998
-------------------------------------   Director
        (ARTHUR W. ADELBERG)

        /s/ David E. Marsh             Chief Financial
-------------------------------------   Officer and             April 10, 1998
          (DAVID E. MARSH)              Director (Principal
                                        Financial and
                                        Accounting Officer)

      /s/ David E. Marsh

*By ____________________________

 David E. Marsh

 as Attorney-in-Fact

 April 10, 1998

                                 EXHIBIT INDEX

   EXHIBIT
   NUMBER                                DESCRIPTION
   -------                               -----------
           2 Form of Agreement and Plan of Merger (Appendix I to the Proxy
             Statement and Prospectus).
        3(a) Form of Amendment to Articles of Incorporation of HoldCo, Inc.
             (Appendix II to the Proxy Statement and Prospectus).
        3(b) Form of By-laws of HoldCo, Inc. (Appendix III to the Proxy
             Statement and Prospectus).
        3(c) Articles of Incorporation of Central Maine Power Company, as
             amended (incorporated by reference to Exhibit 3-1 of Central
             Maine's Annual Report on Form 10-K for the year ended December 31,
             1992 (File No. 1-5139), dated March 19, 1993).
        3(d) By-laws of Central Maine Power Company, as amended (incorporated by reference to Exhibit A-4 of Central Maine's Application and
             Declaration under the Public Utility Holding Company Act of 1935 on Form U-1 (File No. 70-9183), dated March 4, 1998).
       5(a)* Opinion of Anne M. Pare, Esq.
 5(b) and 8* Opinion of LeBoeuf, Lamb, Greene & MacRae, L.L.P.
      23(a)* Consent of Anne M. Pare, Esq. (included as part of Exhibit 5(a)).
      23(b)* Consent of LeBoeuf, Lamb, Greene & MacRae, L.L.P. (included as part of Exhibits 5(b) and 8).
       23(c) Consent of Coopers & Lybrand L.L.P.
         24* Power of Attorney.
         99* Form of Proxy.

--------

   *Previously filed with this Registration Statement.